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Schedule (a)(1)(A)

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment dealer, stock broker, bank manager trust company manager, accountant, lawyer or other professional advisor. No securities regulatory authority has expressed an opinion about the securities that are subject to this Offer and it is an offence to claim otherwise.

This Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

July 19, 2007

YAMANA GOLD INC.
OFFER TO PURCHASE
all of the outstanding common shares of
MERIDIAN GOLD INC.
on the basis of 2.235 Yamana common shares
and Cdn$3.15 in cash (the "Offer Consideration")
for each common share of Meridian Gold Inc.

Yamana Gold Inc. (the "Offeror" or "Yamana") hereby offers (the "Offer") to purchase, on and subject to the terms and conditions of the Offer, all of the outstanding common shares of Meridian Gold Inc. ("Meridian"), which includes common shares that may become outstanding after the date of the Offer but before the expiry time of the Offer upon exercise of stock options ("Options") or other securities of Meridian that are convertible into or exchangeable or exercisable for common shares, together with the associated rights (the "SRP Rights") issued under the Shareholder Rights Plan of Meridian described under "Shareholder Rights Plan" in the accompanying Circular (collectively, the "Shares").

Each eligible holder of Shares (a "Shareholder") will receive the Offer Consideration in respect of all of the Shareholder's Shares deposited under the Offer, subject to adjustment for fractional shares. See Section 1 of the Offer.

The Offer will be open for acceptance until 8:00 p.m. (Toronto time) on August 27, 2007, unless the Offer is extended or withdrawn (the "Expiry Time").

The Offer is subject to certain conditions which are described under "Conditions of the Offer" in Section 4 of the Offer including, without limitation, there having been validly deposited pursuant to the Offer, and not withdrawn, at the Expiry Time that number of Shares which constitutes at least 66 2/3% of the Shares outstanding, calculated on a fully diluted basis, and that the conditions to the completion of the acquisition of all of the outstanding shares (the "Northern Orion Shares") of Northern Orion Resources Inc. ("Northern Orion") pursuant to a business combination agreement dated July 19, 2007 between Yamana and Northern Orion have been satisfied or waived. Subject to applicable Law (as defined in the enclosed Offer), the Offeror reserves the right to withdraw the Offer and to not take up and pay for any Shares deposited to the Offer unless each of the conditions of the Offer is satisfied or waived by the Offeror at or before the Expiry Time.

The Dealer Managers for the Offer are:

In Canada	In the United States

Genuity Capital Markets Canaccord Capital Corporation	Genuity Capital Markets USA Corp. Canaccord Adams Inc.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

        The Offer is being made for the securities of a Canadian issuer and by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare the Offer and Circular (as hereinafter defined) in accordance with the disclosure requirements of Canada. Shareholders should be aware that such requirements are different from those of the United States. The financial statements included or incorporated by reference herein have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

        Shareholders in the United States should be aware that the disposition of Shares and the acquisition of Yamana Common Shares by them as described herein may have tax consequences both in the United States and in Canada. Such consequences may not be fully described herein and such Shareholders are encouraged to consult their tax advisors. See "Canadian Federal Income Tax Considerations" in Section 23 of the Circular and "United States Federal Income Tax Considerations" in Section 24 of the Circular.

        The enforcement by Shareholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Offeror is incorporated under the laws of Canada, that some or all of its officers and directors may be residents of jurisdictions outside the United States, that the Canadian Dealer Managers for the Offer and some or all of the experts named herein may be residents of jurisdictions outside the United States and that all or a substantial portion of the assets of the Offeror and said persons may be located outside the United States.

        The Offeror has filed with the SEC a Registration Statement on Form F-10, and expects to mail this Offer and Circular to Shareholders concerning the proposed business combination with Meridian. SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND OFFER AND CIRCULAR AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by the Offeror will be available free of charge from the Offeror. You should direct requests for documents to the Vice President, Legal, General Counsel and Assistant Corporate Secretary of Yamana, 150 York Street, Suite 1102, Toronto, Ontario M5H 3S5, telephone 416-815-0220. To obtain timely delivery, such documents should be requested not later than August 20, 2007, five business days before the Expiry Date.

        THE SECURITIES OFFERED PURSUANT TO THE OFFER AND CIRCULAR HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY UNITED STATES STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY UNITED STATES SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

NOTICE TO SHAREHOLDERS IN THE UNITED KINGDOM

        This Offer and Circular does not constitute a prospectus for the purposes of the Prospectus Rules published by the Financial Services Authority of the United Kingdom (the "FSA"). Accordingly, this Offer and Circular have not been, and will not be, approved by the FSA or by London Stock Exchange plc. No action has been or is intended to be taken by Yamana or by Genuity Capital Markets or Canaccord Capital Corporation, or any of their affiliated entities, that would permit a public offer of Yamana Common Shares to be made in the United Kingdom, which would require an approved prospectus to be made available to the public in the United Kingdom (in accordance with the United Kingdom Financial Services and Markets Act 2000 ("FSMA") and the Prospectus Rules (as hereinafter defined)) before such an offer was made. Accordingly, as regards Shareholders resident in, or receiving the Offer or the Offer and Circular in, the United Kingdom ("UK Shareholders"), the Offer is only being made to or directed at, and deposits of Shares will only be accepted from, a UK Shareholder who is, and is able to establish to the satisfaction of the Offeror that it is: (i) a Qualified Investor acting as principal; (ii) a Qualified Investor which operates in the financial markets acting on behalf of a person, not being a Qualified Investor, on a discretionary basis concerning the acceptance of offers on that person's behalf; or (iii) acting on behalf, and on the instructions, of a Qualified Investor (in which case the Offer is made to or directed at that Qualified Investor). In addition, in the United Kingdom, this Offer and Circular

i

are being distributed only to, and are directed only at, Qualified Investors (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and Qualified Investors falling within Article 49(2)(a) to (d) of the Order. A "Qualified Investor" is (i) a legal entity which is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (ii) a legal entity which has two or more of: (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, in each case as shown in its last annual or consolidated accounts; (iii) a person entered on the register of Qualified Investors maintained by the FSA for this purpose pursuant to section 87R of FSMA; or (iv) an investor authorized by an European Economic Area ("EEA") State other than the United Kingdom to be considered as a qualified investor for the purposes of the Prospectus Directive (as defined herein), in each case within the meaning and as more particularly described in section 86(7) of FMSA. Accordingly, any UK Shareholder purporting to accept the Offer must provide supporting evidence satisfactory to the Offeror that it is entitled to do so, and the Offeror shall in its sole discretion be entitled to reject any such purported acceptance of the Offer, as further described in this document and in the Letter of Transmittal. Shareholders receiving the Offer in the United Kingdom should consult with their legal advisers to determine whether they (or any person on whose behalf they act) are able to receive and accept the Offer. Further details in connection with the Offer and its acceptance by UK Shareholders are set out in this Offer and Circular.

        The Yamana Common Shares are listed on the Toronto Stock Exchange ("TSX") under the symbol "YRI" and the New York Stock Exchange ("NYSE") under the stock symbol "AUY". The Yamana Common Shares also trade on the London Stock Exchange under the symbol "YAU". The Shares are listed on the TSX under the stock symbol "MNG" and the NYSE under the stock symbol "MDG".

        On June 27, 2007, the last trading day prior to the Offeror's announcement after the close of market of its intention to make the Offer, the closing price of the Shares on the TSX was Cdn$26.21 and on the NYSE was US$24.40 and the closing price of the Yamana Common Shares on the TSX was Cdn$13.02 and on the NYSE was US$12.14. The Offer Consideration represents a premium of approximately 23.3% over the closing price of the Shares on the TSX on June 27, 2007 (the date of the Offeror's announcement of its intention to make the Offer). The Offer Consideration also represents a premium of approximately 24.6% over the average closing price of the Shares on the TSX for the 20 trading days immediately preceding the Offeror's announcement of its intention to make the Offer (based on the average closing prices of the Yamana Common Shares on the TSX for the 20 trading days ending June 27, 2007).

        The Offer is not being made to or directed at, and deposits of Shares will not be accepted from, any UK Shareholder (as defined) that is not an Eligible UK Shareholder (as hereinafter defined).

        For a discussion of risks and uncertainties to consider in assessing the Offer, see "Business Combination Risks" in Section 8 of the Circular and the risks described in the Offeror's Annual Information Form/Form 40-F for the year ended December 31, 2006, as amended, which is incorporated by reference in the Offer and Circular.

        Shareholders who wish to accept the Offer must properly complete and execute the accompanying letter of transmittal (printed on yellow paper in the case of all Shareholders other than Eligible UK Shareholders and on green paper in the case of Eligible UK Shareholders) (the "Letter of Transmittal") or a manually signed facsimile thereof and deposit it, together with certificates representing their Shares and all other required documents, with Kingsdale Shareholder Services Inc. (the "Depositary" and the "Information Agent"), at the office set out in the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may (1) accept the Offer in the United States by following the procedures for book-entry transfer of Shares described under "Manner of Acceptance — Acceptance by Book-Entry Transfer in the United States" in Section 3 of the Offer; or (2) accept the Offer where the certificates representing the Shares are not immediately available, or if the certificates and all of the required documents cannot be provided to the Depositary before the Expiry Time, by following the procedures for guaranteed delivery described under "Manner of Acceptance — Procedure for Guaranteed Delivery" in Section 3 of the Offer using the accompanying notice of guaranteed delivery (the "Notice of Guaranteed Delivery") (printed on pink paper) or a facsimile thereof. Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Shares directly with the Depositary or if they make use of the services of a member of the Soliciting Dealer Group to accept the Offer.

        Questions and requests for assistance may be directed to the Dealer Managers, the Depositary and the Information Agent for the Offer. Additional copies of the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Dealer Managers or the Depositary and Information Agent at their respective addresses shown on the last page of this document.

        This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

        This Offer and Circular, including the Schedules attached hereto, the pro forma consolidated financial statements of the Offeror and some of the information incorporated by reference in this Offer and Circular, contains "forward-looking statements" and "forward-looking information" under applicable United States and Canadian securities laws concerning the proposed transaction and the business, operations and financial performance and condition of the Offeror, Northern Orion and Meridian (collectively, the "Combined Company") and estimated production and mine life of the various mineral projects of the Offeror, Northern Orion or Meridian. Statements concerning mineral reserve and resource estimates may also be deemed to constitute forward-looking statements to the extent they involve estimates of the mineralization that will be encountered if the property is developed. Except for statements of historical fact relating to the companies, certain information contained herein constitutes forward-looking statements. Forward-looking statements are frequently characterized by words such as "plan," "expect," "project," "intend," "believe," "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are based on a number of assumptions and subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. Assumptions upon which such forward-looking statements are based include that the Offeror will be successful in acquiring 100% of the issued and outstanding Meridian shares, that the shareholders of Northern Orion will approve the Northern Orion Transaction, that all required third party regulatory and governmental approvals to the transactions will be obtained and all other conditions to completion of the transactions will be satisfied or waived. Many of these assumptions are based on factors and events that are not within the control of the Offeror and there is no assurance they will prove to be correct. Factors that could cause actual results to vary materially from results anticipated by such forward-looking statements include changes in market conditions, variations in ore grade or recovery rates, risks relating to international operations, fluctuating metal prices and currency exchange rates, changes in project parameters, the possibility of project cost overruns or unanticipated costs and expenses, labour disputes and other risks of the mining industry, failure of plant, equipment or processes to operate as anticipated, the Yamana Common Shares issued in connection with the Offer having a market value lower than expected, the businesses of the Offeror, Meridian and Northern Orion not being integrated successfully or such integration may be more difficult, time-consuming and costly than expected and the expected combined benefit from the Northern Orion Transaction and/or the Offer not being fully realized or realized within the expected time frame. See "Strategic Rationale" in Section 5 of the Circular, "Purpose of the Offer" in Section 6 of the Circular, "Plans for Meridian" in Section 6 of the Circular and "Business Combination Risks" in Section 8 of the Circular as well as those risk factors discussed or referred to in the annual Management's Discussion and Analysis and Annual Information Form for each of the Offeror, Northern Orion and Meridian filed with the securities regulatory authorities in all provinces of Canada and available under each of the company's respective profiles at www.sedar.com, and the Annual Report on Form 40-F of each of the Offeror, Northern Orion and Meridian filed with the United States Securities and Exchange Commission (the "SEC") under each of the company's respective profile at www.sec.gov. These factors are not intended to represent a complete list of the factors that could affect the Offeror and the combination of the Offeror, Meridian and Northern Orion. Additional factors are noted elsewhere in the Offer and Circular and in the documents incorporated by reference.

        Although the Offeror has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. The Offeror undertakes no obligation to update forward-looking statements if circumstances or management's estimates or opinions should change except as required by applicable securities laws. The reader is cautioned not to place undue reliance on forward-looking statements. Any forward-looking statements of facts related to Meridian are derived from Meridian's publicly filed reports.

INFORMATION CONCERNING MERIDIAN

        Except as otherwise indicated, the information concerning Meridian contained in this Offer and Circular, has been taken from or is based upon publicly available documents and records on file with the SEC, the Canadian securities regulatory authorities and other public sources. Meridian has not reviewed this Offer and Circular and has not confirmed the accuracy and completeness of the information in respect of Meridian contained herein. Although the Offeror has no knowledge that would indicate that any statements contained herein concerning Meridian taken from or based upon such documents and records are untrue or incomplete, neither the Offeror nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of Meridian's financial statements, or for any failure by Meridian to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Meridian.

INFORMATION CONCERNING NORTHERN ORION

        Except as otherwise indicated, the information concerning Northern Orion contained in this Offer and Circular, including information incorporated herein by reference, has been taken from or is based upon publicly available documents and records on file with the SEC, the Canadian securities regulatory authorities and other public sources. Northern Orion has reviewed this Offer and Circular and confirmed the accuracy and completeness of the information in respect of Northern Orion herein. Although the Offeror has no knowledge that would indicate that any statements contained herein concerning Northern Orion taken from or based upon such documents and records are untrue or incomplete, neither the Offeror nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of Northern Orion's financial statements, or for any failure by Northern Orion to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Northern Orion.

NOTICE TO HOLDERS OF OPTIONS

        The Offer is made only for Shares and is not made for any Options exercisable to acquire Shares. Any holder of Options who wishes to accept the Offer should, to the extent permitted by the terms of the security and applicable Law, exercise the Options in order to obtain certificates representing Shares and deposit those Shares pursuant to the Offer. Any such exercise must be completed sufficiently in advance of the Expiry Time to assure the holder of such Options will have certificates representing the Shares received on such exercise available for deposit before the Expiry Time, or in sufficient time to comply with the procedures referred to under "Manner of Acceptance — Procedure for Guaranteed Delivery" in Section 3 of the Offer. If a holder of Options does not exercise such Options before the Expiry Time, such Options will remain outstanding in accordance with their terms and conditions, including with respect to term to expiry, vesting and exercise prices, except that, to the extent permitted, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, an option to acquire Shares will become an option or right to acquire a number of Yamana Common Shares, as determined in accordance with the terms of the Option. The tax consequences to holders of Options of exercising their Options are not described in "Canadian Federal Income Tax Considerations" in Section 23 of the Circular or "United States Federal Income Tax Considerations" in Section 24 of the Circular. Holders of the

Options should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their Options.

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

        Unless otherwise indicated, all references to "Cdn$", "$" or "dollars" in this Offer and Circular refer to Canadian dollars and all references to "US$" in this Offer and Circular refer to United States dollars. Yamana's financial statements that are incorporated by reference herein are reported in United States dollars and are prepared in accordance with Canadian GAAP. Financial statements of Desert Sun Mining Corp. ("DSM") that are incorporated herein by reference are reported in Canadian dollars and are prepared in accordance with Canadian GAAP. Financial statements of Northern Orion that are incorporated herein by reference are reported in United States dollars and are prepared in accordance with Canadian GAAP. Certain of the financial information in the financial statements is reconciled to US GAAP. For a discussion of the material measurement differences between US GAAP and Canadian GAAP: (i) in the context of Yamana, see Note 30 to Yamana's audited consolidated financial statements as at and for the year ended December 31, 2006; (ii) in the context of Viceroy, see Note 11 to Viceroy's audited consolidated financial statements as at and for the year ended December 31, 2005; and (iii) in the context of Northern Orion, see Note 16 to Northern Orion's audited consolidated financial statements as at and for the year ended December 31, 2006.

NOTE CONCERNING MINERAL RESOURCE CALCULATIONS

        Information in this Offer and Circular, by incorporation by reference or otherwise, and disclosure documents of Yamana and Northern Orion that are filed with securities regulatory authorities concerning mineral properties have been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of United States securities laws.

        Without limiting the foregoing, these documents use the terms "measured resources", "indicated resources" and "inferred resources". United States investors are advised that, while such terms are recognized and required by Canadian securities laws, the SEC does not recognize them. Under United States standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher category. Therefore, United States investors are also cautioned not to assume that all or any part of the inferred resources exist, or that they can be mined legally or economically. Disclosure of contained ounces is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report resources as in place tonnage and grade without reference to unit measures. Accordingly, information concerning descriptions of mineralization and resources contained in these documents may not be comparable to information made public by United States companies subject to the reporting and disclosure requirements of the SEC.

        National Instrument 43-101 Standards of Disclosure for Mineral Projects ("NI 43-101") is a rule developed by the Canadian Securities Administrators, which established standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all resource estimates contained in this Offer and Circular, by incorporation by reference or otherwise, have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System.

v

EXCHANGE RATES

        On June 27, 2007, the date of the announcement of the Offeror's intention to make the Offer, the exchange rate for one US dollar expressed in Canadian dollars based upon the noon buying rates provided by the Bank of Canada was $1.0702.

        The closing, high, low and average exchange rates for the US dollar in terms of Canadian dollars for the three months ended March 31, 2007, and the calendar years ended December 31, 2006, December 31, 2005 and December 31, 2004, as reported by the Bank of Canada, were as follows:

	Three Months Ended March 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004
Closing	$1.15	$1.17	$1.16	$1.20
High	1.19	1.17	1.27	1.40
Low	1.15	1.10	1.15	1.18
Average(1)	1.17	1.13	1.21	1.30

(1)
Calculated as an average of the daily noon rates for each period.

        On July 18, 2007, the noon rate of exchange as reported by the Bank of Canada for one US dollar expressed in Canadian dollars was $1.0437.

SUMMARY TERM SHEET

        The following are some of the questions that you, as a Shareholder of Meridian, may have and the answers to those questions. This summary term sheet is not meant to be a substitute for the information contained in the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. Therefore, we urge you to carefully read the entire Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery prior to making any decision regarding whether or not to tender your Shares. We have included cross-references in this summary term sheet to other sections of the Offer and Circular where you will find more complete descriptions of the topics mentioned in this summary term sheet. Unless otherwise defined herein, capitalized terms have the meanings assigned to them in the Definitions.

WHAT IS THE OFFER?

        Yamana Gold Inc. is offering to purchase all the outstanding Shares of Meridian on the basis of 2.235 Yamana Common Shares and $3.15 in cash for each Share.

        The Offer is not being made to or directed at, and deposits of Shares will not be accepted from, any UK Shareholder that is not an Eligible UK Shareholder.

        See "The Offer" in Section 1 of the Offer.

WHO IS OFFERING TO PURCHASE MY SHARES?

        Our name is Yamana Gold Inc. We are a corporation organized under the laws of Canada. We are an intermediate gold producer engaged in the acquisition, exploration, development and operation of precious metal and copper mining properties, with significant gold production, a growth pipeline consisting of several development stage gold properties, exploration properties and land positions in Brazil, Argentina, Honduras and elsewhere in Central America. Our management plans to continue to build on this base through the advancement of its development and exploration properties and by selectively targeting other gold consolidation opportunities in the Americas.

        See "The Offeror" in Section 1 of the Circular.

WHAT ARE THE CLASSES OF SECURITIES SOUGHT IN THE OFFER?

        We are offering to purchase all the outstanding common shares of Meridian and the associated rights under Meridian's shareholder rights plan. This includes Shares that may become outstanding after the date of this Offer, but before the expiration of the Offer, upon exercise of stock options of Meridian that are exercisable for Shares.

        The Offer is not being made to or directed at, and deposits of Shares will not be accepted from, any UK Shareholder that is not an Eligible UK Shareholder.

        See "The Offer" in Section 1 of the Offer.

HOW MANY SHARES ARE YOU SEEKING TO PURCHASE, AT WHAT PRICE AND WHAT IS THE FORM OF PAYMENT?

        We are offering to purchase all of the outstanding Shares on the basis of 2.235 Yamana Common Shares and $3.15 in cash for each Share. The Offer Consideration represents a premium of approximately 23.3% over the closing price of the Shares on the TSX on June 27, 2007 (the date of the announcement of our intention to make the Offer). The Offer Consideration also represents a premium of approximately 24.6% over the average closing price of the Shares on the TSX for the 20 trading days immediately preceding the announcement of our intention to make the Offer (based on the average closing price of the Yamana Common Shares on the TSX for the 20 trading days ending June 27, 2007).

        See "The Offer" in Section 1 of the Offer.

WHAT IS THE NORTHERN ORION TRANSACTION?

        We have entered into a business combination agreement with Northern Orion Resources Inc., a corporation organized under the laws of the Province of British Columbia, pursuant to which, we have agreed to acquire 100% of the issued and outstanding common shares of Northern Orion, on the basis of 0.543 of a Yamana Common Share and $0.001 in cash for each Northern Orion Share purchased. Holders of Northern Orion stock options and warrants will be entitled to receive, or will receive a security in exchange for such security holdings, that will entitle them to receive, on exercise 0.543 of a Yamana Common Share (plus $0.001 in cash in respect of the warrants and certain options) in lieu of a Northern Orion Share and otherwise on the same terms as the original security.

        The proposed business combination with Northern Orion is currently proposed to be completed by way of a plan of arrangement between Yamana (or a wholly-owned subsidiary of Yamana) and Northern Orion pursuant to the BCBCA.

        The completion of the Northern Orion Transaction is a condition to the Offer.

        See "Northern Orion — Northern Orion Agreement" in Section 3 of the Circular and "Conditions of the Offer" in Section 4 of the Offer.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

        If you are the owner of record of your Shares and you tender your Shares to the Offer by depositing the Shares directly with the Depositary or you use the services of a member of the Soliciting Dealer Group to accept the Offer, you will not have to pay any brokerage or similar fees or commissions. However, if you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for that service. You should consult your broker or nominee to determine whether any charges will apply.

        See "Other Matters Relating to the Offer" in Section 25 of the Circular.

WHY ARE YOU MAKING THIS OFFER?

        We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, Meridian. If we complete the Offer but do not then own 100% of Meridian, we intend to acquire any Shares not deposited to the Offer in a second-step transaction. This second-step transaction would likely take the form of a Compulsory Acquisition (as hereinafter defined) or a Subsequent Acquisition Transaction (as hereinafter defined).

        See "Purpose of the Offer" in Section 6 of the Circular and "Acquisition of Shares Not Deposited Pursuant to the Offer" in Section 22 of the Circular.

DO YOU HAVE THE CASH RESOURCES TO PAY FOR THE SHARES?

        Yes. We intend to use a loan from Northern Orion of US$200 million to pay a portion of the cash consideration of the Offer. Northern Orion has agreed to make this loan whether or not the Northern Orion Transaction is completed. The approximate US$105 million balance of the cash portion of the Offer Consideration will be funded from internally generated cash and/or our US$200 million revolving credit facility, which the lenders have agreed to increase to US$300 million subject to the completion of definitive documentation.

        See "Source of Funds" in Section 9 of the Circular.

WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

        The Offer is subject to a number of conditions, including:

  1.
  Shareholders must validly tender and not withdraw before the expiration of the Offer that number of Shares representing at least 66 2/3% of the total number of outstanding Shares on a fully diluted basis.

  2.
  The conditions to the completion of the Northern Orion Transaction must be satisfied or waived.

  3.
  The absence of any circumstances on or after June 27, 2007 leading to a Material Adverse Effect on Meridian.

  4.
  Meridian's board of directors must waive our acquisition of Shares under the Offer as a triggering event under Meridian's Shareholder Rights Plan or we must be satisfied that such rights have been invalidated or are otherwise inapplicable to the Offer and any proposed second-step transaction.

  5.
  Obtaining all government or regulatory approvals, permits or consents or waiting or suspensory periods that are necessary or advisable to complete the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction.

  6.
  The Offeror shall have been provided with, or been given access to, in a timely manner, all non-public information and data relating to Meridian, including without limitation access to Meridian's mineral project site, and the Offeror shall be satisfied upon completion of its review of such information and data and upon the advice of its legal counsel, that such information and data does not reveal a change, event, occurrence or state of facts that is or would reasonably be expected to have a Material Adverse Effect on Meridian or any of its affiliates, either individually or collectively, whether or not the Offer were completed.

  7.
  Meridian shall not undertake any transaction that would prevent us from obtaining, if otherwise available, the maximum "bump" in the tax cost of certain assets of Meridian under Canadian tax laws, to the extent available.

        A detailed summary of Meridian's shareholder rights plan can be found in "Shareholder Rights Plan" in Section 21 of the Circular. Furthermore, a detailed summary of the principal regulatory approvals required in connection with the Offer can be found in "Regulatory Matters" in Section 20 of the Circular. The Offer is subject to certain other conditions in addition to those above. A more detailed discussion of the conditions to the consummation of the Offer can be found in "Conditions to the Offer" in Section 4 of the Offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER TO THE OFFER?

        You have until the expiration date of the Offer to tender. The Offer is scheduled to expire at 8:00 p.m. (Toronto time) on August 27, 2007, unless it is extended or withdrawn.

        See "Time for Acceptance" in Section 2 of the Offer.

CAN YOU EXTEND THE OFFER?

        We can elect, at any time, to extend the Offer. If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension in compliance with applicable Canadian and US law.

        See "Extension, Variation or Change in the Offer" in Section 5 of the Offer.

HOW DO I ACCEPT THE OFFER AND TENDER MY SHARES?

        You can accept the Offer by delivering to the Depositary before the expiration of the Offer (1) the certificate(s) representing the Shares in respect of which the Offer is being accepted, (2) a Letter of Transmittal in the form accompanying the Offer and Circular properly completed and duly executed as required by the instructions set out in the Letter of Transmittal, and (3) all other documents required by the instructions set out in the applicable Letter of Transmittal.

        If you cannot deliver all of the necessary documents to the Depositary in time, you may be able to complete and deliver to the Depositary the enclosed Notice of Guaranteed Delivery, provided you are able to comply fully with its terms.

        If you are a US Shareholder, you may also accept the Offer pursuant to the procedures for book-entry transfer detailed in the Offer and Circular and have your Shares tendered by your nominee through The Depository Trust Company.

        Shareholders are invited to contact the Depositary and Information Agent, in accordance with the contact information set out on the last page of this document, for further information regarding how to accept the Offer.

        See "Manner of Acceptance" in Section 3 of the Offer.

IF I ACCEPT THE OFFER, WHEN WILL I BE PAID?

        If the conditions of the Offer are satisfied or waived, and if we consummate the Offer and take up your Shares, you will receive payment for the Shares you tendered promptly and in any event no later than either the tenth day after the expiration of the Offer or three Business Days after the Shares are accepted.

        See "Take up of and Payment for Deposited Shares" in Section 6 of the Offer.

CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

        You may withdraw all or a portion of your tendered Shares:

  1.
  at any time when your Shares have not been taken up by us;

  2.
  if your Shares have not been paid for by us within three Business Days after having been taken up;

  3.
  up until the tenth day following the day we file a notice announcing that we have changed or varied our Offer unless, among other things, prior to filing the notice we had taken up your Shares or the change in our Offer consists solely of an increase in the consideration we are offering and the Offer is not extended for more than ten days; or

  4.
  if we have not taken up your Shares within 60 days of the commencement of the Offer, at any time after the 60-day period until we do take up your Shares.

        See "Right to Withdraw Deposited Shares" in Section 7 of the Offer.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

        To withdraw Shares that have been tendered, you must deliver a written notice of withdrawal, with the required information, to the Depositary while you still have the right to withdraw the Shares.

        See "Right to Withdraw Deposited Shares" in Section 7 of the Offer.

WHAT DOES MERIDIAN'S BOARD OF DIRECTORS THINK OF THE OFFER?

        Following the announcement of our proposal to Meridian to complete a combination with Meridian and Northern Orion, the Board of Directors of Meridian announced that it would consider the announcement and any formal offer made. Subsequently, Meridian announced that its Board of Directors had reviewed the proposal with its management team and financial and legal advisors and, based on the information available as of such date, the Board of Directors determined that the announced proposal does not provide a basis to enter into discussions with us. The Board of Directors noted that no formal offer had been made and that if and when a formal offer is commenced, the Board of Directors would review such offer in due course and communicate with Shareholders of Meridian as appropriate.

IF I DO NOT TENDER BUT THE OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY SHARES?

        If the conditions of the Offer are otherwise satisfied or waived and we take up and pay for the Shares validly deposited pursuant to the Offer, we intend to acquire any Shares not deposited to the Offer:

  1.
  by Compulsory Acquisition, if at least 90% of the outstanding Shares are validly tendered pursuant to the Offer and not withdrawn; or

  2.
  by a Subsequent Acquisition Transaction on the same terms as such Shares were acquired under the Offer, if a Compulsory Acquisition is not available or if we decide not to proceed with a Compulsory Acquisition.

        See "Purpose of the Offer" in Section 6 of the Circular and "Acquisition of Shares Not Deposited Pursuant to the Offer" in Section 22 of the Circular.

FOLLOWING THE OFFER, WILL MERIDIAN CONTINUE AS A PUBLIC COMPANY?

        Depending upon the number of Shares purchased pursuant to the Offer, it is possible the Shares will fail to meet the criteria for continued listing on the TSX and/or the NYSE. If this were to happen, the Shares could be delisted on one or more of these exchanges and this could, in turn, adversely affect the market or result in a lack of an established market for the Shares.

        If we acquire 100% of the Shares, and if permitted under applicable securities laws, it is our intention to apply to delist the Shares from the exchanges listed above as soon as practicable after completion of the Offer or a Compulsory Acquisition or Subsequent Acquisition Transaction. In addition, Meridian may cease to be required to comply with the rules of the Canadian securities regulatory authorities and the SEC's rules governing publicly held companies.

        See "Effect of the Offer on the Market for Shares; Stock Exchange Listing and Public Disclosure" in Section 19 of the Circular.

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?

        The completion of either a Compulsory Acquisition or a Subsequent Acquisition Transaction may result in Shareholders having the right to dissent and demand payment of the fair value of their Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to judicial determination of the fair value required to be paid to such dissenting Shareholders for their Shares.

        See "Acquisition of Shares Not Deposited Pursuant to the Offer" in Section 22 of the Circular.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

        On June 27, 2007, which is the last trading day prior to our announcement after the close of market of our intention to make the Offer, the closing price of the Shares on the TSX was $26.21 and on the NYSE was US$24.40. We urge you to obtain a recent quotation for the Shares before deciding whether or not to tender your Shares.

        See "Certain Information Concerning Meridian and Its Shares — Price Range and Trading Volumes of the Shares" in Section 18 of the Circular.

HOW WILL CANADIAN RESIDENTS AND NON-RESIDENTS OF CANADA BE TAXED FOR CANADIAN FEDERAL INCOME TAX PURPOSES?

        A Shareholder who is resident in Canada, who is not exempt from tax, who holds Shares as capital property and who disposes of such Shares to us under the Offer (subject to entering into a joint election with us to obtain a full or partial tax deferral when available as described under "Canadian Federal Income Tax Considerations" in Section 23 of the Circular) will be considered to have disposed of the Shares on a taxable basis and will realize a capital gain (or capital loss). Generally, Shareholders who are not resident in Canada for purposes of the Tax Act will not be subject to tax under the Tax Act in respect of any capital gain realized on the sale of Shares to us under the Offer unless those Shares constitute "taxable Canadian property" (within the meaning of the Tax Act) to such Shareholders and the gain is not otherwise exempt from tax under the Tax Act pursuant to an exemption contained in an applicable income tax treaty or convention. An Eligible Holder who disposes of Shares and who elects the Rollover Option (as hereinafter defined) in the Letter of Transmittal may, depending upon the circumstances, obtain a full or partial tax-deferred rollover in respect of a disposition of Shares by entering into a joint election with us and filing such election with the CRA (and any appropriate provincial tax authority) under Section 85 of the Tax Act (and the corresponding provisions of any applicable provincial tax legislation) specifying therein an elected amount in accordance with certain limitations provided for in the Tax Act (and in any applicable provincial legislation).

        We urge you to read carefully the section entitled "Canadian Federal Income Tax Considerations" in Section 23 of the Circular and to consult your own tax advisor as to the particular tax consequences to you of the Offer.

HOW WILL US TAXPAYERS BE TAXED FOR US FEDERAL INCOME TAX PURPOSES?

        Subject to the results of due diligence and depending on a number of factors, Yamana intends, to the extent possible and consistent with Yamana's business objectives, to structure the Acquisition (as defined under "United States Federal Income Tax Considerations" in Section 24 of the Circular) as a tax-deferred reorganization. If the Acquisition is structured as a tax-deferred reorganization, subject to the application of the PFIC rules, the US Holders of Meridian Shares would not recognize a gain or loss for US federal income tax purposes on the exchange of the Shares for Yamana Common Shares and cash pursuant to the Acquisition, except that gain (but not loss) realized would be recognized to the extent of the cash received. There can be no assurance that Yamana will structure the Acquisition as a tax-deferred reorganization. In addition, there can be no assurance that the Internal Revenue Service would not challenge the qualification of the Acquisition as a tax-deferred reorganization for US federal income tax purposes or that, if challenged, a US court would not agree with the Internal Revenue Service.

        If the transaction does not qualify as a tax-deferred reorganization, subject to the application of the PFIC rules, a Shareholder who is a citizen of or resident of the United States for tax purposes, who holds Shares as capital property and who disposes of their Shares to us under the Offer, will generally recognize a gain or loss in an amount equal to the difference, if any, between (i) the fair market value of any Yamana Common Shares received by the Shareholder pursuant to the Offer plus the amount of any cash received, and (ii) the adjusted tax basis of the Shareholder in the Shares disposed of to us.

        The foregoing is a brief summary of United States federal income tax consequences only and is qualified by the more detailed general description of United States federal income tax considerations under "United States Federal Income Tax Considerations" in Section 24 of the Circular. Shareholders are urged to consult their own tax advisors to determine the particular United States federal income tax consequences to them of a sale of Shares pursuant to the Offer or a Compulsory Acquisition or a disposition of Shares pursuant to any Subsequent Acquisition Transaction.

WHOM CAN I CALL WITH QUESTIONS?

        You may contact Kingsdale Shareholder Services Inc. ("Kingsdale"), Genuity Capital Markets and Canaccord Capital Corporation at their respective telephone numbers and locations set out on the back page of this Offer and Circular. Kingsdale is acting as the Depositary and the Information Agent; Genuity Capital Markets and Canaccord Capital Corporation are acting as Dealer Managers in Canada; and Genuity Capital Markets USA Corp. and Canaccord Adams Inc. are acting as Dealer Managers in the United States.

SUMMARY OF THE OFFER

        The following is a summary only and Shareholders are urged to read the Offer and the Circular in their entirety. Capitalized terms used in this summary, where not otherwise defined herein, are defined in the Section entitled "Definitions". The information concerning Meridian and Northern Orion contained herein and in the Offer and Circular has been taken from or is based upon publicly available documents or records of each of Meridian and Northern Orion on file with the SEC and Canadian securities regulatory authorities and other public sources at the time of the Offer. Although the Offeror has no knowledge that would indicate that any statements contained herein relating to Meridian or Northern Orion taken from or based upon such documents and records are untrue or incomplete, neither the Offeror nor any of its officers or directors assumes any responsibility for the accuracy or completeness of the information relating to Meridian or Northern Orion taken from or based upon such documents and records, or for any failure by Meridian or Northern Orion to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to the Offeror.

The Offer

        The Offeror hereby offers to purchase, on and subject to the terms and conditions of the Offer, all of the outstanding Shares, which includes Shares that may become outstanding after the date of the Offer but before the Expiry Time upon exercise of any Options of Meridian exercisable for Shares, on the basis of 2.235 Yamana Common Shares and $3.15 in cash for each Share (the "Offer Consideration").

        Each Shareholder will receive the Offer Consideration in respect of all of the Shareholder's Shares deposited under the Offer, subject to adjustment for fractional shares.

        The Offer Consideration represents a premium of approximately 23.3% over the closing price of the Shares on the TSX on June 27, 2007 (the date of the Offeror's announcement after the close of market of its intention to make the Offer). The Offer Consideration also represents a premium of approximately 24.6% over the average closing price of the Shares on the TSX for the 20 trading days immediately preceding the Offeror's announcement of its intention to make the Offer (based on the average closing price of the Yamana Common Shares on the TSX for the 20 trading days ending June 27, 2007).

        The Offer is made only for Shares and is not made for Options. Any holder of such Options who wishes to accept the Offer should, to the extent permitted by the terms of the security and applicable Law, exercise the Options in order to obtain certificates representing Shares and deposit those Shares pursuant to the Offer.

        The Offer is not being made to or directed at, and deposits of Shares will not be accepted from, any UK Shareholder that is not an Eligible UK Shareholder.

        No fractional Yamana Common Shares will be issued pursuant to the Offer. Where a Shareholder is to receive Yamana Common Shares as consideration under the Offer and the aggregate number of Yamana Common Shares to be issued to such Shareholder would result in a fraction of a Yamana Common Share being issuable, the number of Yamana Common Shares to be received by such Shareholder will either be rounded up (if the fractional interest is 0.5 or more) or down (if the fractional interest is less than 0.5) to the nearest whole number, as described in Section 1 of the Offer.

        Shareholders who are Eligible Holders and who elect the Rollover Option in the Letter of Transmittal, may make a joint tax election with the Offeror to obtain a full or partial tax deferred exchange for Canadian federal income tax purposes. See "Canadian Federal Income Tax Considerations" in Section 23 of the Circular.

        The obligation of the Offeror to take up and pay for Shares pursuant to the Offer is subject to certain conditions. See "Conditions of the Offer" in Section 4 of the Offer.

The Offeror

        The Offeror is an intermediate gold producer engaged in the acquisition, exploration, development and operation of precious metal and copper mining properties, with significant gold production, a growth pipeline consisting of several development stage gold properties, exploration properties and land positions in Brazil, Argentina, Honduras and elsewhere in Central America. The Offeror's principal product is gold, with gold production forming a significant part of revenues. The Offeror began producing copper-gold concentrate in the first quarter of 2007, and the sale of this concentrate to a number of smelters, refineries and copper financing companies is now adding significantly to the revenues and cash flow of Yamana.

        The Yamana Common Shares are listed on the Toronto Stock Exchange ("TSX") under the symbol "YRI" and the New York Stock Exchange ("NYSE") under the stock symbol "AUY". The Yamana Common Shares also trade on the London Stock Exchange (the "LSE") under the symbol "YAU". On June 27, 2007, which was the last trading day prior to the Offeror's announcement after the close of market of its intention to make the Offer, the closing price of the Yamana Common Shares on the TSX was $13.02 and on the NYSE was US$12.14.

        See "The Offeror" in Section 1 of the Circular.

Meridian

        Meridian has been engaged in mining and the exploration of gold and other precious metals since 1981. During the past three completed fiscal years ended December 31, 2006, Meridian's revenue producing properties were its El Peñón and Minera Florida mines in Chile. Meridian has advanced stage exploration programs in Chile, Mexico and the United States. Early stage exploration programs are being conducted primarily in Chile, Mexico, Nicaragua, Peru and the United States. Meridian determined that the value of its advance exploration program at Esquel in Argentina had been impaired and Meridian wrote down the value of this property in 2005 to the fair market value of a non-mining property.

        The Shares are listed the TSX under the stock symbol "MNG" and on the NYSE under the stock symbol "MDG". On June 27, 2007, which was the last trading day prior to the Offeror's announcement after the close of market of its intention to make the Offer, the closing price of the Shares on the TSX was $26.21 and on the NYSE was US$24.40.

        See "Meridian" in Section 2 of the Circular.

Strategic Rationale and Plans for Meridian

        The Offeror believes that the proposed business combination between the Offeror, Meridian and Northern Orion presents a unique opportunity to create a stronger established gold mining company generating significant cash flow. If the Offer is successful and the Offeror acquires 100% of the outstanding common shares of Meridian and Northern Orion, the Combined Company will become the premier Latin American focused gold company with:

  •
  significant gold resources

  •
  production growth

  •
  low cash costs

  •
  strong net debt-free balance sheet

  •
  unparalleled Latin American operations

        The Offeror has identified additional sources of value that may be unlocked as a result of the proposed business combination, including:

  •
  potential monetization of non-gold assets

  •
  significant Argentine presence

  •
  possible Alumbrera/Agua Rica mine integration

  •
  realization of operating and cost synergies

        The Offeror believes that the Offer represents significant value to Meridian's Shareholders by providing them with a substantial premium to the price at which the Shares were trading prior to the announcement of the

Offer, as well as the opportunity to participate in a stronger established gold mining company with demonstrated expertise in acquiring, developing and operating large-scale mines in Latin America.

        See "Strategic Rationale" in Section 5 of the Circular and "Plans for Meridian" in Section 7 of the Circular.

Time for Acceptance

        The Offer is open for acceptance until 8:00 p.m. (Toronto time) on August 27, 2007, or until such later time and date or times and dates to which it may be extended, unless the Offer is withdrawn by the Offeror. The Offeror may, in its sole discretion but subject to applicable Laws, extend the Expiry Time, as described under "Extension, Variation or Change in the Offer" in Section 5 of the Offer.

Manner of Acceptance

        Shareholders can accept the Offer by delivering to the Depositary at any of the office of the Depositary listed in the accompanying Letter of Transmittal (printed on yellow paper), so as to be received before the Expiry Time: (1) the certificate(s) representing the Shares in respect of which the Offer is being accepted, (2) a Letter of Transmittal in the form accompanying the Offer and Circular (or a manually signed facsimile thereof) properly completed and duly executed as required by the instructions set out in the Letter of Transmittal, and (3) all other documents required by the instructions set out in the Letter of Transmittal including, in the case of UK Shareholders, any required evidence confirming that the Shareholder purporting to accept the Offer is an Eligible UK Shareholder. See "Manner of Acceptance — Letter of Transmittal" in Section 3 of the Offer.

        If a Shareholder wishes to accept the Offer and either the certificate(s) representing the Shares are not immediately available or the Shareholder is not able to deliver the certificate(s) and all other required documents to the Depositary before the Expiry Time, those Shares may nevertheless be deposited pursuant to the Offer, provided that (1) such deposit is made by or through an Eligible Institution, (2) a properly completed and duly executed Notice of Guaranteed Delivery (printed on pink paper) in the form accompanying the Offer and Circular (or a manually signed facsimile thereof) is received by the Depositary before the Expiry Time at its Toronto, Ontario office listed on the Notice of Guaranteed Delivery, (3) the certificate(s) representing all deposited Shares, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) relating to the Shares, with signatures guaranteed if so required, are received by the Depositary at its office in Toronto, Ontario listed in the Letter of Transmittal before 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Date, and (4) in certain circumstances, Rights Certificate(s), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) relating to the SRP Rights, with signatures guaranteed if so required, are received by the Depositary at its office in Toronto, Ontario listed in the Letter of Transmittal before 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Rights Certificates are distributed to Shareholders. See "Manner of Acceptance — Procedure for Guaranteed Delivery" in Section 3 of the Offer.

        Shareholders may also accept the Offer in the United States by following the procedures for book-entry transfer, provided that a Book-Entry Confirmation of the transfer of the Shareholder's Shares in the Depositary's account at The Depository Trust Company together with an Agent's Message in respect thereof and other required documents are received by the Depositary at its office in Toronto, Ontario before the Expiry Time. See "Manner of Acceptance — Acceptance by Book-Entry Transfer in the United States" in Section 3 of the Offer. Shareholders accepting the Offer through book-entry transfer must make sure such documents or Agent's Message are received by the Depositary.

        Shareholders whose Shares are registered in the name of an investment dealer, stock broker, bank, trust company or other nominee should contact that nominee for assistance if they wish to accept the Offer.

        Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Shares directly with the Depositary or if they make use of the services of a member of the Soliciting Dealer Group to accept the Offer.

Withdrawal of the Deposited Shares

        Any Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder at any time when the Shares have not been taken up by the Offeror. Additional withdrawal rights may be available under other circumstances as required by applicable Law. See "Right to Withdraw Deposited Shares" in Section 7 of the Offer. Except as so indicated or as otherwise required by applicable Law, deposits of Shares are irrevocable.

Conditions of the Offer

        The Offeror will have the right to withdraw the Offer and not take up or pay for any Shares deposited pursuant to the Offer if any of the conditions described under "Conditions of the Offer" in Section 4 of the Offer have not been satisfied or waived by the Offeror at or before the Expiry Time. The Offer is conditional upon, among other things, the conditions to the completion of the Northern Orion Transaction having been satisfied or waived, there having been validly deposited pursuant to the Offer and not withdrawn at the Expiry Time such number of Shares which constitutes at least 66 2/3% of the Shares outstanding calculated on a fully diluted basis, satisfactory due diligence and the absence of any circumstances on or after June 27, 2007 leading to a Material Adverse Effect on Meridian. See "Conditions of the Offer" in Section 4 of the Offer.

Payment for Deposited Shares

        If all the conditions referred to under "Conditions of the Offer" in Section 4 of the Offer have been satisfied or waived at or before the Expiry Time, the Offeror will take up Shares validly deposited pursuant to the Offer and not properly withdrawn, not later than ten days after the Expiry Time. The Offeror will pay for the Shares so taken up promptly, but in any event not later than the earlier of (a) the tenth day after the Expiry Time, and (b) three Business Days after taking up such Shares. Any Shares deposited to the Offer after the first date on which Shares have been taken up by the Offeror but before the Expiry Date will be taken up and paid for promptly following, but in any event within ten days of such deposit. See "Take up of and Payment for Deposited Shares" in Section 6 of the Offer.

Subsequent Acquisition Transaction

        If, within 120 days after the date of the Offer, the Offer has been accepted by the holders of, in the aggregate, not less than 90% of the issued and outstanding Shares, the Offeror may acquire the remaining Shares from those Shareholders who have not accepted the Offer pursuant to a Compulsory Acquisition. If the Offeror takes up and pays for Shares validly deposited to the Offer and a Compulsory Acquisition is not available or the Offeror elects not to pursue a Compulsory Acquisition, the Offeror currently intends, depending upon the number of Shares taken-up and paid for under the Offer, to cause a special meeting of Shareholders to be called to consider an amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction involving Meridian and the Offeror or an affiliate of the Offeror for the purpose of enabling the Offeror or an affiliate of the Offeror to acquire all Shares not acquired pursuant to the Offer.

        The timing and details of any Compulsory Acquisition or Subsequent Acquisition Transaction involving Meridian will necessarily depend on a variety of factors, including the number of Shares acquired pursuant to the Offer. Although the Offeror currently intends to propose a Compulsory Acquisition or a Subsequent Acquisition Transaction on the same terms as the Offer, it is possible that, as a result of the number of Shares acquired under the Offer, delays in the Offeror's ability to effect such a transaction, information hereafter obtained by the Offeror, changes in general economic, industry, regulatory or market conditions or in the business of Meridian, or other currently unforeseen circumstances, such a transaction may not be so proposed or may be delayed or abandoned.

        See "Acquisition of Shares Not Deposited Pursuant to the Offer" in Section 22 of the Circular.

Shareholder Rights Plan

        Effective April 12, 1999, as amended May 7, 2002 and February 22, 2005, the Board of Directors of Meridian adopted a Shareholder Rights Plan which was confirmed by Shareholders on May 10, 2005. The Offer is not a Permitted Bid for the purposes of the Shareholder Rights Plan. Accordingly, in order for the Offer to proceed, the Shareholder Rights Plan must be terminated or some action must be taken by the Board of Directors or by a securities commission or court of competent jurisdiction to remove the effect of the Shareholder Rights Plan and permit the Offer to proceed. See "Shareholder Rights Plan" in Section 21 of the Circular.

        The Offeror believes that at the Expiry Time, Meridian and its Board of Directors and Shareholders will have had more than adequate time to fully consider the Offer and any available alternative transactions and to determine whether to deposit their Shares pursuant to the Offer.

        The Offer is being made on the condition, among others, that the Shareholder Rights Plan does not and will not adversely affect the Offer or the Offeror either before or on consummation of the Offer or the purchase of Shares of Meridian under a Compulsory Acquisition or consummation of any Subsequent Acquisition Transaction. See "Conditions of the Offer" in Section 4 of the Offer.

Canadian Federal Income Tax Considerations

        A Shareholder who is resident in Canada, who is not exempt from tax, who holds Shares as capital property and who disposes of such Shares to the Offeror under the Offer (subject to entering into a joint election with the Offeror to obtain a full or partial tax deferral when available as described under "Canadian Federal Income Tax Considerations" in Section 23 of the Circular) will realize a capital gain (or capital loss) equal to the amount by which the sum of the cash and the fair market value, on the date of the disposition, of the Yamana Common Shares received, net of any reasonable costs of disposition, exceeds (or is less than) the aggregate adjusted cost base to the Shareholder of such Shares.

        Generally, Shareholders who are not resident in Canada for purposes of the Tax Act will not be subject to tax under the Tax Act in respect of any capital gain realized on the sale of Shares to the Offeror under the Offer unless those Shares constitute "taxable Canadian property" (within the meaning of the Tax Act) to such Shareholders and the gain is not otherwise exempt from tax under the Tax Act pursuant to an exemption contained in an applicable income tax treaty or convention.

        An Eligible Holder who disposes of Shares and who elects the Rollover Option in the Letter of Transmittal may, depending upon the circumstances, obtain a full or partial tax deferral in respect of a disposition of Shares by entering into a joint election with the Offeror and filing such election with the CRA (and any appropriate provincial tax authority) under Section 85 of the Tax Act (and the corresponding provisions of any applicable provincial tax legislation) specifying therein an elected amount in accordance with certain limitations provided for in the Tax Act (and in any applicable provincial legislation).

        The foregoing is a brief summary of Canadian federal income tax consequences only and is qualified by the more detailed general description of Canadian federal income tax considerations under "Canadian Federal Income Tax Considerations" in Section 23 of the Circular. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Shares pursuant to the Offer or a Compulsory Acquisition or a disposition of Shares pursuant to any Subsequent Acquisition Transaction.

United States Federal Income Tax Considerations

        Subject to the results of due diligence and depending on a number of factors, Yamana intends, to the extent possible and consistent with Yamana's business objectives, to structure the Acquisition (as defined under "United States Federal Income Tax Considerations" in Section 24 of the Circular) as a tax-deferred reorganization. If the Acquisition is structured as a tax-deferred reorganization, subject to the application of the PFIC rules, the US Holders of Shares would not recognize a gain or loss for US federal income tax purposes on the exchange of such Shares for Yamana Common Shares and cash pursuant to the Acquisition, except that gain (but not loss) realized would be recognized to the extent of the cash received. There can be no assurance that

Yamana will structure the Acquisition as a tax-deferred reorganization. In addition, there can be no assurance that the Internal Revenue Service would not challenge the qualification of the Acquisition as a tax-deferred reorganization for US federal income tax purposes or that, if challenged, a US court would not agree with the Internal Revenue Service.

        If the transaction does not qualify as a tax-deferred reorganization, subject to the application of the PFIC rules, a Shareholder who is a citizen of or resident in the United States for tax purposes, who holds Shares as capital property and who disposes of its Shares to the Offeror under the Offer will generally recognize a gain or loss in an amount equal to the difference, if any, between (i) the fair market value of any Yamana Common Shares received by the Shareholder pursuant to the Offer plus the amount of any cash received and (ii) the adjusted tax basis of the Shareholder in the Shares disposed of to the Offeror.

        The foregoing is a brief summary of United States federal income tax consequences only and is qualified by the more detailed general description of United States federal income tax considerations under "United States Federal Income Tax Considerations" in Section 24 of the Circular. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Shares pursuant to the Offer or a Compulsory Acquisition or a disposition of Shares pursuant to any Subsequent Acquisition Transaction.

Risk Factors

        An investment in Yamana Common Shares and the business combination of Yamana with Northern Orion and Meridian are subject to certain risks. In assessing the Offer, Shareholders should carefully consider the risks described under "Business Combination Risks" in Section 8 of the Circular and the risks described in the Offeror's Annual Information Form/Form 40-F, which is incorporated by reference in the Offer and Circular.

Depositary and Information Agent

        Kingsdale is acting as Depositary and Information Agent under the Offer.

        In its capacity as Depositary, Kingsdale will receive deposits of certificates representing the Shares and accompanying Letters of Transmittal at the office specified in the Letter of Transmittal. The Depositary will also receive Notices of Guaranteed Delivery at its office in Toronto, Ontario specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving notices, if required, and for making payment for all Shares purchased by the Offeror under the Offer. In the United States, the Depositary will also facilitate book-entry transfer of Shares.

        In its capacity as Information Agent, Kingsdale will provide a resource for information for Shareholders.

Dealer Managers, Soliciting Dealer Group

        The Offeror has engaged the services of Genuity Capital Markets and Canaccord Capital Corporation as Dealer Managers in Canada to solicit acceptances of the Offer. Genuity Capital Markets and Canaccord Capital Corporation intend to form a soliciting dealer group (the "Soliciting Dealer Group") comprised of members of the Investment Dealers Association of Canada and members of the TSX and the TSX Venture Exchange to solicit acceptances of the Offer from persons who are resident in Canada and will also solicit acceptances of the Offer in the United States in the case of Genuity Capital Markets, through its United States registered broker dealer affiliate, Genuity Capital Markets USA Corp., and in the case of Canaccord Capital Corporation, through Canaccord Adams Inc.

        Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Shares directly with the Depositary or if they make use of the services of a member of the Soliciting Dealer Group to accept the Offer. Shareholders should contact the Dealer Managers, the Depositary or a broker or dealer for assistance in accepting the Offer and in depositing the Shares with the Depositary.

Northern Orion

        Northern Orion is a mid-tier copper and gold producer with its primary assets located in Catamarca Province, Argentina. Northern Orion's principal mineral properties and assets are a 12.5% indirect ownership interest in Minera Alumbrera Limited, which owns and operates the Bajo de la Alumbrera mine, a copper/gold mine, and a 100% interest in the Agua Rica project, a copper/gold/molybdenum development property located approximately 34 kilometres from the Alumbrera project. Part of Northern Orion's current focus is on the development of its Agua Rica Project either on a stand alone basis or on an integrated basis with Alumbrera.

        The Northern Orion Shares are listed on the TSX under the symbol "NNO" and on the AMEX under the symbol "NTO".

        Northern Orion is a reporting issuer or the equivalent in all provinces and territories of Canada and files its continuous disclosure documents with the securities regulatory authorities in such jurisdictions. Such documents are available under the company's profile at www.sedar.com. Northern Orion is also subject to the disclosure requirements of the US Exchange Act and is required to file reports and other information with the SEC. Documents filed by Northern Orion with the SEC are available at the SEC's website, www.sec.gov.

Northern Orion Transaction

        The Offeror has entered into a business combination agreement with Northern Orion, pursuant to which the Offeror will acquire all of the outstanding common shares of Northern Orion on the basis of 0.543 of a Yamana Common Share and $0.001 in cash for each Northern Orion Share acquired, by way of plan of arrangement under the BCBCA.

        All of the directors and senior officers of Northern Orion have entered into a support agreement under which they have agreed to vote the Northern Orion Shares that are the subject of the agreement in favour of the Northern Orion Transaction.

        The Northern Orion Transaction is a proposed significant acquisition by the Offeror and, accordingly, disclosure regarding Northern Orion and the Northern Orion Transaction has been included in the Circular. The Offer is conditional on, among other things, the satisfaction or waiver of the conditions to the completion of the Northern Orion Transaction, and the Northern Orion Transaction is conditional upon, among other things, at least 66 2/3% of the Shares being tendered to the Offer.

        Except as otherwise indicated, the information concerning Northern Orion contained in this Offer and Circular, including information incorporated herein by reference, has been taken from or is based upon publicly available documents and records on file with the SEC, Canadian securities regulatory authorities and other public sources. Northern Orion has reviewed this Offer and Circular and confirmed the accuracy and completeness of the information in respect of Northern Orion herein. Although the Offeror has no knowledge that would indicate that any statements contained herein concerning Northern Orion taken from or based upon such documents and records are untrue or incomplete, neither the Offeror nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of Northern Orion's financial statements, or for any failure by Northern Orion to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Northern Orion.

        See Section 3 of the Circular, "Northern Orion — Northern Orion Transaction".

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL INFORMATION

        The tables set out below include a summary of (i) the Offeror's historical consolidated financial information for the years ended December 31, 2006 and 2005 and the ten months ended December 31, 2004 and for the three months ended March 31, 2007 and (ii) unaudited pro forma consolidated financial information for the Offeror for the three months ended March 31, 2007 and for the year ended December 31, 2006. The historical financial information for the years ended December 31, 2006 and 2005 and for the ten months ended December 31, 2004 has been derived from the Offeror's audited consolidated financial statements. The historical financial information for the three months ended March 31, 2007 has been derived from the Offeror's unaudited consolidated financial statements. The unaudited pro forma consolidated financial information for the Offeror has been derived from: (i) the unaudited comparative interim consolidated financial statements of the Offeror, Northern Orion and Meridian, respectively, for the three months ended March 31, 2007; of DSM for the three months ended March 31, 2006; and of Viceroy for the nine months ended September 30, 2006; and (ii) the audited comparative consolidated financial statements of the Offeror, Northern Orion and Meridian, respectively, for the year ended December 31, 2006, and such other supplementary information as was available to the Offeror and considered necessary to give pro forma effect to the acquisition of each of Northern Orion and Meridian by the Offeror.

        The summary unaudited pro forma consolidated financial statement information set forth below should be read in conjunction with the unaudited pro forma consolidated financial statements of the Offeror, the accompanying notes thereto included in the Circular. The summary unaudited pro forma consolidated financial statement information for the Offeror gives effect to the proposed acquisition of Northern Orion and Meridian as if each had occurred as at March 31, 2007 for the purposes of the pro forma consolidated balance sheet information and as at January 1, 2006 for the purposes of the pro forma consolidated statements of income for the periods ended December 31, 2006 and March 31, 2007. In preparing the unaudited pro forma consolidated financial statement information, management of the Offeror has made certain assumptions that affect the amounts reported in the unaudited pro forma consolidated financial statement information. The summary unaudited pro forma consolidated financial information is not intended to be indicative of the results that would actually have occurred, or the results expected in future periods, had the events reflected herein occurred on the dates indicated. Actual amounts recorded upon consummation of the transaction contemplated by the Northern Orion Transaction and Offer will differ from the pro forma information presented below. No attempt has been made to calculate or estimate the effect of harmonization of accounting policies or practices between the Offeror and each of Northern Orion and Meridian due to the limited publicly available information. Any potential synergies that may be realized after consummation of the transaction have been excluded from the unaudited pro forma financial statement information. The unaudited pro forma consolidated financial statement information set forth below is extracted from and should be read in conjunction with the unaudited pro forma consolidated financial statements of the Offeror and accompanying notes included in Schedule "A" to the Offer and Circular.

Summary of Consolidated Financial Information of Yamana
(in thousands of US dollars except for per share information)

	Three months ended March 31,		Twelve months ended December 31,
Canadian GAAP					Ten months ended December 31, 2004
	2007	2006	2006	2005
Consolidated Statement of Operations
Sales	145,133	17,074	169,206	46,038	32,298
Mine operating earnings	76,375	5,178	35,056	8,569	10,377
Operating earnings (loss)	58,428	5,301	(33,725)	(3,775)	3,808
Net earnings for the period (loss)	27,426	(5,907)	(70,163)	(4,111)	2,783
Earnings (loss) per share — basic	0.08	(0.03)	(0.25)	(0.03)	0.03
— diluted	0.07	(0.03)	(0.25)	(0.03)	0.02
Consolidated Balance Sheet Data
Cash and cash equivalents	69,808		69,680	151,633	87,054
Other current assets	148,051		83,780	14,402	9,107
Property, plant and equipment	358,074		134,792	24,992	17,938	(3)
Assets under construction	194		224,650	158,717	12,085
Mineral properties	1,517,393		1,496,732	61,506	38,256	(3)
Other non-current assets	173,555		171,558	51,529	7,253
Total assets	2,267,075		2,181,192	468,446	177,106
Current liabilities	120,486		100,461	31,442	7,225
Total long-term liabilities	384,455		364,141	122,030	9,572
Book value per share	4.98	—	—	—	—
Ratio of earnings to fixed charges
Ratio(1)	49.2	—	—	—	—
Deficiency(2)	—	—	(100,358)	(17,059)	—

	Twelve months ended December 31,
US GAAP			Ten months ended December 31, 2004
	2006	2005
Consolidated Statement of Operations
Sales	169,206	46,038	32,298
Operating loss	(57,637)	(17,109)	(786)
Net loss for the period	(88,072)	(12,911)	(636)
Loss per share — basic	(0.32)	(0.09)	(0.01)
— diluted	(0.32)	(0.09)	(0.01)
Consolidated Balance Sheet Data
Cash and cash equivalents	69,680	151,633	87,054
Other current assets	83,744	14,536	9,164
Property, plant and equipment	134,792	24,992	17,938 (3)
Assets under construction	224,650	158,717	12,085
Mineral properties	1,448,698	37,215	27,376 (3)
Other non-current assets	177,641	56,135	7,253
Total assets	2,139,205	448,895	166,283
Current liabilities	100,461	31,442	7,225
Total long-term liabilities	361,219	119,108	6,578
Book value per share	4.87	—	—
Ratio of earnings to fixed charges
Ratio(1)	—	—	—
Deficiency(2)	(124,270)	(30,393)	—

Summary of Pro Forma Consolidated Financial Information of Yamana
(in thousands of US dollars except for per share information)

	Three months ended March 31, 2007		Twelve months ended December 31, 2006
Canadian GAAP	Yamana and Meridian	Yamana, Meridian and Northern Orion	Yamana and Meridian	Yamana, Meridian and Northern Orion
Pro Forma Consolidated Statement of Operations
Sales	211,533	211,533	418,692	418,692
Mine operating earnings	113,675	113,675	170,406	170,406
Operating earnings	88,128	87,199	40,345	28,613
Net earnings (loss) for the period	42,001	54,526	(56,284)	42,497
Earnings (loss) per share from continuing operations	0.07	0.08	(0.10)	0.07
Net earnings (loss) per share	0.07	0.08	(0.10)	0.06

	As at March 31, 2007
	Yamana and Meridian	Yamana, Meridian and Northern Orion
Pro Forma Consolidated Balance Sheet Data
Cash and cash equivalents	182,737	212,742
Other current assets	291,551	293,614
Property, plant and equipment	358,074	358,280
Assets under construction	194	194
Mineral properties	5,703,907	7,040,788
Total assets	6,730,518	8,186,446
Current liabilities	179,286	199,538
Total long-term liabilities	2,178,720	2,418,790

	Twelve months ended December 31, 2006
US GAAP(4)	Yamana and Meridian	Yamana, Meridian and Northern Orion
Pro Forma Consolidated Statement of Operations
Sales	418,692	418,692
Operating loss	(5,731)	(33,073)
Net loss for the period	(98,251)	(10,080)
Loss per share from continuing operations	(0.17)	(0.02)
Net loss per share — basic and diluted	(0.17)	(0.02)
Pro Forma Consolidated Balance Sheet Data
Cash and cash equivalents	173,309	152,265
Mineral properties and property, plant and equipment	5,791,266	7,147,517
Assets under construction	224,650	224,650
Total assets	6,609,710	8,075,795
Current liabilities	162,961	183,067
Total long-term liabilities	2,158,846	2,409,219
Book value per share	7.47	8.33
Ratio of earnings to fixed charges
Ratio(1)	—	—
Deficiency(2)	(62,759)	(11,588)

(1)
For purposes of calculating the ratio of earnings of fixed charges, earnings represent earnings from continuing operations before provision for income taxes plus fixed charges less interest capitalized. Fixed charges consist of interest expensed and capitalized plus amortization of debt discount.

(2)
For purposes of calculating the deficiency, earnings from continuing operations is adjusted for the same items and fixed charges are determined in the same manner as described in footnote (1). The deficiency represents the dollar amount of earnings that would be required to result in a ratio of 1:1.

(3)
Amounts shown have been adjusted to exclude assets held for sale.

(4)
The US GAAP pro forma information presented is for the twelve months ended December 31, 2006. US GAAP pro forma information as at and for the three months ended March 31, 2007 is not presented as the information is not available.

Summary of Principle Differences Between Canadian GAAP and US GAAP

Yamana

        Yamana's interim consolidated financial statements incorporated by reference into this Offer and Circular for the three-month period ended March 31, 2007 have been prepared in accordance with Canadian GAAP. Material variations in the accounting principles, practices and methods used in preparing these consolidated financial statements from principles, practices and methods accepted by US GAAP are described and quantified below to enable a reader to assess material differences for the three-month period ended March 31, 2007. The following is intended to supplement and complement the interim consolidated financial statements under Canadian GAAP for the three-month period ended March 31, 2007 and should be read in conjunction with the annual audited consolidated financial statements for the year ended December 31, 2006. Readers are encouraged to refer to Note 30 "Summary of Principle Differences Between Canadian GAAP and United States Generally Accepted Accounting Principles (US GAAP)" in the annual audited consolidated financial statements of Yamana.

Mineral Properties

        Under Canadian GAAP, resource property acquisition costs and exploration costs may be deferred and amortized to the extent they meet certain criteria. Capitalized costs under Canadian GAAP are amortized on a unit-of-production basis based on proven, probable and possible reserves.

        Under US GAAP, acquisition costs and exploration costs must be expensed as incurred unless the resource properties have proven and probable reserves at which time costs incurred to bring the mine into production are capitalized as development costs. Capitalized costs are then amortized on a unit-of-production basis based on proven and probable reserves. Exploration costs of US$9.7 million (US$8.5 million net of income tax) would have been expensed under US GAAP during the three-month period ended March 31, 2007. An additional depletion and exploration expense is required to be recognized under US GAAP in the amount of US$0.7 million (US$0.7 million net of income tax) for the three-month period ended March 31, 2007. For the purposes of the consolidated statements of cash flows, these costs are classified as cash used in investing activities under Canadian GAAP and cash used in operations under US GAAP.

Pre-operating Costs

        US GAAP requires pre-operating costs to be expensed as incurred. Canadian GAAP allows pre-operating costs to be capitalized until commercial production is established. An additional expense for pre-operating costs is required to be recognized under US GAAP in the amount of US$0.5 million (US$0.3 million net of income tax) for the three-month period ended March 31, 2007.

Recently Released Accounting Standards

        In June 2006, the Financial Accounting Standards Board ("FASB") issued Interpretation Number No. 48 "Accounting for Uncertainty in Tax Positions" ("FIN 48"). This interpretation addresses the recognition and measurement of all tax positions. The recognition process involves determining whether it is more likely than not that a tax position would be sustained on audit based solely on its technical merits. The amount of benefit recognized in the financial statements is the maximum amount which is more likely than not to be realized based on a cumulative probability approach. FIN 48 is effective for all fiscal years beginning after December 15, 2006. Yamana is currently evaluating the impact that adoption of FIN 48 will have on its financial condition and results of operations.

        In September 2006, the SEC issued Staff Accounting Bulletin No. 108 ("SAB 108"). SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 permits existing public companies to record the cumulative effect of initially applying this approach in the fiscal year ending after November 15, 2006 by recording necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. The adoption of SAB 108 had no impact on Yamana's financial condition and results of operations.

        The SEC and the FASB have issued recent interpretations for US GAAP that suggest warrants with an exercise price that is different from the entity's functional currency cannot be classified as equity. As a result, these instruments should be treated as derivatives and recorded as liabilities which are carried at their fair value, with changes in the fair value from period to period recorded as a gain or loss in the statement of operations. Yamana's functional currency is the US dollar and it has outstanding warrants that have an exercise price that is denominated in Canadian dollars. The recent SEC and FASB interpretations relate to FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities and Emerging Issue Task Force ("EITF") "EITF 00-19 Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company's Own Stock. The FASB has initiated a project to determine the accounting treatment for certain equity instruments with elements of foreign currency risk. This project is expected to provide further guidance with respect to US GAAP accounting for such items. Yamana is awaiting the results of the FASB's project and has therefore not recorded warrants outstanding that have an exercise price in Canadian dollars as derivatives. Accordingly the issued and outstanding warrants continue to be classified in shareholders' equity at their historical issue price. Upon the issuance of authoritative guidance from the FASB project the Yamana will assess the impact this may have on the consolidated financial statements and record an adjustment in accordance with the guidance provided in the FASB project.

Northern Orion

        Northern Orion's interim consolidated financial statements incorporated by reference into this Offer and Circular for the three-month period ended March 31, 2007 have been prepared in accordance with Canadian GAAP. Material variations in the accounting principles, practices and methods used in preparing these consolidated financial statements from principles, practices and methods accepted by US GAAP are described and quantified below to enable a reader to assess material differences for the three-month period ended March 31, 2007. The following is intended to supplement and complement the interim consolidated financial statements under Canadian GAAP for the three-month period ended March 31, 2007 and should be read in conjunction with the annual audited consolidated financial statements for the year ended December 31, 2006. Readers are encouraged to refer to Note 16 "Differences in Generally Accepted Accounting Principles Between Canada and the United States" in the annual audited consolidated financial statements of Northern Orion.

Exploration Expenses

        Canadian GAAP allows exploration costs and costs of acquiring mineral rights to be capitalized during the search for a commercially mineable body of ore. Under US GAAP, exploration expenditures can only be deferred subsequent to the establishment of mining reserves. Northern Orion obtained the equivalent of mining reserves through the completion of a positive feasibility study as at October 31, 2006. For US GAAP purposes, Northern Orion was required to expense its exploration expenditures through to October 31, 2006.

Recently Released Accounting Standards

        In June 2006, the FASB issued FIN No. 48. FIN 48 addresses the recognition and measurement of all tax positions. The recognition process involves determining whether it is more likely than not that a tax position would be sustained on audit based solely on its technical merits. The amount of benefit recognized in the financial statements is the maximum amount which is more likely than not to be realized based on a cumulative probability approach. FIN 48 is effective for all fiscal years beginning after December 15, 2006. Northern Orion is currently evaluating the impact that adoption of FIN 48 will have on its condition and results of operations.

        In September 2006, the SEC issued SAB 108. SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 permits existing public companies to record the cumulative effect of initially applying this approach in the fiscal year ending after November 15, 2006 by recording necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. The adoption of SAB 108 had no impact on Northern Orion's financial condition and results of operations.

        The SEC and the FASB have issued recent interpretations for US GAAP that suggest warrants with an exercise price that is different from the entity's functional currency cannot be classified as equity. As a result, these instruments should be treated as derivatives and recorded as liabilities which are carried at their fair value, with changes in the fair value from period to period recorded as a gain or loss in the statement of operations. Northern Orion's functional currency is the US dollar and it has issued and outstanding warrants that have an exercise price that is denominated in Canadian dollars. The recent SEC and FASB interpretations relate to FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities and Emerging Issue Task Force "EITF 00-19 Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company's Own Stock. The FASB has initiated a project to determine the accounting treatment for certain equity instruments with elements of foreign currency risk. This project is expected to provide further guidance with respect to US GAAP accounting for such items. Northern Orion is awaiting the results of the FASB's project and has therefore not recorded warrants outstanding that have an exercise price in Canadian dollars as derivatives. Accordingly the issued and outstanding warrants continue to be classified in shareholders' equity at their historical issue price. Upon the issuance of authoritative guidance from the FASB project Northern Orion will assess the impact this may have on the consolidated financial statements and record an adjustment in accordance with the guidance provided in the FASB project.

DEFINITIONS

        In the accompanying Summary Term Sheet and Summary of the Offer and in the Offer and Circular, unless the context otherwise requires or unless defined elsewhere herein, the following terms have the meanings indicated, and grammatical variations thereof have the corresponding meanings:

"Acquiring Person" has the meaning ascribed thereto under "Shareholder Rights Plan" in Section 21 of the Circular;

"affiliate" has the meaning ascribed thereto in the OSA;

"Agent's Message" has the meaning ascribed thereto under "Manner of Acceptance — Acceptance by Book-Entry Transfer in the United States" in Section 3 of the Offer;

"allowable capital loss" has the meaning ascribed thereto under "Canadian Federal Income Tax Considerations" in Section 23 of the Circular;

"AMEX" means the American Stock Exchange;

"AMF" means the Autorité des marches financiers;

"Annual Information Form/Form 40-F" means the annual information form of the Offeror for the year ended December 31, 2006 dated March 20, 2007, filed with the Canadian provincial securities regulatory authorities and filed on Form 40-F with the SEC;

"Appointee" has the meaning ascribed hereto under "Manner of Acceptance — Power of Attorney" in Section 3 of the Offer,

"ARC" has the meaning ascribed thereto under "Regulatory Matters — Competition Act" in Section 20 of the Circular;

"associate" has the meaning ascribed thereto in the OSA;

"BCBCA" means the Business Corporations Act (British Columbia), as amended;

"Beneficial Owner" has the meaning ascribed thereto under "Shareholder Rights Plan" in Section 21 of the Circular;

"Board of Directors" means the board of directors of Meridian;

"Book-Entry Confirmation" has the meaning ascribed thereto under "Manner of Acceptance — Acceptance by Book-Entry Transfer in the United States" in Section 3 of the Offer;

"Business Day" means a day other than a Saturday, Sunday or a statutory or civic holiday observed in Toronto, Canada and/or any day other than a Saturday, Sunday or federal holiday in the United States, as applicable;

"Canadian GAAP" means generally accepted accounting principles in Canada;

"CDS" means The Canadian Depositary for Securities Limited;

"Circular" means the take-over bid circular accompanying the Offer and forming a part thereof, including the schedules attached thereto;

"close of business" on any given date means the time on such date at which the office of the Depositary in the City of Toronto, Ontario becomes closed to the public;

"Combined Company" means the combined businesses of Yamana, Northern Orion and Meridian, as contemplated herein;

"Commissioner" means the Commissioner of Competition appointed under the Competition Act;

"Competing Permitted Bid" has the meaning ascribed thereto under "Shareholder Rights Plan" in Section 21 of the Circular;

"Competition Act" means the Competition Act (Canada), as amended;

"Compulsory Acquisition" has the meaning ascribed thereto under "Acquisition of Shares Not Deposited Pursuant to the Offer" in Section 22 of the Circular;

"CRA" means the Canada Revenue Agency;

"Dealer Managers" means Genuity Capital Markets and Canaccord Capital Corporation in Canada and Genuity Capital Markets USA Corp. and Canaccord Adams Inc. in the United States and "Dealer Manager" means any one of them;

"Depositary" means Kingsdale Shareholder Services Inc. at its offices specified on the back page of the Offer and Circular and in the Letter of Transmittal;

"Deposited Shares" has the meaning ascribed thereto under "Manner of Acceptance — Dividends and Distributions" in Section 3 of the Offer;

"Dissenting Offeree" has the meaning ascribed thereto under "Acquisition of Shares Not Deposited Pursuant to the Offer — Compulsory Acquisition" in Section 22 of the Circular;

"Distributions" has the meaning ascribed thereto under "Manner of Acceptance — Dividends and Distributions" in Section 3 of the Offer;

"DSM" means Desert Sun Mining Corp., a company existing under the CBCA and a wholly-owned subsidiary of the Offeror;

"DTC" means The Depository Trust Company;

"Effective Time" has the meaning ascribed thereto under "Manner of Acceptance — Power of Attorney" in Section 3 of the Offer;

"Elected Amount" has the meaning ascribed thereto under "Canadian Federal Income Tax Considerations" in Section 23 of the Circular;

"Eligible Holder" means a Shareholder who is (a) a resident of Canada for the purposes of the Tax Act and who is not exempt from tax on income under the Tax Act, or (b) a non-resident of Canada for the purposes of the Tax Act, whose Shares constitute "taxable Canadian property" (as defined by the Tax Act) and who is not exempt from Canadian tax in respect of any gain realized on the disposition of Shares by reason of an exemption contained in an applicable income tax treaty or convention, or (c) a partnership if one or more members of the partnership are described in (a) or (b);

"Eligible Institution" means a Canadian Schedule I chartered bank, a major trust company in Canada, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Dealers Association of Canada, members of the National Association of Securities Dealers, Inc. or banks and trust companies in the United States;

"Eligible UK Shareholder" means a UK Shareholder which is (i) a Qualified Investor (accepted as such by the Offeror) acting as principal and for no other person (as established to the satisfaction of the Offeror); (ii) a qualified investor of the kind described in Article 2.1(e)(i) of the Prospectus Directive (accepted as such by the Offeror) which has been engaged by a person who is not a Qualified Investor to act as its agent on terms enabling such Qualified Investor to make the decision to accept the Offer on its behalf without reference to it (as established to the satisfaction of the Offeror), in accordance with the provisions of Section 86(2) of FSMA; or (iii) an agent or fiduciary acting on behalf, and on the instructions, of a Qualified Investor (in which case the Offer is made to or directed at that Qualified Investor) and, in addition to the above, a Qualified Investor who either (a) has professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") or (b) falls within Article 49(2)(a) to (d) of the Order;

"Expiry Date" means August 27, 2007, or such later date or dates as may be fixed by the Offeror from time to time as provided under "Extension, Variation or Change in the Offer" in Section 5 of the Offer, unless the Offer is withdrawn by the Offeror;

"Expiry Time" means 8:00 p.m. (Toronto time) on the Expiry Date, or such later time or times as may be fixed by the Offeror from time to time as provided under "Extension, Variation or Change in the Offer" in Section 5 of the Offer, unless the Offer is withdrawn by the Offeror;

"Flip-in Event" has the meaning ascribed thereto under "Shareholder Rights Plan" in Section 21 of the Circular;

"FSA" means the UK Financial Services Authority;

"FSMA" means the UK Financial Services and Markets Act 2000, as amended;

"fully diluted basis" means, with respect to the number of outstanding Shares at any time, the number of Shares that would be outstanding if all rights to acquire Shares were exercised, other than those which are not, and cannot in accordance with their terms, become exercisable within 120 days following the Expiry Time, but including, for the purposes of this calculation, all Shares issuable upon the exercise of Options, whether vested or unvested, and excluding Shares issuable upon the exercise of the SRP Rights;

"Governmental Entity" means: (a) any supranational body or organization (such as the European Union), nation, government, state, province, country, territory, municipality, quasi-government, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing; (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and (c) any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies;

"HSR Act" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations that have been promulgated thereunder by the United States Federal Trade Commission;

"HSR Filing" has the meaning ascribed thereto under "Regulatory Matters — US Federal Antitrust Laws" in Section 20 of the Circular;

"Information Agent" means Kingsdale Shareholder Services Inc. at its offices specified on the back of the Offer and Circular and in the Letter of Transmittal;

"Laws" means any applicable laws, including, without limitation, supranational, national, provincial, state, municipal and local civil, commercial, banking, securities, tax, personal and real property, security, mining, environmental, water, energy, investment, property ownership, land use and zoning, sanitary or occupational health and safety laws, treaties, statutes, ordinances, instruments, judgments, decrees, injunctions, writs or certificates and orders, by-laws, rules, regulations, decrees, ordinances, protocols, codes, guidelines, policies, notices, directions or other requirements of any Governmental Entity;

"Letter of Transmittal" means the Letter of Transmittal (printed on yellow paper in the case of all Shareholders other than Eligible UK Shareholders and on green paper in the case of Eligible UK Shareholders) in the form accompanying the Offer and Circular, or a facsimile thereof;

"Listing Exchanges" means the TSX and the NYSE;

"Loan" means the non-revolving senior, secured term facility of up to US$200 million granted to the Offeror from Northern Orion for the purpose of funding a portion of the cash component of the Offer;

"LSE" means the London Stock Exchange;

"Material Adverse Effect" means, in respect of any person, an effect that is, or would reasonably be expected to be, material and adverse to the business, properties, assets, liabilities (including any contingent liabilities that may arise through outstanding, pending, or threatened litigation or otherwise), capitalization, condition (financial or otherwise), operations, licences, permits, results of operations, prospects, articles, by-laws, rights or privileges of the relevant person;

"Meridian" means Meridian Gold Inc., a corporation incorporated under the federal laws of Canada;

"Meridian Common Shares" means the common shares in the capital of Meridian and any other shares of Meridian into which such common shares may be subdivided, consolidated, reclassified or changed;

"Minimum Deposit Condition" has the meaning ascribed thereto under "Conditions of the Offer" in Section 4 of the Offer;

"Northern Orion" means Northern Orion Resources Inc., a corporation incorporated under the laws of the Province of British Columbia;

"Northern Orion Agreement" means the business combination agreement dated July 19, 2007 between Yamana and Northern Orion in connection with a proposed business combination by way of a plan of arrangement under the BCBCA;

"Northern Orion Shares" means the issued and outstanding common shares in the capital of Northern Orion;

"Northern Orion Transaction" means the business combination involving the Offeror and Northern Orion as described under "Northern Orion — Northern Orion Agreement" in Section 3 of the Circular;

"Notice of Guaranteed Delivery" means the Notice of Guaranteed Delivery for Deposit of Shares (printed on pink paper) in the form accompanying the Offer and Circular, or a facsimile thereof;

"NYSE" means the New York Stock Exchange;

"Offer" means the offer to purchase all of the outstanding Shares made hereby;

"Offer and Circular" means the Offer and the Circular, collectively;

"Offer Period" means the period commencing on the date of the Offer and ending at the Expiry Time;

"Offeror" means Yamana Gold Inc., a corporation incorporated under the laws of the Canada;

"Offeror's Notice" has the meaning ascribed thereto under "Acquisition of Shares Not Deposited Pursuant to the "Offer" in Section 22 of the Circular;

"Options" means outstanding stock options to acquire Shares of Meridian under the Stock Option Plans;

"OSA" means the Securities Act (Ontario), as amended;

"OSC" means the Ontario Securities Commission;

"Permitted Bid" has the meaning ascribed thereto under "Shareholder Rights Plan" in Section 21 of the Circular;

"Prospectus Directive" means Directive 2003/71/EC of the European Parliament and the Council;

"Prospectus Rules" means the rules made for the purposes of Part VI of the FSMA in relation to offers of securities to the public and admission of securities to trading on a regulated market;

"Purchased Securities" has the meaning ascribed thereto under "Manner of Acceptance — Power of Attorney" in Section 3 of the Offer;

"Qualified Investor" means a person which is (i) a legal entity which is authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities; (ii) a legal entity which meets two or more of the following criteria: (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000, and (3) an annual net turnover of more than €50,000,000, in each case as shown in its last annual or consolidated accounts; (iii) a person entered on the register of qualified investors maintained by the FSA for this purpose pursuant to section 87R of FSMA; or (iv) an investor authorised by an EEA State other than the United Kingdom to be considered as a qualified investor for the purposes of the Prospectus Directive, in each case within the meaning of and as more particularly described in section 86(7) of FSMA;

"Rights Certificate" has the meaning ascribed thereto under "Shareholder Rights Plan" in Section 21 of the Circular;

"Rollover Option" means the option of a Shareholder to tender Shares to the Offeror on a tax-deferred rollover basis for purposes of the Tax Act pursuant to an election under subsection 85(1) or (2) of the Tax Act (or the corresponding provisions of any applicable provincial tax legislation), as described in Section 23 of the Circular, "Canadian Federal Income Tax Considerations", which option is available to a Shareholder who (a) is an Eligible Holder and (b) has elected the "Rollover Option" in the Letter of Transmittal;

"SEC" means the United States Securities and Exchange Commission;

"Separation Time" has the meaning ascribed thereto under "Shareholder Rights Plan" in Section 21 of the Circular;

"Shareholder Rights Plan" means the shareholder rights plan dated as of April 12, 1999, as amended May 7, 2002 and February 22, 2005, entered into between Meridian and the SRP Rights Agent;

"Shareholders" means the holders of Shares, and "Shareholder" means any one of them, and for the purposes of the Offer, excludes UK Shareholders that are not Eligible UK Shareholders;

"Shares" means the outstanding Meridian Common Shares together with the associated SRP Rights, and "Share" means any one Share and its associated SRP Right;

"Soliciting Dealer" has the meaning set out under "Other Matters Relating to the Offer — Dealer Managers and Soliciting Dealer Group" in Section 25 of the Circular;

"Soliciting Dealer Group" means the group of Soliciting Dealers;

"SRP Exercise Price" has the meaning ascribed thereto under "Shareholder Rights Plan" in Section 21 of the Circular;

"SRP Rights" means the rights issued pursuant to the Shareholder Rights Plan;

"SRP Rights Agent" means Computershare Investor Services Inc., the rights agent under the Shareholder Rights Plan;

"Stock Option Plan" means collectively, Meridian's 1999 Stock Option Plan and any other plan, agreement on arrangement which provides for the issuance of options to acquire Shares;

"Subsequent Acquisition Transaction" has the meaning ascribed thereto under "Acquisition of Shares Not Deposited Pursuant to the Offer — Subsequent Acquisition Transaction" in Section 22 of the Circular;

"subsidiary" has the meaning ascribed thereto in the OSA;

"take up" in reference to Shares means to accept such Shares for payment by giving written notice of such acceptance to the Depositary and "taking up" and "taken up" have corresponding meanings;

"Take-Up Date" means a date upon which the Offeror takes up or acquires Shares pursuant to the Offer. The Offeror reserves the right, to the extent permitted by applicable Law, to have multiple Take-Up Dates;

"Tax Act" means the Income Tax Act (Canada), including all regulations made thereunder, as amended;

"taxable capital gain" has the meaning ascribed thereto under "Canadian Federal Income Tax Considerations" in Section 23 of the Circular;

"TSX" means the Toronto Stock Exchange;

"UK Shareholder" means a Shareholder who is resident in, or receives the Offer or the Offer and Circular in, the United Kingdom;

"United States" or "US" means the United States of America, its territories and possessions, and any State of the United States, and the District of Columbia; and

"US$" means United States dollars;

"US Exchange Act" means the US Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder;

"US GAAP" means generally accepted accounting principles in the United States;

"US Securities Act" means the US Securities Act of 1933, as amended and the rules and regulations promulgated thereunder;

"Viceroy" means Viceroy Exploration Ltd., a company existing under the BCBCA, and a wholly-owned subsidiary of the Offeror;

"Voting Shares" has the meaning ascribed thereto under "Shareholder Rights Plan" in Section 21 of the Circular.

"Yamana" means Yamana Gold Inc., a corporation existing under the laws of the Canada; and

"Yamana Common Share" means a common share in the capital of Yamana.

OFFER

        The accompanying Circular, which is incorporated into and forms part of the Offer, contains important information that should be read carefully before making a decision with respect to the Offer. Capitalized terms used in the Offer, where not otherwise defined herein, are defined in the Section entitled "Definitions".

July 19, 2007

TO: THE SHAREHOLDERS OF MERIDIAN

1.     The Offer

        The Offeror hereby offers to purchase, on and subject to the following terms and conditions, all of the outstanding Shares, which includes Shares that may become outstanding after the date of the Offer, but before the Expiry Time, upon exercise of Options on the basis of 2.235 Yamana Common Shares and $3.15 in cash for each Share.

        Each Shareholder will receive the Offer Consideration in respect of all of the Shareholder's Shares deposited under the Offer, subject to adjustment for fractional shares.

        On June 27, 2007, the last trading day prior to the Offeror's announcement after the close of market of its intention to make the Offer, the closing price of the Shares on the TSX was $26.21 and on the NYSE was US$24.40 and the closing price of the Yamana Common Shares on the TSX was $13.02 and on the NYSE was US$12.14. The Offer Consideration represents a premium of approximately 23.3% over the closing price of the Shares on the TSX on June 27, 2007 (the date of the Offeror's announcement of its intention to make the Offer). The Offer Consideration also represents a premium of approximately 24.6% over the average closing price of the Shares on the TSX for the 20 trading days immediately preceding the Offeror's announcement of its intention to make the Offer (based on the average closing price of the Yamana Common Shares on the TSX for the 20 trading days ended June 27, 2007).

        The Offer is made only for Shares and is not made for any Options. Any holder of Options who wishes to accept the Offer should, to the extent permitted by the terms of the security and applicable Law, exercise the Options in order to obtain certificates representing Shares and deposit those Shares pursuant to the Offer. Any such exercise or conversion must be completed sufficiently in advance of the Expiry Time to assure the holder of such Options will have certificates representing the Shares available for deposit before the Expiry Time, or in sufficient time to comply with the procedures referred to under "Manner of Acceptance — Procedure for Guaranteed Delivery" in Section 3 of the Offer.

        The Offer is not being made to or directed at, and deposits of Shares will not be accepted from, any UK Shareholder that is not an Eligible UK Shareholder.

        If any holder of Options does not exercise such Options before the Expiry Time, such Options will remain outstanding in accordance with their terms and conditions, including with respect to term to expiry, vesting and exercise prices, except that, to the extent permitted, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction an Option to acquire Shares will become an option or right to acquire a number of Yamana Common Shares, as determined in accordance with the terms of the Option.

        Holders of Shares who have deposited Shares to the Offer will be deemed to have deposited the SRP Rights associated with such Shares. No additional payment will be made for the SRP Rights and no amount of the consideration to be paid by the Offeror will be allocated to the SRP Rights.

        No fractional Yamana Common Shares will be issued pursuant to the Offer. Where a Shareholder is to receive Yamana Common Shares as consideration under the Offer and the aggregate number of Yamana Common Shares to be issued to such Shareholder would result in a fraction of a Yamana Common Share being issuable, the number of Yamana Common Shares to be received by such Shareholder will either be rounded up (if the fractional interest is 0.5 or more) or down (if the fractional interest is less than 0.5) to the nearest whole number.

        Shareholders who are Eligible Holders and who wish to make the necessary joint tax election with the Offeror to obtain a full or partial tax deferred exchange for Canadian federal income tax purposes must elect the Rollover Option in the Letter of Transmittal. See "Canadian Federal Income Tax Considerations" in Section 23 of the Circular.

2.     Time for Acceptance

        The Offer is open for acceptance until 8:00 p.m. (Toronto time) on August 27, 2007, or until such later time and date or times and dates to which it may be extended, unless the Offer is withdrawn by the Offeror.

3.     Manner of Acceptance

  Letter of Transmittal

        The Offer may be accepted by delivering to the Depositary at the office of the Depositary listed in the accompanying Letter of Transmittal (printed on yellow paper), so as to be received before the Expiry Time:

  (a)
  the certificate or certificates representing the Shares in respect of which the Offer is being accepted;

  (b)
  the appropriate form of Letter of Transmittal in the form accompanying the Offer and Circular (or a manually signed facsimile thereof) properly completed and duly executed as required by the instructions set out in the Letter of Transmittal; and

  (c)
  all other documents required by the instructions set out in the Letter of Transmittal including, in the case of UK Resident Shareholders, any required evidence confirming that the Shareholder purporting to accept the Offer is an Eligible UK Shareholder.

        Participants of CDS or DTC should contact the Depositary with respect to the deposit of their Shares under the Offer. CDS and DTC will be issuing instructions to its participants as to the method of depositing such Shares under the terms of the Offer.

        Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Shares directly with the Depositary or if they make use of the services of a member of the Soliciting Dealer Group to accept the Offer.

        Except as otherwise provided in the instructions to the Letter of Transmittal, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a certificate representing Shares is registered in the name of a person other than the signatory of a Letter of Transmittal or if the cash payable and certificates for Yamana Common Shares issuable are to be delivered to a person other than the registered owner, the certificate(s) must be endorsed or accompanied by an appropriate power of attorney, in either case, signed exactly as the name of the registered owner appears on the certificate with the signature on the certificate or power of attorney guaranteed by an Eligible Institution.

        Eligible Holders who elect the Rollover Option in the Letter of Transmittal, may make a joint tax election with the Offeror for the purpose of achieving a full or partial tax-deferred exchange for Canadian federal income tax purposes. See "Canadian Federal Income Tax Considerations" in Section 23 of the Circular.

        In addition, Shares may be deposited in compliance with the procedures set forth below under the heading "Procedure for Guaranteed Delivery" for guaranteed delivery before the Expiry Time.

        Unless waived by the Offeror, holders of Shares are required to deposit one SRP Right for each Share in order to effect a valid deposit of such Share or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto. If the Separation Time does not occur before the Expiry Time, a deposit of Shares will also constitute a deposit of the associated SRP Rights. If the Separation Time occurs before the Expiry Time and Rights Certificates are distributed by Meridian to Shareholders prior to the time that the holder's Shares are deposited pursuant to the Offer, in order for the Shares to be validly deposited, Rights Certificate(s) representing SRP Rights equal in number to the number of Shares deposited must be delivered to the Depositary. If the Separation Time occurs before the Expiry Time and Rights Certificates are not distributed by the time that a Shareholder deposits its Shares pursuant to the Offer, the Shareholder may deposit its SRP Rights before receiving Rights Certificate(s) by using the guaranteed delivery procedure described below. In any case, a deposit of Shares constitutes an agreement by the signatory to deliver Rights Certificate(s) representing SRP Rights equal in number to the number of Shares deposited pursuant to the Offer to the Depositary on or before the third trading day on the TSX after the date, if any, that Rights Certificate(s) are distributed. The Offeror reserves the right to require, if the Separation Time occurs before the Expiry Time, that the Depositary receive, prior to taking up the Shares for payment pursuant to the Offer, Rights Certificate(s) from a Shareholder representing SRP Rights equal in number to the Shares deposited by such holder.

Signature Guarantees

        No signature guarantee is required on the Letter of Transmittal if:

  (a)
  the Letter of Transmittal is signed by the registered owner of the Shares exactly as the name of the registered holder appears on the Share certificate deposited therewith, and the cash payable and/or the certificates for Yamana Common Shares issuable, in each case under the Offer, are to be delivered directly to such registered holder; or

  (b)
  Shares are deposited for the account of an Eligible Institution.

        In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a certificate representing Shares is registered in the name of a person other than the signatory of a Letter of Transmittal or if the cash payable and/or certificates for the Yamana Common Shares issuable are to be delivered to a person other than the registered owner, the certificate must be endorsed or accompanied by an appropriate power of attorney, in either case, signed exactly as the name of the registered owner appears on the certificate with the signature on the certificate or power of attorney guaranteed by an Eligible Institution.

Procedure for Guaranteed Delivery

        If a Shareholder wishes to deposit Shares pursuant to the Offer and either the certificate(s) representing the Shares are not immediately available or the Shareholder is not able to deliver the certificate(s) and all other required documents to the Depositary before the Expiry Time, those Shares may nevertheless be deposited pursuant to the Offer, provided that all of the following conditions are met:

  (a)
  such deposit is made by or through an Eligible Institution;

  (b)
  a properly completed and duly executed Notice of Guaranteed Delivery (printed on pink paper) in the form accompanying the Offer and Circular (or a manually signed facsimile thereof), including a guarantee to deliver by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery, is received by the Depositary before the Expiry Time at its Toronto, Ontario office listed on the Notice of Guaranteed Delivery;

  (c)
  the certificate(s) representing all deposited Shares, and, if the Separation Time has occurred before the Expiry Time and Rights Certificates have been distributed to Shareholders before the Expiry Time, the Rights Certificate(s) representing the deposited SRP Rights, together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with signatures guaranteed if so required in accordance with the Letter of Transmittal and all other documents required thereby, are received by the Depositary at its office in Toronto, Ontario listed in the Letter of Transmittal before 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Date; and

  (d)
  in the case of SRP Rights where the Separation Time has occurred before the Expiry Time but Rights Certificates have not been distributed to Shareholders before the Expiry Time, the Rights Certificate(s) representing the deposited SRP Rights, together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with signatures guaranteed if so required in accordance with the Letter of Transmittal and all other documents required thereby are received by the Depositary at its office in Toronto, Ontario listed in the Letter of Transmittal before 5:00 p.m. (Toronto time) on the third trading day on the TSX after Rights Certificates are distributed to Shareholders.

        If a Shareholder delivers a Notice of Guaranteed Delivery in respect of Shares deposited with a subsequent Letter of Transmittal, the election (or deemed election) made in that Notice of Guaranteed Delivery as to the consideration to be received will supersede any election made in such subsequent Letter of Transmittal.

        The Notice of Guaranteed Delivery must be delivered by hand or courier or transmitted by facsimile or mailed to the Depositary at its office in Toronto, Ontario listed on the Notice of Guaranteed Delivery and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Acceptance by Book-Entry Transfer in the United States

        Shareholders may also accept the Offer in the United States by following the procedures for book-entry transfer, provided that confirmation of a book entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at DTC, together with an Agent's Message (as defined below) in respect thereof or a properly completed and executed Letter of Transmittal and any other required documents, are received by the Depositary at its office in Toronto, Ontario before the Expiry Time. Any financial institution that is a participant in DTC's systems may cause DTC to make a book-entry transfer of a holder's Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, as noted above, although delivery of Shares may be effected through book-entry transfer at DTC, either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of a Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at its office in Toronto, Ontario before the Expiry Time. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from the participant in DTC depositing the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal as if executed by such participant and that the Offeror may enforce such agreement against such participant.

Currency of Payment

        All cash payable under the Offer, including the cash consideration under the Offer Consideration, will be denominated in Canadian dollars.

General

        The Offer will be deemed to be accepted only if the Depositary has received the requisite documents at or before the time specified. In all cases, payment for the Shares deposited and taken up by the Offeror pursuant to the Offer will be made only after timely receipt by the Depositary of certificates representing the Shares (or Book-Entry Confirmation), a Letter of Transmittal (or a manually signed facsimile thereof) properly completed and signed covering the Shares with the signatures guaranteed in accordance with the instructions set out therein (or, in the case of Shares deposited by book-entry transfer in the United States, an Agent's Message), and any other required documents.

        The method of delivery of the certificate(s) representing Shares, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents is at the option and risk of the depositing Shareholder. The Offeror recommends that those documents be delivered by hand to the Depositary and that a receipt be obtained or, if mailed, that registered mail, properly insured, be used with an acknowledgement of receipt requested. It is suggested that any such mailing be made sufficiently in advance of the Expiry Time to permit delivery to the Depositary before the Expiry Time. Delivery will only be effective upon actual receipt by the Depositary.

        Shareholders whose Shares are registered in the name of a stock broker, investment dealer, bank, trust company or other nominee should contact that nominee for assistance in depositing their Shares.

        All questions as to the validity, form, eligibility (including, without limitation, timely receipt) and acceptance of Shares deposited pursuant to the Offer will be determined by the Offeror in its sole discretion. Depositing Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the Laws of any jurisdiction. The Offeror reserves the absolute right to waive any defects or irregularities in the deposit of any Shares. There shall be no duty or obligation of the Offeror, the Depositary or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror's interpretation of the terms and conditions of the Offer and Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and any other related documents will be final and binding.

        Under no circumstances will any amount be paid by the Offeror or the Depositary by reason of any delay in exchanging any Shares or in making payments for Shares or in lieu of fractional Yamana Common Shares to any person on account of Shares accepted for exchange or payment pursuant to the Offer.

        The deposit of Shares pursuant to the procedures described in this Offer will constitute a binding agreement between the depositing Shareholder and the Offeror and such agreement shall be subject to the conditions of the Offer and include representations and warranties of the depositing Shareholder that: (i) such person has full power and authority to deposit, sell, assign and transfer the Shares being deposited; (ii) such person owns the Shares being deposited: (iii) in the case of any UK Shareholder, such person is an Eligible UK Shareholder; (iv) the deposit of such Shares complies with applicable securities Laws; and (v) when such Shares are taken up and paid for by the Offeror, in accordance with the Offer, the Offeror will acquire good title thereto free and clear of all liens, restrictions, charges, encumbrances, claims and equities.

Dividends and Distributions

        Subject to the terms and conditions of the Offer and subject, in particular, to Shares being validly withdrawn by or on behalf of a depositing Shareholder, and except as provided below, by accepting the Offer pursuant to the procedures set forth herein, a Shareholder deposits, sells, assigns and transfers to the Offeror all right, title and interest in and to the Shares covered by the Letter of Transmittal delivered to the Depositary (the "Deposited Shares") and in and to all rights and benefits arising from such Deposited Shares including, without limitation, any and all dividends, distributions, payments, securities, property or other interests which may be declared, paid, accrued, issued, distributed, made or transferred en or in respect of the Deposited Shares or any of them on and after the date of the Offer, including any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, "Distributions").

Power of Attorney

        The execution of a Letter of Transmittal (or, in the case of Shares deposited by book-entry transfer in the United States, an Agent's Message), irrevocably constitutes and appoints, effective on and after the time (the "Effective Time") that the Offeror takes up the Deposited Shares covered by the Letter of Transmittal (which Shares upon being taken up are, together with any Distributions thereon, hereinafter referred to as the "Purchased Securities"), certain officers of the Offeror and any other person designated by the Offeror in writing (each an "Appointee") as the true and lawful agents, attorneys and attorneys-in-fact and proxies of the depositing Shareholder with respect to the Purchased Securities, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest):

  (a)
  to register or record the transfer and/or cancellation of such Purchased Securities (to the extent consisting of securities) on the appropriate register maintained by Meridian or its transfer agent;

  (b)
  for so long as any Purchased Securities are registered or recorded in the name of such Shareholder, to exercise any and all rights of such Shareholder including, without limitation, the right to vote, to execute and deliver any and all instruments of proxy, authorizations or consents in form and on terms satisfactory to the Offeror in respect of any or all Purchased Shares and any other property, to revoke any such instrument, authorization or consent given prior to or after the Effective Time, to designate in such instrument, authorization or consent any person or persons as the proxy of such Shareholder in respect of the Purchased Securities for all purposes including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise, or any adjournment thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Meridian;

  (c)
  to execute, endorse and negotiate, for and in the name of and on behalf of such Shareholder, any and all cheques or other instruments; representing any Distributions payable to or to the order of, or endorsed in favour of, such Shareholder; and

  (d)
  to exercise any other rights of a holder of Purchased Securities.

        A Shareholder accepting the Offer agrees not to vote any of the Purchased Securities at any meeting (whether annual, special or otherwise, or any adjournments thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of securities of Meridian and not to exercise any of the other rights or privileges attached to the Purchased Securities, and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents in respect of the Purchased Securities, and to appoint in any such instruments of proxy, authorizations or consents, the person or persons specified by the Offeror as the proxy of the holder of the Purchased Securities. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney in fact) or consents given by the holder of such Purchased Securities with respect thereto will be revoked and no subsequent proxies or other authorizations or consents may be given by such person with respect thereto.

Further Assurances

        A Shareholder accepting the Offer covenants under the terms of the Letter of Transmittal to execute, upon request of the Offeror, any additional documents transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred is, to the extent permitted by Law, irrevocable and may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by Law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such holder.

Formation of Agreement

        The acceptance of the Offer pursuant to the procedures set forth above constitutes a binding agreement between a depositing Shareholder and the Offeror, effective immediately following the time at which the Offeror takes up Shares deposited by such Shareholder, in accordance with the terms and conditions of the Offer. This agreement includes a representation and warranty by the depositing Shareholder that (i) the person signing the Letter of Transmittal has full power and authority to deposit, sell, assign and transfer the Deposited Shares and any Distributions deposited pursuant to the Offer, (ii) the Deposited Shares and Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Shares and Distributions, to any other person, (iii) the deposit of the Deposited Shares and Distributions complies with applicable Laws, and (iv) when the Deposited Shares and Distributions are taken up and paid for by the Offeror, the Offeror will acquire good title thereto, tree and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.

        The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set forth in this Section 3.

4.     Conditions of the Offer

        Notwithstanding any other provision of the Offer and subject to applicable Law, the Offeror will have the right to withdraw the Offer and not take up, purchase or pay for, and shall have the right to extend the period of time during which the Offer is open and postpone taking up and paying for any Shares deposited pursuant to the Offer, unless all of the following conditions are satisfied or waived by the Offeror at or before the Expiry Time:

  (a)
  there shall have been validly deposited pursuant to the Offer and not withdrawn at the Expiry Time that number of Shares which constitutes at least 66 2/3% of the Shares outstanding calculated on a fully diluted basis (the "Minimum Deposit Condition");

  (b)
  the conditions to the completion of the Northern Orion Transaction shall have been satisfied or waived;

  (c)
  the Offeror shall have determined in its reasonable discretion that, on terms satisfactory to the Offeror: (i) the Board of Directors shall have waived the application of the Shareholder Rights Plan to the purchase of Shares by the Offeror under the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction; (ii) a cease trade order or an injunction shall have been issued that has the effect of prohibiting or preventing the exercise of SRP Rights or the issue of Meridian Common Shares upon the exercise of the SRP Rights in relation to the purchase of Shares by the Offeror under the Offer, any Compulsory Acquisitions or any Subsequent Acquisition Transaction; (iii) a court of competent jurisdiction shall have ordered that the SRP Rights are illegal or of no force or effect or may not be exercised in relation to the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; or (iv) the SRP Rights and the Shareholder Rights Plan shall otherwise have become or been held unexercisable or unenforceable in relation to the Shares with respect to the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction;

  (d)
  any government or regulatory approvals, waiting or suspensory periods (and any extensions thereof), waivers, permits, consents, reviews, sanctions, orders, rulings, decisions, declarations, certificates and exemptions (including, among others, those of any stock exchanges or other securities or regulatory authorities) that are, in the Offeror's reasonable discretion, necessary or advisable to complete the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction shall have been obtained, received or concluded or, in the case of waiting or suspensory periods, expired or been terminated, each on terms and conditions satisfactory to the Offeror in its reasonable discretion;

  (e)
  no act, action, suit or proceeding shall have been taken or threatened or be pending before or by any Governmental Entity or by any elected or appointed public official or private person (including, without limitation, any individual, company, firm, group or other entity), whether or not having the force of Law:

  (i)
  challenging the Offer or the ability of the Offeror to make or maintain the Offer;

  (ii)
  seeking to prohibit, restrict or impose material limitations or conditions on: (A) the acquisition by, or sale to, the Offeror of any Shares, (B) the take-up or acquisition of Shares by the Offeror, (C) the issuance and delivery of Yamana Common Shares or the delivery of cash in consideration for Shares taken up or acquired by the Offeror, (D) the ability of the Offeror to acquire or hold, or exercise full rights of ownership of, any Shares, (E) the ownership or operation or effective control by the Offeror of any material portion of the business or assets of Meridian or its affiliates or subsidiaries or to compel the Offeror or its affiliates or subsidiaries to dispose of or hold separate any material portion of the business or assets of Meridian or any of its affiliates or subsidiaries as a result of the Offer, or (F) the ability of the Offeror and its affiliates and subsidiaries to complete any Compulsory Acquisition, Subsequent Acquisition Transaction or the Northern Orion Transaction;

  (iii)
  seeking to obtain from the Offeror or any of its affiliates or subsidiaries or Meridian or any of its affiliates or subsidiaries any material damages directly or indirectly in connection with the Offer;

  (iv)
  which, if successful, in the reasonable discretion of the Offeror, would be reasonably likely to result in a Material Adverse Effect on Meridian or its affiliates or subsidiaries, taken as a whole, if the Offer or the Northern Orion Transaction were consummated; or

  (v)
  which, if successful, in the reasonable discretion of the Offeror, would make uncertain the ability of the Offeror and its affiliates and subsidiaries to complete any Compulsory Acquisition, Subsequent Acquisition Transaction or the Northern Orion Transaction;

  (f)
  there shall not be in effect or threatened any temporary restraining order, preliminary or permanent injunction, cease trade order or other order, decree or judgment issued by any Governmental Entity or other legal restraint or prohibition challenging the Offer or preventing the completion of the Offer or the acquisition of Shares under the Offer, or any Compulsory Acquisition, Subsequent Acquisition Transaction or the Northern Orion Transaction and there shall not exist any Law, nor shall any Law have been proposed, enacted, entered, promulgated or applied, nor shall there be in effect, pending or threatened any temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Entity or other legal restraint or prohibition which would have the effect of prohibiting, restricting, making illegal or imposing material limitations or conditions on (i) the acquisition by, or sale to, the Offeror of any Shares, (ii) the take-up or acquisition of Shares by the Offeror, (iii) the issuance and delivery of Yamana Common Shares or the delivery of cash in consideration for Shares taken up or acquired by the Offeror, (iv) the ability of the Offeror to acquire or hold, or exercise full rights of ownership of, any Shares, (v) the ownership or operation or effective control by the Offeror of any material portion of the business or assets of Meridian or its affiliates or subsidiaries or to compel the Offeror or its affiliates or subsidiaries to dispose of or hold separate any material portion of the business or assets of Meridian or any of its affiliates or subsidises as a result of the Offer, or (vi) the ability of the Offeror and its affiliates and subsidiaries to complete any Compulsory Acquisition or any Subsequent Acquisition Transaction or the Northern Orion Transaction;

  (g)
  the Offeror shall not have become aware of any adverse claims, impairments, rights, interests, limitations or other restrictions of any kind whatsoever not specifically and publicly disclosed by Meridian prior to June 27, 2007, being the date of the Offeror's announcement of its intention to make the Offer, in respect of any of Meridian's properties or assets, including any mineral rights or concessions;

  (h)
  the Offeror shall have determined, in its reasonable discretion, that none of the following shall exist or shall have occurred (which has not been cured or waived), or is threatened, (i) any property, right, franchise, concession, permit or licence of Meridian or of any of its affiliates or subsidiaries has been or may be impaired or otherwise adversely affected, whether as a result of the making of the Offer, taking up and paying for Shares deposited pursuant to the Offer, the completion of a Compulsory Acquisition or Subsequent Acquisition Transaction or otherwise, on a basis which might reduce the expected economic value to the Offeror of the acquisition of Meridian or make it inadvisable for the Offeror to proceed with the Offer and/or with taking up and paying for Shares deposited pursuant to the Offer, or (ii) any covenant, term or condition in any of the notes, bonds, mortgages, indentures, licences, leases, contracts, agreements or other instruments or obligations to which Meridian or any of its affiliates or subsidiaries is a party or to which they or any of their properties or assets are subject that might reduce the expected economic value to the Offeror of the acquisition of Meridian or make it inadvisable for the Offeror to proceed with the Offer and/or taking up and paying for Deposited Shares pursuant to the Offer, and/or completing a Compulsory Acquisition or Subsequent Acquisition Transaction (including, but not limited to, any default, right of termination, acceleration, right of first refusal, pre-emptive right, purchase right, loss of control or operatorship, pricing change or other event that might ensue as a result of the Offeror taking up and paying for Deposited Shares pursuant to the Offer or completing a Compulsory Acquisition or Subsequent Acquisition Transaction;

  (i)
  the Offeror shall have determined in its sole discretion that none of Meridian, any of its affiliates or any third party has taken or proposed to take any action or has failed to take any action, or disclosed a previously undisclosed action or event (in each case other than an action or failure to take an action specifically and publicly disclosed by Meridian prior to June 27, 2007), which might reduce the expected economic value to the Offeror of the acquisition of Meridian or make it inadvisable for the Offeror to proceed with the Offer and/or with the taking up and paying for Deposited Shares under the Offer and/or the completion of a Subsequent Acquisition Transaction, including without limiting the generality of the foregoing: (i) any action or event with respect to any agreement, proposal, offer or understanding relating to any sale, disposition or other dealing with any of the assets of Meridian or any of its affiliates (other than any such sale, disposition or other dealing between Meridian and any affiliate of Meridian or in the ordinary course of business consistent with past practice), any issuance of securities (other than in connection with the exercise of Options existing on June 27, 2007, in accordance with their terms as publicly disclosed prior to June 27, 2007) or options or rights to purchase securities, the payment of any dividends or other distributions or payments (except in the ordinary course of business consistent with past practice), any acquisition or transaction causing a reduction in the number of, or authorizing or proposing the acquisition or other reduction in the number of outstanding Meridian Common Shares or other securities of Meridian or any of its subsidiaries (other than the repurchase of Meridian Common Shares pursuant to, and in accordance with the publicly disclosed terms in effect as of the date of the Offer), any incurrence of material debt or project financing or material steps in furtherance of the foregoing, any acquisition from a third party of assets (except in the ordinary course of business consistent with past practice) or securities by Meridian or any of its affiliates, any reorganization of Meridian and its affiliates, or any take-over bid (other than the Offer), merger, amalgamation, statutory arrangement, recapitalization, business combination, share exchange, joint venture or similar transaction involving Meridian or any of its affiliates or any capital expenditure by Meridian or any of its affiliates not in the ordinary course of business and consistent with past practice, the making of or committing to make any capital expenditure by Meridian or any of its affiliates or subsidiaries (other than in the ordinary course of business consistent with past practice or in accordance with plans publicly disclosed by Meridian prior to the date of the Offer), the waiving, releasing, granting, transferring or amending of any rights of material value under (A) any existing material contract in respect of any material joint ventures or material properties or projects, or (B) any other material license, lease, permit, authorization, concession, contract, agreement, instrument or other document (other than in the ordinary course of business consistent with past practice and only if so doing would not have an Material Adverse Effect on Meridian or any of its affiliates or subsidiaries), any change to Meridian's articles of incorporation or bylaws, undertaking any transaction that would prevent the Offeror obtaining, if otherwise available, a "bump" in the tax cost of the property of Meridian in accordance with paragraph 88(1)(d) of the Tax Act, or any transaction that would reduce the amount of the "bump", if otherwise available, and (ii) adopting, establishing or entering into any new employment, change in control, severance compensation or similar agreement, arrangement or plan with or for one or more of Meridian's or its affiliates' employees, consultants or directors, (iii) adopting, establishing or entering into, or amending or making grants or awards pursuant to, any agreements, arrangements or plans to provide for increased benefits to one or more employees, consultants or directors of Meridian or any of its affiliates, whether or not as a result of or in connection with the transactions contemplated by the Offer and Circular, (iv) except as may be required by Law, taking any action to adopt, establish, terminate or amend any employee benefit plan of Meridian or any of its affiliates, or (v) any proposal, plan or intention to do any of the foregoing, either publicly announced or communicated by or to Meridian, or any agreement to engage in any of the foregoing;

  (j)
  the Offeror shall have determined, in its reasonable discretion, that there shall be no change, effect, event, circumstance, occurrence or state of facts, pending or threatened, on or after June 27, 2007, (being the date of the Offeror's announcement of its intention to make the Offer), that has or may have a Material Adverse Effect on Meridian and its affiliates or subsidiaries, taken as a whole and that the Offer, if consummated, shall not trigger a Material Adverse Effect on Meridian and its affiliates and subsidiaries, taken as a whole and the Offeror shall not have become aware of any change, effect, event, circumstance, occurrence or state of facts, pending or threatened, on or after June 27, 2007, that, in the reasonable discretion of the Offeror, has had or may have a Material Adverse Effect on Meridian and its affiliates and subsidiaries, taken as a whole;

  (k)
  the Offeror shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made, in any document filed by or on behalf of Meridian with any securities commission or similar securities regulatory authority in any of the provinces of Canada or in the United States or elsewhere, including any prospectus, annual information form, financial statement, material change report, management proxy circular, feasibility study or executive summary thereof, press release or any other document so filed by Meridian, and Meridian shall have disclosed all material changes in relation to Meridian which occurred prior to June 27, 2007 in a non-confidential material change report filed with the OSC prior to June 27, 2007;

  (l)
  there shall not have occurred or been threatened on or after the date of the Offer: (i) any general suspension of trading in, or limitation on prices for, securities on the TSX or the NYSE; (ii) any extraordinary or material adverse change in the financial markets in Canada or the United States;

    (iii) any change in the general political, market, economic or financial conditions in any country that could, in the reasonable discretion judgment of the Offeror, have a Material Adverse Effect on Meridian and its affiliates and subsidiaries, taken as a whole; (iv) a material change in United States or Canadian currency exchange rates or a suspension of, or limitation on, the markets therefor; (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States; (vi) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that, in the reasonable discretion of the Offeror, might affect the extension of credit by banks or other lending institutions in Canada or the United States; (vii) a commencement of war or armed hostilities or other national or international calamity involving any jurisdiction in which Meridian operates its business; or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; and

  (m)
  the Offeror shall have been provided with, or been given access to, in a timely manner, all non-public information and data relating to Meridian, including without limitation access to Meridian's mineral project sites, and the Offeror shall be satisfied upon completion of its review of such information and data and upon the advice of its legal counsel, that such information and data does not reveal a change, event, occurrence or state of facts that is or would reasonably be expected to have a Material Adverse Effect on Meridian or any of its affiliates, either individually or collectively, whether or not the Offer were completed.

        The foregoing conditions are for the exclusive benefit of the Offeror and may be waived by it in whole or in part at any time. The foregoing conditions may be asserted by the Offeror regardless of the circumstances giving rise to any such condition. The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such light shall be deemed to be an ongoing right that may be asserted at any time and from time to time.

        The foregoing conditions are subject to the Offeror's ongoing disclosure obligations under its Tender Offer Statement on Schedule TO and to the Offeror's notification obligations with respect to changes in the information contained in the Offer and Circular that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer, as described in Section 5 of the Offer.

        Any waiver of a condition or the termination or withdrawal of the Offer shall be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated in writing to the Depositary at its principal office in Toronto, Ontario. The Offeror forthwith after giving any such notice, will make a public announcement of such waiver or withdrawal and, to the extent required by applicable Law, cause the Depositary as soon as is practicable thereafter to notify the registered holders of Shares in the manner set forth under "Notice and Delivery" in Section 11 of the Offer. If the Offer is withdrawn, the Offeror shall not be obligated to take up, accept for payment or pay for any Shares deposited pursuant to the Offer, and the Depositary will promptly return all certificates for deposited Shares and Letters of Transmittal, Notices of Guaranteed Delivery and related documents in its possession to the parties by whom they were deposited.

5.     Extension, Variation or Change in the Offer

        The Offer is open for acceptance until the Expiry Time, unless the Offer is withdrawn or is extended by the Offeror.

        Subject as hereinafter described, the Offeror may, in its sole discretion, at any time and from time to time, extend the Expiry Date or the Expiry Time or vary the Offer by giving written notice (or other communication subsequently confirmed in writing) of such extension or variation to the Depositary at its principal office in Toronto, Ontario. Upon the giving of such notice or other communication extending the Expiry Date or the Expiry Time, the Expiry Date or the Expiry Time, as applicable, shall be, and be deemed to be, so extended. Where required by Law, the Offeror, as soon as practicable thereafter, will cause the Depositary to provide a copy of the notice, in the manner set forth under "Notice and Delivery" in Section 11 of the Offer, to all registered holders of Shares whose Shares have not been taken up before the date of the extension or variation. The Offeror shall, as soon as practicable after giving notice of an extension or variation to the Depositary, make a public announcement of the extension or variation to the extent and in the manner required by applicable Law. Such announcement will be made promptly, in the case of a variation, and in the case of an extension, no later than the earlier of (i) 9:00 a.m. (Toronto time) on the next Business Day after the previously scheduled Expiry Date, or (ii) the first opening of the TSX on the next trading day after the previously scheduled Expiry Date. Any notice of extension of the Offer will include the approximate number of Shares deposited to the Offer at the time of such notice. Any notice of extension or variation will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario.

        Where the terms of the Offer are varied, the Offer Period will not expire before ten days after the notice of change or variation has been given to Shareholders, unless otherwise permitted by applicable Law and subject to abridgement or elimination of the Offer Period pursuant to such orders or other forms of relief as may be granted by any Governmental Entities. Notwithstanding the foregoing, if the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if the Offereor waives a material condition of the Offer, the Offeror will disseminate additional offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the US Exchange Act. Under the US Exchange Act, the minimum period during which an offer must remain open following a change in consideration offered, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee is ten Business Days. The period during which an offer must remain open following a material change in the terms of such offer, other than a change in consideration offered, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. Accordingly, if prior to the Expiry Time, the Offeror changes the consideration offered pursuant to the Offer, reduces the percentage of the Shares sought or increases or decreases a dealer's soliciting fee, and if the Offer is scheduled to expire at any time earlier than the tenth Business Day from the date that notice of such change or variation is first published, mailed or given to Shareholders, the Offer will be extended at least until the expiration of such tenth Business Day.

        If, before the Expiry Time, or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer and Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or its affiliates unless it is a change in a material fact relating to the Yamana Common Shares), the Offeror will give written notice of such change to the Depositary at its principal office in Toronto, Ontario and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth under "Notice and Delivery" in Section 11 of the Offer, to all registered holders of Shares whose Shares have not been taken up under the Offer at the date of the occurrence of the change, if required by applicable Law. As soon as possible after giving notice of a change in information to the Depositary, the Offeror will make a public announcement and dissemination of the change in information to the extent and in the manner required by applicable Law and extend the Offer to the extent required by applicable Law. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated in writing to the Depositary at its principal office in Toronto, Ontario.

        Notwithstanding the foregoing but subject to applicable Law, the Offer may not be extended by the Offeror if all of the terms and conditions of the Offer (other than those waived by the Offeror) have been satisfied or complied with, unless the Offeror first takes up all Shares then deposited under the Offer and not withdrawn.

        During any such extension, or in the event of any variation or change in information, all Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Offeror in accordance with the terms hereof, subject to the provisions set out under "Right to Withdraw Deposited Shares" in Section 7 of the Offer. An extension of the Expiry Time, a variation of the Offer or a change in information does not, unless otherwise expressly stated, constitute a waiver by the Offeror of any of its rights set out under Conditions of the Offer" in Section 4 of the Offer.

        If, before the Expiry Time, the consideration being offered for the Shares under the Offer is increased, such increased consideration will be paid to each of the depositing Shareholders whose Shares are taken up under the Offer, whether or not such Shares were taken up before the increase.

Subsequent Offering Period

        Pursuant to Rule 14d-11 under the US Exchange Act, the Offeror, subject to the conditions listed below, may elect to make available a subsequent offering period by extending the Offer on one occasion for a period of at least three Business Days and not to exceed twenty Business Days (the "Subsequent Offering Period") following the Expiry Time. Pursuant to such rule, the Offeror may include a Subsequent Offering Period with respect to the Offer so long as:

  (a)
  the Offer was open for at least twenty Business Days and has expired;

  (b)
  the Offer was for all outstanding Shares that are the subject of the Offer;

  (c)
  the Offeror immediately takes up and promptly pays for all Shares deposited during the Offer and not validly withdrawn;

  (d)
  the Offeror announces the results of the Offer, including the approximate number and percentage of Shares deposited, no later than 9:00 a.m. (Toronto time) on the next Business Day after the Expiry Time and immediately begins the Subsequent Offering Period with respect to the Offer;

  (e)
  the Offeror immediately takes up and promptly pays for Shares as they are deposited during the Subsequent Offering Period with respect to the Offer; and

  (f)
  the Offeror pays the same form and amount of consideration for all Shares deposited in both the Subsequent Offering Period with respect to the Offer and the period prior to the Expiry Time.

        A Subsequent Offering Period, if one is included, does not constitute an extension of the Offer for purposes of the US Exchange Act, although it does constitute an extension of the Offer under Canadian securities laws. Under Canadian securities laws, in order for an Offeror to take up and pay for additional Shares deposited after the initial Expiry Time, the Offeror must either (a) extend the Offer in accordance with Canadian securities laws (which extension would be treated as a Subsequent Offering Period in the United States) or (b) initiate a new offer in respect of Shares, which new offer could not be consummated for at least 35 days. For purposes of the US Exchange Act, a Subsequent Offering Period is an additional period of time beginning on the next Business Day after the Expiry Time during which Shareholders may deposit Shares not deposited during the Offer. For purposes of applicable Canadian securities laws, a Subsequent Offering Period is an additional period of time by which the Offer is extended, following the satisfaction or waiver of all conditions of the Offer and the take up of all Shares then deposited under the Offer, and during which period Shareholders may deposit Shares not deposited prior to the commencement of the Subsequent Offering Period with respect to the Offer.

        The Offeror does not currently intend to include a Subsequent Offering Period with respect to the Offer, although the Offeror reserves the right to do so in its sole discretion. If the Offeror elects to include a Subsequent Offering Period with respect to the Offer, for purposes of applicable United States federal securities laws, the Offeror will include a statement of its intention to do so in the press release announcing the results of the Offer disseminated no later than 9:00 a.m. (Toronto time) on the next Business Day after the previously scheduled Expiry Time. For purposes of applicable Canadian securities laws, the Offeror will provide a written notice of extension of the Offer with respect to the implementation of the Subsequent Offering Period, including the period during which the Offer will be open for acceptance, to the Depositary, and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth under "Notice and Delivery" in Section 11 of the Offer to all holders of Shares that have not been taken up pursuant to the Offer at the date of the extension. The same form and amount of consideration will be paid to Shareholders depositing Shares during the Subsequent Offering Period, if one is included, as would have been paid prior to the commencement of such period. If the consideration being offered for the Shares under the Offer is increased, the increased consideration will be paid to all depositing Shareholders whose Shares are taken up under the Offer without regard to when such Shares are taken up under the Offer by the Offeror.

        Notwithstanding the provisions of the US Exchange Act regarding subsequent offering periods, the Offeror will permit withdrawal of Shares deposited during any Subsequent Offering Period, if there is one, at any time prior to the expiry of such Subsequent Offering Period; provided, however, that this right of withdrawal will not apply in respect of Deposited Shares taken up by the Offeror prior to the Subsequent Offering Period. Withdrawing holders of Shares who have deposited such Shares during the Subsequent Offering Period and have received payment for such Shares must return such payment to the applicable Offeror prior to any withdrawal. Subject to the following sentence, the Expiry Time with respect to a subsequent Offer shall be 5:00 p.m. (Toronto time) on the last day of the Subsequent Offering Period, unless determined otherwise pursuant to the provisions of this Section 5. The foregoing sentence will not limit the requirement that the conditions to the Offer set forth under "Conditions of the Offer" in Section 4 of the Offer, be satisfied or waived prior to the initial Expiry Time, which will be before the commencement of the Subsequent Offering Period.

        Under applicable Canadian securities laws, a Subsequent Offering Period must be open for at least ten calendar days from the date of notice of extension referred to above. As a result, to comply with the applicable laws of Canada and the US Exchange Act, if the Offeror elects to make a Subsequent Offering Period available with respect to the Offer, the Subsequent Offering Period will be open for at least ten calendar days from the date of notice of extension and will not exceed twenty Business Days from the Expiry Time. The Offeror will promptly take up and pay for all Shares validly deposited during the Subsequent Offering Period with respect to the Offer.

6.     Take up of and Payment for Deposited Shares

        If all the conditions referred to under "Conditions of the Offer" in Section 4 of the Offer have been satisfied or waived at or before the Expiry Time, the Offeror will become obligated to take up and pay for Shares validly deposited under the Offer and not properly withdrawn promptly following the Expiry Time, but in any event not later than ten days after the Expiry Date. The Offeror will be obligated to promptly pay for the Shares so taken up, but in any event not later than the earlier of (a) the tenth day after the Expiry Time, and (b) three Business Days after taking up such Shares. Any Shares deposited to the Offer after the first date on which Shares have been taken up by the Offeror but before the Expiry Date will be taken up and paid for promptly, and in any event within ten days of such deposit.

        For the purposes of the Offer, the Offeror will be deemed to have taken up and accepted for payment Shares validly deposited and not withdrawn pursuant to the Offer if, as and when the Offeror gives written notice or other communication subsequently confirmed In writing to the Depositary at its office in Toronto, Ontario to that effect. The Offeror expressly reserves the right in its sole discretion to delay or otherwise refrain from taking up and paying for any Shares or to terminate the Offer and not take up or pay for any Shares pursuant to the Offer if any condition specified under "Conditions of the Offer" in Section 4 of the Offer is not satisfied or waived, by giving written notice thereof or other communication subsequently confirmed in writing to the Depositary at its office in Toronto, Ontario.

        The Offeror also expressly reserves the right, in its sole discretion, to delay taking up and paying for Shares in order to comply, in whole or in part, with any applicable government regulatory approval. The ability of the Offeror to delay the payment for Shares that the Offeror has taken up may be limited by applicable Law. The Offeror will pay for Shares validly deposited pursuant to the Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing Shareholders and by providing the Depositary with sufficient share certificates representing the Yamana Common Shares for transmittal to depositing Shareholders, subject to the maximum amounts. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to persons depositing Shares on the purchase price of Shares purchased by the Offeror, regardless of any delay in making such payment.

        The Depositary will act as the agent of persons who have deposited Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting payment to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Shares. Settlement with each Shareholder who has deposited Shares pursuant to the Offer will be made by the Depositary forwarding a cheque representing the cash and a share certificate representing the Yamana Common Shares to which the depositing Shareholder is entitled.

        Cheques will be payable in Canadian funds. Unless otherwise directed in the Letter of Transmittal, cheques and share certificates will be issued in the name of the registered holder of the Shares so deposited. Unless the person depositing the Shares instructs the Depositary to hold the cheque and share certificates for pick-up by checking the appropriate box in the Letter of Transmittal, such cheque and share certificates will be forwarded by first class insured mail to such person at the address specified in the Letter of Transmittal. If no such address is specified, the cheque and share certificates will be sent to the address of the holder as shown on the Share register maintained by Meridian or its transfer agent. Cheques and share certificates mailed in accordance with this paragraph will be deemed to be delivered at the time of mailing.

        Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Shares directly with the Depositary or if they make use of the services of a member of the Soliciting Dealer Group to accept the Offer.

7.     Right to Withdraw Deposited Shares

        Except as otherwise provided in this Section 7 of the Offer, all deposits of Shares pursuant to the Offer are irrevocable. Unless otherwise required or permitted by applicable Law, any Shares deposited in acceptance of the Offer may be withdrawn at the place of deposit by or on behalf of the depositing Shareholder:

  (a)
  at any time when the Shares have not been taken up by the Offeror;

  (b)
  if the Shares have not been paid for by the Offeror within three Business Days after having been taken up;

  (c)
  at any time before the expiration of ten days from the date upon which either:

           (i)    a notice of change relating to a change which has occurred in the information contained in the Offer and Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or its affiliates unless it is a change in a material fact relating to the Yamana Common Shares), in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer, or

          (ii)    a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the Shares where the Expiry Time is not extended for more than ten days), is mailed, delivered or otherwise properly communicated (subject to abridgement of that period pursuant to such order or orders as may be granted by applicable courts or securities regulatory authorities) and only if such deposited Shares have not been taken up by the Offeror at the date of the notice; or

  (d)
  during a Subsequent Offering Period with respect to the Offer; provided, however, that this right of withdrawal will not apply in respect of Shares taken up by the Offeror prior to the Subsequent Offering Period; or

  (e)
  as required by the US Exchange Act at any time after 60 days from the commencement of the Offer, provided that the Shares have not been accepted for payment by the Offeror prior to the receipt by the Depositary of the notice of withdrawal in respect of such Shares.

        Withdrawals of Shares deposited pursuant to the Offer must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder and must be actually received by the Depositary at the place of deposit within the time limits indicated above. Notices of withdrawal: (i) must be made by a method, including a manually signed facsimile transmission, that provides the Depositary with a written or printed copy; (ii) must be signed by or on behalf of the person who signed the Letter of Transmittal accompanying (or Notice of Guaranteed Delivery in respect of) the Shares which are to be withdrawn; (iii) must specify such person's name, the number of Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the applicable Shares to be withdrawn; and (iv) must be actually received by the Depositary at the place of deposit of the applicable Shares (or Notice of Guaranteed Delivery in respect thereof). Any signature in a notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Transmittal (as described in the instructions set out therein), except in the case of Shares deposited for the account of an Eligible Institution. The withdrawal will take effect upon actual physical receipt by the Depositary of the properly completed and signed written notice of withdrawal.

        Alternatively, if Shares have been deposited pursuant to the procedures for book-entry transfer in the United States, as set forth in "Manner of Acceptance — Acceptance by Book-Entry Transfer in the United States" in Section 3 of the Offer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with DTC's procedures.

        A withdrawal of Shares deposited pursuant to the Offer can only be accomplished in accordance with the foregoing procedure. The withdrawal will take effect only upon actual receipt by the Depositary of the properly completed and executed written notice of withdrawal.

        All questions as to the validity (including, without limitation, timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion, and such determination will be final and binding. There will be no obligation on the Offeror, the Depositary or any other person to give any notice of any defects or irregularities in any withdrawal and no liability will be incurred by any of them for failure to give any such notice.

        Withdrawals cannot be rescinded and any Shares withdrawn will thereafter be deemed to be not validly deposited for the purposes of the Offer. However, withdrawn Shares may be redeposited subsequently before the Expiry Time by following the procedures described under "Manner of Acceptance" in Section 3 of the Offer.

        It the Offeror extends the period of time during which the Offer is open, is delayed in taking up the Shares or is unable to take up Shares for any reason, then, without prejudice to the Offeror's other rights under the Offer, the Depositary may, subject to applicable Law, retain on behalf of the Offeror all Deposited Shares and Distributions, and such Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in this Section or pursuant to applicable Law.

        The ability of an Offeror to delay the payment for Shares that such Offeror has taken up is limited by Rule 14e-1(c) under the US Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of securityholders promptly after the termination or withdrawal of such bidder's offer, unless such bidder elects to offer a subsequent offering period and pays for the securities deposited during the subsequent offering period in accordance with Rule 14d-11 under the US Exchange Act. The Depositary, on behalf of the Offeror, is bound by Rule 14e-1(c) under the US Exchange Act in retaining Deposited Shares under these circumstances.

        Notwithstanding the provisions of United States federal securities laws relating to subsequent offering periods, the Offeror will permit withdrawal of Deposited Shares during any Subsequent Offering Period, if there is one, at any time prior to the Expiry Time of such Subsequent Offering Period; provided, however, that this right of withdrawal will not apply in respect of Deposited Shares taken up by the Offeror prior to the Subsequent Offering Period with respect to the Offer. Withdrawing holders of Shares who have deposited such Shares during the Subsequent Offering Period and have received payment for such Shares must return such payment to the applicable Offeror prior to any withdrawal.

        In addition to the foregoing rights of withdrawal, Shareholders in certain provinces of Canada are entitled to statutory rights of rescission in certain circumstances. See "Offerees' Statutory Rights" in Section 27 of the Circular.

8.     Return of Deposited Shares

        If any Deposited Shares are not taken up and paid for pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are deposited, certificates for unpurchased Shares will be returned to the depositing Shareholder as soon as is practicable following the termination or withdrawal of the Offer by either: (i) sending new certificates representing Shares not purchased or by returning the deposited certificates (and other relevant documents) or (ii) in the case of Shares deposited by book-entry transfer of such Shares into the Depositary's account at DTC pursuant to the procedures set forth in "Manner of Acceptance — Acceptance by Book-Entry Transfer in the United States" in Section 3 of the Offer, such Shares will be credited to the depositing holder's account maintained with DTC. Certificates (and other relevant documents) will be forwarded by first-class mail in the name of and to the address specified by the Shareholder in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by Meridian or its transfer agent, as soon as practicable after the termination of the Offer.

9.     Mail Service Interruption

        Notwithstanding the provisions of lie Offer and Circular, the Letter of Transmittal or the Notice of Guaranteed Delivery, cheques and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to cheques and any other relevant documents that are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the Shares were deposited until such time as the Offeror has determined that delivery by mail will no longer be delayed. Notwithstanding the provisions set out under "Take up of and Payment for Deposited Shares" in Section 6 of the Offer, cheques, share certificates and any other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been delivered upon being made available for delivery to the depositing Shareholder at the appropriate office of the Depositary, Notice of any determination regarding mail service delay or interruption made by the Offeror will be given in accordance with the provisions set out under "Notice and Delivery" in Section 11 of the Offer.

10.   Changes in Capitalization, Dividends and Distributions

        If, on or after the date of the Offer, Meridian should divide, combine, reclassify, consolidate, convert or otherwise change any of the Shares or it; capitalization, or disclose that it has taken or intends to take any such action, the Offeror, in its sole discretion and without prejudice to its rights under "Conditions of the Offer" in Section 4 of the Offer, may make such adjustments as it considers appropriate to the purchase price and the other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the consideration payable therefor) to reflect that division, combination, reclassification, consolidation, conversion or other change. See "Extension, Variation or Change in the Offer" in Section 5 of the Offer.

        Shares acquired pursuant to the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, charges, encumbrances claims, equities and rights of others and together with all rights and benefits arising therefrom, including, without limitation, the right to any and all dividends, distributions, payments, securities, property, rights (including SRP Rights), assets or other interests which may be accrued, declared, paid, issued, distributed, made or transferred on or after the date of the Offer on or in respect of the Shares, whether or not separated from the Shares, but subject to any Shares being validly withdrawn by or on behalf of a depositing Shareholder. If, on or after the date of the Offer, Meridian should declare, set aside or pay any dividend or declare, make or pay any other distribution or payment on, or declare, allot, reserve or issue any securities, rights or other interests with respect to any Share which is or are payable or distributable to Shareholders on a record date that is prior to the date of transfer into the name of the Offeror or its nominee or transferee on the register of Shareholders maintained by Meridian or its transfer agent of such Share following acceptance thereof for purchase pursuant to the Offer, then (and without prejudice to its rights under "Conditions of the Offer" in Section 4 of the Offer): (i) in the case of any such cash dividend, distribution or payment that does not exceed the cash consideration greater than $3.15 per Share, the cash consideration per Share payable by the Offeror pursuant to the Offer will be reduced by the amount of any such dividend, distribution or payment, and (ii) in the case of any such cash dividend, distribution or payment that exceeds the cash consideration greater than $3.15 per Share, or in the case of any other dividend, distribution, payment, right or other interest, the whole of any such dividend, distribution, payment, right or other interest, will be received and held by the depositing Shareholder for the account of the Offeror and will be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to all rights and privileges as the owner of any such dividend, distribution, payment, right or other interest and may withhold the entire amount of cash and share consideration payable by the Offeror pursuant to the Offer or deduct from the cash and share consideration payable by the Offeror pursuant to the Offer the amount or value thereof, as determined by the Offeror in its sole discretion. For greater certainty, except as permitted in the prior sentence, under no circumstances will a Shareholder receive less than $3.15 per Share of cash consideration. The declaration or payment of any such dividend or distribution may have tax consequences not discussed under "Canadian Federal Income Tax Considerations" in Section 23 of the Circular.

11.   Notice and Delivery

        Without limiting any other lawful means of giving notice and unless otherwise specified by applicable Laws, any notice that the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid to the registered holders of Shares at their respective addresses appearing in the share register maintained by Meridian or its transfer agent and, unless otherwise specified by applicable Law, will be deemed to have been delivered and received on the date of mailing. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail services in Canada or the United States following mailing.

        Except as otherwise permitted by applicable Law, if mail service is interrupted or delayed following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Subject to applicable Law, if post offices in Canada or the United States are not open for the deposit of mail, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if: (a) it is given to the TSX or the NYSE for dissemination through their facilities; (b) it is published once in the National Edition of The Globe and Mail or The National Post, together with either The New York Times or The Wall Street Journal, and in a daily newspaper of general circulation in the French language in the City of Toronto, Ontario; or (c) it is given to the Canada News Wire Service and the Dow Jones News Service for dissemination through its facilities.

        The Offer and Circular and the Letter of Transmittal and Notice of Guaranteed Delivery will be mailed to registered holders of Shares by first class mail, postage prepaid or made in such other manner as is permitted by applicable regulatory authorities and the Offeror will use its reasonable efforts to furnish such documents to brokers, investment advisors, banks and similar persons whose names, or the names of whose nominees, appear in the register maintained by or on behalf of Meridian in respect of the Shares or, if security position listings are available, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to the beneficial owners of Shares when such listings are received.

        Wherever the Offer calls for documents to be delivered to the Depositary those documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary in the Letter of Transmittal or at the address of the Depositary listed in the Notice of Guaranteed Delivery, as applicable. Wherever the Offer calls for documents to be delivered to a particular office of the Depositary those documents will not be considered delivered unless and until they have been physically received at the particular office at the address listed in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

12.   Market Purchases

        Other than pursuant to the Offer, the Offeror will not purchase Shares at any time at or before the Expiry Time.

        Although the Offeror has no present intention to sell Shares taken up and paid for under the Offer, it reserves the right to make or to enter into an arrangement, commitment or understanding at or before the Expiry Time to sell any of such Shares after the Expiry Time.

13.   Other Terms of the Offer

        No broker, dealer or other person has been authorized to give any information or make any representation on behalf of the Offeror or its affiliates other than as contained herein or in the accompanying Circular, and if any such information is given or made it must not be relied upon as having been authorized.

        The Offer and all contracts resulting from the acceptance hereof shall be governed by, and construed in accordance with, the Laws of the Province of Ontario and the Laws of Canada applicable therein. Each party to a contract resulting from an acceptance of the Offer unconditionally and irrevocably attorns to the jurisdiction of the courts of the Province of Ontario.

        In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, the Offer shall be made on behalf of the Offeror by brokers or dealers licensed under the Laws of such jurisdiction.

        The provisions of the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offer.

        The Offeror, in its sole discretion, will be entitled to make a final and binding determination of all questions relating to the interpretation of the terms and conditions of the Offer (including, without limitation, the satisfaction of the conditions of the Offer), the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawals of Shares.

        The Offeror reserves the right to transfer to one or more affiliates of the Offeror the right to purchase all or any portion of the Shares deposited pursuant to the Offer but any such transfer will not relieve the Offeror of its obligations under the Offer and in no way will prejudice the rights of persons depositing Shares to receive payment for Shares validly deposited and accepted for payment pursuant to the Offer.

        The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the Laws of such jurisdiction, The Offeror may, in its sole discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to Shareholders in any such jurisdiction.

        The Offer and the accompanying Circular together constitute the take-over bid circular required under Canadian securities legislation with respect to the Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer.

        The Offeror has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the US Exchange Act, together with exhibits furnishing additional information with respect to the Offer, and may file amendments thereto. In addition, Meridian is required to file with the SEC a Tender Offer Solicitation/ Recommendation Statement on Schedule 14d-9, setting forth the position of Meridian's board of directors with respect to the Offer and the reasons for such position and furnishing additional related information within 10 Business Days of the date of the Offer and Circular. Shareholders will be able to obtain copies of such documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by the Offeror will be available free of charge from the Offeror. You should direct requests for documents to the Vice President, Legal, General Counsel and Assistant Corporate Secretary of the Offeror, 150 York Street, Suite 1102, Toronto, Ontario M5H 3S5, telephone 416-815-0220.

Dated: July 19, 2007

                      YAMANA GOLD INC.
                      (Signed) PETER MARRONE
                      Chairman and Chief Executive Officer

CIRCULAR

        The Circular is furnished in connection with the accompanying Offer dated July 19, 2007 by the Offeror to purchase the outstanding Shares, including Shares that may become outstanding after the date of the Offer but before the Expiry Time upon exercise of Options. Shareholders should refer to the Offer for details of its terms and conditions, including details as to payment and withdrawal rights. The terms and provisions of the Offer, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Schedules are incorporated into and form part of the Circular. Capitalized terms used in the Circular, where not otherwise defined herein, are defined in the Section entitled "Definitions", unless the context otherwise requires.

        The information concerning Meridian contained in the Offer and Circular has been taken from or is based upon publicly available documents or records of Meridian on file with Canadian securities regulatory authorities and other public sources at the time of the Offer. Although the Offeror has no knowledge that would indicate that any statements contained herein relating to Meridian taken from or based upon such documents and records are untrue or incomplete, neither the Offeror nor any of its officers or directors assumes any responsibility for the accuracy or completeness of the information relating to Meridian taken from or based upon such documents and records, or for any failure by Meridian to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to the Offeror. Unless otherwise indicated, information concerning Meridian is given as at July 18, 2007.

1.     The Offeror

        The Offeror is an intermediate gold producer engaged in the acquisition, exploration, development and operation of precious metal and copper mining properties, with significant gold production, a growth pipeline consisting of several development stage gold properties, exploration properties and land positions in Brazil, Argentina, Honduras and elsewhere in Central America. The Offeror's principal product is gold, with gold production forming a significant part of revenues. The Offeror began producing copper-gold concentrate in the first quarter of 2007, and the sale of this concentrate to a number of smelters, refineries and copper financing companies is now adding significantly to the revenues and cash flow of Yamana.

        As a result of its internal growth programme and acquisitions, the Offeror has built a portfolio of assets located in Brazil, Argentina and Honduras, including five operating gold mines namely Chapada (copper/gold), São Francisco, Jacobina, San Andrés and Fazenda Brasileiro and three advanced stage development gold projects, namely Gualcamayo and C1 Santa Luz which are at advanced feasibility stage, and São Vicente which is under construction. The Offeror also has various exploration targets focussed at and around Gualcamayo in Argentina, in the Jacobina Mine Complex area and Bahia Gold Belt, on the Rio Itapicuru Greenstone Belt, on the Guapore Gold Belt especially in the Mato Grosso State in west central Brazil, and in the Pilar de Goias region east of the Crixas gold mine which is operated by AngloGold Ashanti Limited.

        Upon completion of the Northern Orion Transaction and the Offer, the Combined Company will have nine operating mines with a pipeline of six development projects, with an increased presence in Latin America, including Meridian's El Peñón (gold/silver) project and the Minera Florida Mine in Chile (gold/silver), the Agua Rica project in Argentina (copper/gold/molybdenum) and a 12.5% indirect interest in the Alumbrera project in Argentina (copper/gold/molybdenum).

        The Offeror's shares are listed on the TSX under the symbol "YRI" and the NYSE under the symbol "AUY". The Offeror's shares also trade on the LSE under the symbol "YAU". The Offeror was continued under the CBCA by Articles of Continuance dated February 7, 1995. On July 30, 2003, pursuant to Articles of Amendment, the name of the Offeror was changed from Yamana Resources Inc. to Yamana Gold Inc. The Offeror's head office is located at 150 York Street, Suite 1102, Toronto, Ontario M5H 3S5 and its registered office is located at 2100 Scotia Plaza, 40 King Street West, Toronto, Ontario M5H 3C2.

        For further information regarding the Offeror, refer to the Offeror's filings with the Canadian securities regulatory authorities which may be obtained through SEDAR at www.sedar.com or the Offeror's filings with the SEC which are available at the SEC's website at www.sec.gov.

2.     Meridian

        Meridian has been engaged in mining and the exploration of gold and other precious metals since 1981. During the past three completed fiscal years ended December 31, 2006, Meridian's revenue producing properties were its El Peñón mine and Minera Florida mine in Chile and its 40% joint venture interest in the Rossi project in Nevada. Meridian has advanced stage exploration programs in Chile, Mexico and the United States. Early stage exploration programs are being conducted primarily in Chile, Mexico, Nicaragua, Peru and the United States. Meridian determined that the value of its advance exploration program in Esquel, Argentina had been impaired and Meridian wrote down the value of this property in 2005 to the fair market value of a non-mining property.

        Meridian was incorporated on February 28, 1996 as 3232701 Canada Inc. under the CBCA. By articles of amendment, the Company subsequently changed its name to Vulcan Gold Inc. (April 30, 1996), and Meridian Gold Inc. (June 5, 1996). On July 22, 1996, Meridian Gold Inc. and Meridian Canada Inc. amalgamated under section 185 of the CBCA. On December 31, 1999, Meridian Gold Inc. and a former subsidiary of the Company, Meridian Gold Canada Inc., amalgamated under section 185 of the CBCA, becoming Meridian Gold Inc.

        Meridian's predecessor, FMC Gold Company, was formed as a Delaware corporation in 1987 through a combination of FMC Corporation's North American Precious Metals interests. In June 1987, FMC Gold issued 7.5 million shares of common stock to the public and FMC Corporation held the remaining shares. In May 1990, FMC Gold issued 8.0 million shares of common stock to acquire the original Meridian Gold Company, a wholly-owned subsidiary of Burlington Resources. FMC Corporation held the remaining 58.8 million shares of common stock, or 80% of the outstanding shares of FMC Gold, at that time. Meridian acquired FMC Gold in July 1996. In connection with this acquisition, FMC Gold shareholders received one share of Meridian common shares and a $0.02 per share return of capital, totaling approximately $1.5 million, in exchange for each share of FMC Gold common stock. FMC Corporation sold its 80% interest in Meridian, which it acquired in the acquisition of FMC Gold, through a public offering in Canada of Meridian's common shares in July 1996. Concurrent with FMC Corporation selling its interest in Meridian, FMC Corporation made a capital contribution to Meridian totaling approximately $3.7 million.

        Meridian's Shares are listed on the TSX under the stock symbol "MNG" and the NYSE under the stock symbol "MDG". Meridian's registered office is located at 1 First Canadian Place, 39th Floor, 100 King Street West, Toronto Ontario, Canada, M5X 1B2, and its head office is located at 9670 Gateway Drive, Suite 200, Reno, Nevada, US 89521-3952.

        For further information regarding Meridian, refer to Meridian's filings with the Canadian securities regulatory authorities which may be obtained through the SEDAR website at www.sedar.com or Meridian's filings with the SEC which are available at the SEC's website at www.sec.gov.

3.     Northern Orion

        Northern Orion is a mid-tier copper and gold producer with its primary assets located in Catamarca Province, Argentina. Northern Orion's principal mineral properties and assets are a 12.5% indirect ownership interest in Minera Alumbrera Limited, which owns and operates the Bajo de la Alumbrera mine (copper/gold) and a 100% interest in the Agua Rica development project (copper/gold/molybdenum) located approximately 34 kilometres from the Alumbrera project. Part of Northern Orion's current focus is on the development of its Agua Rica project either on a stand alone basis or on an integrated basis with Alumbrera.

        Alumbrera is operated by Xstrata plc and is projected to produce approximately 160,000 tonnes of copper, 500,000 ounces of gold and 2,200 tonnes of molybdenum annually (100% basis). Reserves currently support a mine life through to 2016. Agua Rica has the potential to be developed either as a stand-alone project with annual production projected at approximately 136,000 tonnes of copper, 125,000 ounces of gold and 16 million pounds of molybdenum, or on an integrated basis with the Alumbrera complex which could potentially extend the life of Alumbrera's processing facility through to 2032 and its mine life to 2029.

        The Northern Orion Shares are listed on the TSX under the symbol "NNO" and on the AMEX under the symbol "NTO". Northern Orion is a reporting issuer or the equivalent in all provinces and territories of Canada and files its continuous disclosure documents with the securities regulatory authorities in such jurisdictions. Such documents are available under Northern Orion's profile at www.sedar.com or Northern Orion's filings with the SEC which are available at the SEC's website at www.sec.gov.

Northern Orion Transaction

        The Offeror has entered into a business combination agreement with Northern Orion, pursuant to which the Offeror, will acquire all of the issued and outstanding Northern Orion Shares on the basis of 0.543 of a Yamana Common Share plus $0.001 in cash for each Northern Orion Share acquired. The proposed business combination is currently proposed to be completed by way of statutory plan of arrangement under the BCBCA.

        All of the directors and senior officers of Northern Orion have entered into a support agreement under which they have agreed to vote the Northern Orion Shares that are the subject of the agreement in favour of the Northern Orion Transaction.

Northern Orion Agreement

        The following is a summary of certain provisions of the Northern Orion Agreement. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Northern Orion Agreement. The Northern Orion Agreement has been filed by the Offeror with the Canadian securities regulatory authorities and is available at www.sedar.com, and with the SEC and is available at www.sec.gov.

Consideration

        Northern Orion shareholders would receive 0.543 of a Yamana Common Share plus $0.001 in cash in exchange for each Northern Orion Share, which, based on Yamana's closing share price on June 27, 2007, equates to a value of $7.07 per share. The share consideration represents a spot premium of approximately 21.3% over Northern Orion's closing share price on June 27, 2007, and a premium of approximately 28.4% based on the 20-day average closing share prices of each of Yamana and Northern Orion on the TSX for the 20 trading days prior to the Offeror's announcement of its intention to make the Offer as at the same date.

Treatment of Options and Warrants

        Holders of common share purchase warrants and stock options of Northern Orion will be entitled to receive, or will receive a security of Yamana in exchange, that will entitle them to receive, on exercise, 0.543 of a Yamana Common Share (plus $0.001 in cash in respect of the warrants and certain options) in lieu of one Northern Orion Share and otherwise on the same terms as the original security.

Board of Directors, Management, Head Office

        The current officers and senior management of Yamana will continue to hold the same offices and positions with Yamana following the closing of the Northern Orion Transaction, and the head office of Yamana shall remain at 150 York Street, Suite 1102, Toronto, Ontario.

Loan

        As part of the Northern Orion Transaction, Northern Orion has agreed to loan (the "Loan") Yamana the amount of US$200 million, on the terms and conditions of a definitive loan agreement (the "Loan Agreement"). The Loan is not conditional upon the completion of the Northern Orion Transaction, and it will not terminate in the event of the termination of the Northern Orion Agreement, except in the case of a material breach of covenants by Yamana and provided that another acquisition proposal for Northern Orion has not been made.

        The Loan will bear interest at LIBOR plus 2% and will be repayable on the earlier of 12 months following the initial drawdown and 30 days following acquisition by the Offeror of 100% of the fully diluted issued and outstanding shares of Meridian. The first drawdown under the Loan is conditional upon at least 66 2/3% of the fully diluted issued and outstanding shares of Meridian having been tendered, and not withdrawn, to the Offer.

        All amounts outstanding from time to time under the Loan will be secured by a first ranking perfected pledge of that number of Shares having a value of US$400 million based on the 20-day volume-weighted average price of the Shares for the period ending on the day prior to the announcement of the Offer (the "Pledged Shares"). The Offeror will acquire its interest in the Pledged Shares, and the security interest in the Pledged Shares will attach, after the funds are advanced under the Loan and used to purchase Pledged Shares.

        The Loan contains covenants, including, without limitation, preservation of corporate existence; creation and perfection and maintenance of the security in favour of the lender in the Pledged Shares (subject only to permitted liens); notification of any event of default; and compliance with laws. The Loan also contains customary representations and warranties, the accuracy of which is a condition of the borrowings thereunder. Borrowings under the Loan incurred in connection with the Offer in amounts of not less than US$10 million may be repaid by the Offeror on one banking day's notice.

Conditions of Closing

        There are various conditions precedent to the closing of the Northern Orion Transaction, including, without limitation:

  •
  receipt of all necessary governmental, regulatory, third-party and shareholder approvals;

  •
  at least 66 2/3% of the Shares (calculated on a fully-diluted basis) having been tendered to Offer and not withdrawn as of the Time of Expiry and satisfaction or waiver of all other conditions to the Offer;

  •
  there having been no action taken under any applicable Law or by any government or governmental or regulatory authority which makes it illegal or otherwise prohibits the completion of the Northern Orion Transaction, or which results or could reasonably be expected to result in a judgment, order, decree or assessment of damages, relating to the Northern Orion Transaction that has or could reasonably be expected to have a material adverse effect on to Northern Orion and its subsidiaries;

  •
  holders of no more than 2% of the outstanding Northern Orion Shares having dissented to the Northern Orion Transaction;

  •
  the Loan Agreement being in full force and effect and not having been terminated;

  •
  the representations, and warranties of each of Yamana and Northern Orion continuing to be true and accurate in all material respects and all covenants and obligations having been performed prior to closing;

  •
  there not being any event or change that has had or would reasonably likely to have a material adverse effect on Yamana or Northern Orion, respectively; and

  •
  the Northern Orion Transaction having been completed prior to December 31, 2007.

Acquisition Proposals

        Under the terms and conditions of the Northern Orion Agreement, Northern Orion has the ability to accept an Acquisition Proposal (as defined in the Northern Orion Agreement) that constitutes a Superior Proposal (as defined in the Northern Orion Agreement), subject to the payment of a termination fee as set out under the heading "Termination" below.

Termination

        The Northern Orion Agreement may be terminated at any time prior to the completion of the Northern Orion Transaction based on a number of events, including, without limitation:

  •
  by mutual written agreement between the parties;

  •
  by Yamana if the board of directors of Northern Orion shall have withdrawn or modified in any manner adverse to Yamana, its approval or recommendation of the Northern Orion Transaction (other than in connection with certain specified events);

  •
  by either party if the required shareholder approval of Northern Orion has not been obtained;

  •
  by either party if there is a material breach by the other party of its covenants;

  •
  by either party if Yamana does not acquire at least 66 2/3% of the Shares (calculated on a fully-diluted basis) pursuant to the Offer; or

  •
  by Yamana if its financial advisor has withdrawn its opinion that the Northern Orion Transaction and the Offer, considered together, is fair, from a financial point of view, to Yamana or its shareholders, as a result of any corporate action of Northern Orion permitted or contemplated under the terms of the mutual disclosure memorandum delivered by each party.

        A termination fee of $35 million shall be payable to Yamana by Northern Orion in certain circumstances, and under certain additional circumstances, an additional $15 million termination fee would be payable to Yamana.

Confidentiality and Non-Solicitation

        Yamana and Northern Orion entered into a confidentiality agreement dated as of May 25, 2007 in connection with the proposed Northern Orion Transaction. Northern Orion has also provided customary covenants for transactions of this nature regarding non-solicitation under the terms of the Northern Orion Agreement.

        The Northern Orion Transaction is a proposed significant acquisition by the Offeror and, accordingly, disclosure regarding Northern Orion and the Northern Orion Transaction has been included in this Offer and Circular. The Offer is conditional on, among other things, the conditions to the completion of the Northern Orion Transaction having been satisfied or waived, and the Northern Orion Transaction is conditional upon, among other things, at least 66 2/3% of the Shares being tendered to the Offer.

4.     Background to the Offer

        Informal discussions between Yamana's senior management, the current President and CEO and the former President and CEO of Meridian date back to the fall of 2006.

        In February 2007, an informal meeting occurred involving the President and CEO and the Vice President, Business Development of Yamana and the President and CEO of Meridian. Further informal follow-on conversations took place between the CEO of each of Yamana and Meridian during which the possibility of reciprocal due diligence was discussed. They agreed to meet in London, United Kingdom on June 15, 2007 when both CEOs were scheduled to be there to attend other unrelated meetings.

        In late April 2007, Mr. Marrone, the CEO of Yamana, proposed the concept of a three-way combination involving the Offeror, Meridian and Northern Orion to Ted Hirst, Principal of Genuity, for the first time and solicited his view on the merits of such a combination. On May 8 and May 10, 2007, Mr. Hirst proposed the concept to Robert Cross, Chairman of Northern Orion and David Cohen, President and Chief Executive Officer of Northern Orion. On May 14, 2007 Messrs. Marrone and Cohen discussed a potential transaction and representatives of Genuity made a presentation to Messrs. Marrone and McKnight based on publicly available information. Genuity commenced evaluating a potential transaction with confidential information of the Offeror on May 15, 2007 and representatives of the Offeror, Northern Orion and Genuity participated in a telephone conference to discuss the potential transaction and a presentation was made to Northern Orion.

        On May 22, 2007, Yamana provided an initial draft of the letter agreement to be entered into between the Offeror and Northern Orion to provide the terms of the Northern Orion Transaction (the "Letter Agreement") to Northern Orion.

        On May 25 and June 5, 12, 17 and 25, 2007, the Board of the Offeror met to receive information on Northern Orion and Meridian and to consider a potential transaction involving the three companies. On May 25, 2007, the Offeror and Northern Orion entered into a confidentiality agreement to protect the confidentiality of their discussions and mutual exchange of confidential information. During the period from May 25, 2007 to June 27, 2007, each of the Offeror and Northern Orion conducted technical, legal and financial due diligence of the other party.

        During the period from May 22 to June 27, 2007, representatives of the Offeror and Northern Orion and their respective counsel and financial advisors met by telephone on a number of occasions to discuss various aspects of the Northern Orion Transaction, the Letter Agreement and a term sheet relating to the Loan and drafts of the Letter Agreement and the Loan term sheet were exchanged.

        On June 5, 2007, the Offeror formally engaged Genuity and Canaccord as its financial advisors. On June 6, 2007, representatives of the Offeror, Genuity and Canaccord met with representatives of Northern Orion and Endeavour Financial International Corporation, financal advisors to Northern Orion, in Toronto, Ontario to discuss the terms of the Northern Orion Transaction and the planned approach to Meridian on June 15, 2007, the date on which Messrs. Marrone and Dowling were scheduled to meet. Also on June 6, 2007, Northern Orion contacted GMP Securities L.P., to act as its financial advisor.

        On June 15, 2007, Mr. Marrone and Mr. Dowling, the CEO of Meridian, met in London, United Kingdom and discussed the merits of a combination of the companies. Mr. Marrone indicated that Yamana had given consideration to a transaction to create value through a three-way business combination and proposed that the concept merited further review. A term sheet and cover letter with substantially the same commercial terms as set forth in this Offer were provided to Mr. Dowling. Messrs. Marrone and Dowling had several conversations and exchange of correspondence during the weekend of June 16 and 17, 2007 including a telephone conference involving Messrs. Marrone, Cohen, Cross and Dowling. On the evening of June 17, 2007, following the preceeding discussions among all parties a revised cover letter, term sheet and presentation regarding the three-way combination was provided to Mr. Dowling. Messrs. Dowling and Marrone discussed the process going forward and that a confidentiality agreement should be considered. On June 18, 2007, the respective Vice Presidents, Business Development discussed via telephone messages the receipt and planned execution of the confidentiality agreement as had been agreed between Messrs. Dowling and Marrone. No discussions or meetings were further scheduled.

        On June 27, 2007, the Board of the Offeror approved the entering into of the Letter Agreement and the making of a formal proposal to Meridian and the Board of Northern Orion approved the entering into of the Letter Agreement. Following the close of markets on that date, the Offeror and Northern Orion signed the Letter Agreement and the Offeror made a formal written proposal to Meridian on the terms of the proposed three-way combination. The Offeror and Northern Orion issued a joint press release concerning the Northern Orion Transaction and the proposal made by the Offeror to Meridian.

        On June 28, 2007, Meridian issued a press release acknowledging the announcement by the Offeror and Northern Orion and indicating that the Board of Meridian would consider the announcement.

        On June 29, 2007, Mr. Dowling provided a letter to Mr. Marrone that the proposal was being considered by the Board of Meridian.

        On July 3, 2007, Meridian announced that it would not enter into discussions with the Offeror regarding the proposal. On July 4, 2007, the Offeror and Northern Orion issued a joint press release responding to the Meridian press release and confirming that they were committed to pursuing discussions with Meridian and a combination of the three companies.

        From July 6 to July 19, 2007, representatives of the Offeror and Northern Orion and their respective counsel negotiated the forms of the Business Combination Agreement and the Loan Agreement. On July 17, 2007, the Board of the Offeror met to review and consider making the Offer as well as the Business Combination Agreement and the Loan Agreement. The Board of the Offeror unanimously approved making the Offer and the entering into of the Business Combination Agreement and the Loan Agreement. The board of directors of Northern Orion met on July 17, 2007 and approved the entering into of the Business Combination Agreement and the Loan Agreement.

        On July 19, 2007, the final forms of the Business Combination Agreement and the Loan Agreement were signed.

        The Offer was announced on July 19, 2007.

5.     Strategic Rationale

        The Offeror believes that the proposed business combination between the Offeror, Meridian and Northern Orion presents a unique opportunity to create a stronger established gold mining company generating significant cash flow.

        If the Offer is successful and the Offeror acquires 100% of the outstanding shares of Northern Orion and Meridian, the Combined Company will strengthen its competitive position and become the premier Latin American focused gold company with the following attributes:

        Significant Resources:    The Combined Company's resource base will include measured and indicated gold resources totalling approximately 27.7 million ounces and an additional 13.1 million ounces of inferred gold resources. The Combined Company will also have measured and indicated silver resources of approximately 231.8 million ounces and approximately 19.7 billion pounds of measured and indicated copper resources, based on the respective 2006 year end figures of the Offeror, Meridian and Northern Orion.

        Strong Production Growth:    The Combined Company's estimated gold production is expected to grow from 660,000 ounces in 2006 to approximately 1.5 million ounces by 2009 from nine operating mines, representing growth in production of approximately 120% from 2006 to 2009. The Combined Company's production profile will be further enhanced by a pipeline of world class development assets with extensive land positions across Latin America in stable geopolitical regions.

        Low Cash Cost Producer:    The Combined Company will have sustainable negative cash operating costs through 2010 per ounce of gold, net of by-product credits (based on certain assumed silver and copper prices), making it one of the lowest cost producers in the sector. Independently of such credits, assuming metals other than gold are not applied as by-product credits, gold and gold equivalent production is expected to be approximately 2.5 million ounces in 2009.

        Strong Balance Sheet:    Based on the unaudited financial statements of all three companies as at March 31, 2007, and assuming the exercise of all in-the-money stock options and warrants of the Offeror, Meridian and Northern Orion, the Combined Company would have a pro forma cash position of approximately US$575 million as at March 31, 2007, and the ability to finance the development of the combined project pipeline without any need to raise capital to fund gold project development.

        Strong Pro Forma Cash Flow:    The Combined Company is expected to generate strong operating cash flow, and the Combined Company's cash balance is expected to grow while achieving its stated growth objectives.

        Extensive Latin American Operations:    The Combined Company's operations will maintain a Latin American focus and include six principal mining and development projects in Brazil, Chile and Argentina, providing geographic diversification across the countries in which the Offeror, Meridian and Northern Orion are currently active.

        The Offeror has identified the following sources of additional value that may be unlocked as a result of the proposed business combination:

        Large Argentine Presence:    The Combined Company will have interests in four mining and development assets in Argentina, including a 12.5% interest in the Alumbrera mine that produced 397 million pounds of copper and 641,000 ounces of gold in 2006. The significant presence in Argentina of the Offeror and Northern Orion provides the basis for further talks with regional governments and local residents with respect to the development to the Esquel development project.

        Alumbrera/Agua Rica Value Maximization:    Agua Rica has the potential to be developed either as a stand alone project with annual production projected to be 136,000 tonnes of copper, 125,000 ounces of gold and 16 million pounds of molybdenum, or on an integrated basis with the Alumbrera complex which could potentially extend Alumbrera's facility from 2016 to 2032 and provide for significant infrastructure synergies. The Combined Company will be in a stronger financial position to evaluate development alternatives and maximize value for Agua Rica and its Alumbrera mine interest. The combination of the Offeror, Meridian and Northern Orion does not increase the proportion of copper revenues, which are expected to decrease over time.

        Realization of Operating and Cost Synergies:    The Offeror believes that there are opportunities for the Offeror, Meridian and Northern Orion to optimize and share mining and process infrastructure in jurisdictions in which all three companies have operations. Cost savings are expected from a detailed review of the general and administrative costs of the Offeror, Meridian and Northern Orion and the elimination of duplication of offices and overheads in all regions. With respect to the acquisition and development of projects, the Offeror expects to derive significant annual savings through the improved purchasing power of the larger enterprise and the sharing of resources, including development teams and equipment, between projects through the sequential development of the Combined Company's multiple development projects.

        Strategically, the Combined Company will have the scope, scale and financial strength to identify and act in an expeditious manner on opportunities that arise within Latin America and throughout the industry. The market capitalization of the Combined Company, based on current share prices, is expected to be in excess of US$8.3 billion, (based on basic shares outstanding), and the additional trading liquidity associated with the increase in size of the Combined Company and the listing on three leading global exchanges is expected to make the shares of the Combined Company more attractive to investors than would be the case for any of the companies on a standalone basis.

        The Offeror believes that the Offer represents significant value to Meridian's Shareholders by providing them with a substantial premium to the price at which the Shares were trading prior to the announcement of the Offeror's intention to make the Offer, as well as the opportunity to participate in a stronger established gold mining company with demonstrated expertise in acquiring, developing and operating large-scale mines in Latin America. The Offeror proposes to encourage the participation of management of Meridian in the management of the Combined Company following completion of the proposed business combination transaction.

6.     Purpose of the Offer

        The purpose of the Offer is to acquire all of the outstanding Shares of Meridian (which includes Shares which may become outstanding on the exercise of Options). See also "Acquisition of Shares Not Deposited Pursuant to the Offer" in Section 22 of the Circular.

        If at least 90% of the outstanding Shares are validly tendered pursuant to the Offer and not withdrawn, the conditions of the Offer are otherwise satisfied or waived and the Offeror takes up and pays for the Shares validly deposited pursuant to the Offer, the Offeror intends to acquire any Shares not deposited to the Offer by Compulsory Acquisition, if available. If a Compulsory Acquisition is not available or if the Offeror decides not to proceed with a Compulsory Acquisition and the condition that at least 66 2/3% of the outstanding Shares (calculated on a fully diluted basis) are deposited to the Offer has been satisfied, and the Offeror takes up and pays for such Shares, the Offeror currently intends to propose a Subsequent Acquisition Transaction on the same terms as such Shares were acquired under the Offer. There can be no assurance that such a transaction will be completed. The Offeror does not currently own any Shares.

        If permitted by applicable Law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to delist or request to delist the Shares from the Listing Exchanges and subject to applicable securities Laws, to cause Meridian to cease to be a reporting issuer under the securities Laws of each province of Canada in which it is a reporting issuer and to cease to have public reporting obligations in any other jurisdiction where it currently has such obligations. See "Effect of the Offer on the Market for Shares; Stock Exchange Listing and Public Disclosure" in Section 19 of the Circular.

        See "Acquisition of Shares Not Deposited Pursuant to the Offer" in Section 22 of the Circular.

7.     Plans for Meridian

        If the Offer is successful and the Offeror acquires 100% of the outstanding Shares, the Offeror intends to conduct a detailed review of Meridian and its assets, corporate structure, dividend policy, capitalization, operations, policies, management and personnel to determine what changes would be desirable in light of such review and the circumstances which then exist. The Offeror intends to integrate the operations of Meridian into the operations of the Offeror as soon as possible after the Offer has been completed. See "Strategic Rationale" in Section 5 of the Circular.

        Following completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction resulting in Yamana owning 100% of the Shares, the Offeror intends to transfer all of the Shares of Meridian to a wholly-owned Subsidiary ("Subco") and then cause Subco and Meridian to amalgamate, provided that, after its due diligence review, the Offeror has determined that there are not any adverse consequences.

8.     Business Combination Risks

        The combination of the Offeror with Meridian and Northern Orion is subject to certain risks, including the following:

The Yamana Common Shares issued in connection with the Offer may have a market value different than expected and the value of the cash portion of the Offer will fluctuate for non-Canadian Shareholders.

        The Offeror is offering to purchase Shares on the basis of 2.235 Yamana Common Shares and $3.15 in cash for each Share. Therefore, each Shareholder would be entitled to receive $3.15 in cash and 2.235 Yamana Common Shares for each Share tendered, subject to adjustment for fractional shares. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Yamana Common Shares, the market values of the Yamana Common Shares and the Shares at the time of the take-up of Shares under the Offer may vary significantly from the values at the date of the Offer and Circular or the date that Shareholders tender their Shares. If the market price of Yamana Common Shares declines, the value of the consideration received by Shareholders will decline as well. Variations may occur as a result of changes in, or market perceptions of changes in, the business, operations or prospects of the Offeror, market assessments of the likelihood the Offer will be consummated, regulatory considerations, general market and economic conditions, gold price changes and other factors over which the Offeror has no control. In addition, currency exchange rates may fluctuate and the prevailing exchange rate on the settlement date may be significantly different from the exchange rate on the date of the Offer and Circular or the date that non-Canadian Shareholders tender their Shares. These changes may significantly affect the value of the consideration received for tendered Shares by non-Canadian Shareholders.

The Offeror has not verified the reliability of the information regarding Meridian included in, or which may have been omitted from, the Offer and Circular.

        All historical information regarding Meridian contained in the Offer and Circular, including all Meridian financial information and all pro forma financial information reflecting the pro forma effects of a combination of Meridian, the Offeror and Northern Orion are derived in part from Meridian's financial information, has been derived from Meridian's publicly available information. Although the Offeror has no reason to doubt the accuracy or completeness of Meridian's publicly disclosed information, any inaccuracy or material omission in Meridian's publicly available information, including the information about or relating to Meridian contained in the Offer and Circular, could result in unanticipated liabilities or expenses, increase the cost of integrating the companies or adversely affect the operational plans of the Combined Company and its results of operations and financial condition.

Change of control provisions in Meridian's agreements triggered upon the acquisition of Meridian may lead to adverse consequences.

        Meridian may be a party to agreements that contain change of control provisions that may be triggered following completion of the Offer, since the Offeror will hold Shares representing a majority of the voting rights of Meridian. The operation of these change of control provisions, if triggered, could result in unanticipated expenses and/or cash payments following the consummation of the Offer or adversely affect Meridian's results of operations and financial condition. Unless these change of control provisions are waived by the other party, the operation of any of these provisions could adversely affect the results of operations and financial condition of the Combined Company.

The integration of the Offeror, Meridian and Northern Orion may not occur as planned.

        The Offer is being made with the expectation that its successful completion and a subsequent combination with the Offeror will result in increased earnings and cost savings for the Combined Company. This expectation is based on presumed synergies from consolidation and enhanced growth opportunities of the Combined Company. These anticipated benefits will depend in part on whether the operations, systems, management and cultures of each of Meridian, Northern Orion and the Offeror can be integrated in an efficient and effective manner, the timing and manner of completion of a Subsequent Acquisition Transaction and whether the expected bases or sources of synergies do in fact produce the benefits anticipated. Most operational and strategic decisions, and certain staffing decisions, with respect to the Combined Company have not yet been made and may not have been fully identified. These decisions and the integration of the three companies will present significant challenges to management, including the integration of systems and personnel of the three companies, and special risks, including possible unanticipated liabilities, significant one-time write-offs or restructuring charges, unanticipated costs and the loss of key employees. There can be no assurance that there will be operational or other synergies realized by the Combined Company, or that the integration of the three companies' operations, systems, management and cultures will be timely or effectively accomplished, or ultimately will be successful in increasing earnings and reducing costs. In addition, synergies assume certain long-term realized gold prices. If actual prices were below such assumed prices, that could adversely affect the synergies to be realized.

The market and listing for Shares may be affected.

        The purchase of any Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly, as well as the number of Shareholders, and, depending on the number of Shareholders depositing and the number of Shares purchased under the Offer, successful completion of the Offer would likely adversely affect the liquidity and market value of the remaining Shares held by the public. After the purchase of the Shares under the Offer, it may be possible for Meridian to take steps towards the elimination of any applicable public reporting requirements under applicable securities legislation in any province of Canada or in the United States or any other jurisdiction in which it has an insignificant number of shareholders.

        The rules and regulations of the NYSE and the TSX, respectively, establish certain criteria that, if not met, could lead to the delisting of the Shares from the NYSE and/or the TSX. Among such criteria are the number of shareholders, the number of shares publicly held and the aggregate market value of the shares publicly held. Depending on the number of Shares purchased pursuant to the Offer, it is possible that the Shares would fail to meet the criteria for continued listing on the NYSE and/or the TSX. If this were to happen, the Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for the Shares. The Offeror intends to cause Meridian to apply to delist the Shares from the NYSE and the TSX and terminate the registration of the Shares under the US Exchange Act as soon as practicable after the completion of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction. If such registration is terminated, Meridian may cease filing periodic reports with the SEC, which may further impact the value of the Shares.

After the consummation of the Offer, Meridian would become a majority-owned subsidiary of the Offeror and the Offeror's interests could differ from that of the Shareholders.

        After the consummation of the Offer, the Offeror would have the power to elect the directors, appoint new management, or approve certain actions requiring the approval of Shareholders, including adopting certain amendments to Meridian's constating documents and approving mergers or sales of Meridian's assets. In particular, after the consummation of the Offer, the Offeror intends to exercise its statutory right, if available, to acquire all of the Shares not deposited pursuant to the Offer or, if such statutory right of acquisition is not available or the Offeror elects not to pursue such a right of acquisition, to integrate Meridian and the Offeror, by amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction for the purpose of enabling the Offeror or its affiliate to acquire all Shares not acquired pursuant to the Offer. In any of these contexts, the Offeror's interests with respect to Meridian may differ from those of any remaining minority Shareholders who do not deposit their Shares.

The combination of the Offeror and Meridian may not be successfully completed without the possibility of Shareholders exercising dissent and appraisal rights in connection with a Subsequent Acquisition Transaction.

        In order for the Offeror to acquire all of the issued and outstanding Shares, it will likely be necessary, following the completion of the Offer, to effect a Subsequent Acquisition Transaction. A Subsequent Acquisition Transaction may result in Shareholders having the right to dissent and demand payment of the fair value of their Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to judicial determination of the fair value required to be paid to such dissenting Shareholders for their Shares. There is no assurance that a Subsequent Acquisition Transaction can be completed without Shareholders exercising dissent rights in respect of substantial number of Shares, which could result in the requirement to make a substantial cash payment that could have an adverse effect on the Offeror's financial position and liquidity.

The Offer is conditional upon, among other things, the receipt of consents and approvals from governments that could delay completion of the Offer or impose conditions that could result in an adverse effect on the business or financial condition of the Offeror.

        The Offer is conditional upon, among other things, the Offeror having obtained any government or regulatory approvals, consents and clearances necessary or deemed advisable by the Offeror including, without limitation, those under applicable competition, merger control, antitrust or other similar laws. A substantial delay in obtaining satisfactory approvals or the imposition of unfavourable terms or conditions in the approvals could have an adverse effect on the business, financial condition or results of operations of the Offeror.

The Offeror is subject to a broad range of environmental laws and regulations in the jurisdictions in which it operates, and if the business combination is successful, the Offeror may be exposed to increased environmental costs and liabilities given the operations of Meridian and Northern Orion.

        Each of the Offeror, Meridian and Northern Orion is subject to a broad range of environmental laws and regulations in each of the jurisdictions in which it operates. These laws and regulations, as interpreted by relevant agencies and courts, impose increasingly stringent environmental protection standards regarding, among other things, air emissions, wastewater storage, treatment and discharges, the use and handling of hazardous or toxic materials, waste disposal practices and remediation of environmental contamination. The costs of complying with these laws and regulations, including participation in assessments and remediation of sites, could be significant. In addition, these standards can create the risk of substantial environmental liabilities, including liabilities associated with divested assets and past activities. Each of the Offeror, Meridian and Northern Orion has established reserves for environmental remediation activities and liabilities. However, environmental matters cannot be predicted with certainty, and these amounts may not be adequate, especially in light of potential changes in environmental conditions or the discovery of previously unknown environmental conditions, the risk of governmental orders to carry out additional compliance on certain sites not initially included in remediation in progress, and the potential liability of each of the Offeror, Meridian and Northern Orion to remediate sites for which provisions have not been previously established. Such future developments could result in increased environmental costs and liabilities that could have a material adverse effect on the Combined Company's financial position and results of operations.

The Offeror may not realize the benefits of the Combined Company's new projects.

        As part of its strategy, the Offeror will continue its efforts to develop new projects and will have an expanded portfolio of such projects as a result of the combination with Meridian and Northern Orion. A number of risks and uncertainties are associated with the development of these types of projects, including political, regulatory, design, construction, labour, operating, technical and technological risks, uncertainties relating to capital and other costs and financing risks.

The Offeror may be subject to significant operating risks associated with its expanded operations and its expanded portfolio of projects.

        If there are significant delays in the completion of projects and when they commence producing on a commercial and consistent scale, and/or their capital costs are significantly higher than estimated, these events could have a significant adverse effect on the Offeror's results of operations, cash flow from operations and financial condition.

The issuance of a significant number of Yamana Common Shares and a resulting "market overhang" could adversely affect the market price of Yamana Common Shares after the take-up of Shares under the Offer.

        If all of the Shares are tendered to the Offer, a significant number of additional Yamana Common Shares will be available for trading in the public market. The increase in the number of Yamana Common Shares may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Yamana Common Shares. Moreover, in the event that any Shareholder holding a significant percentage of Shares tenders its Shares to the Offer in exchange for Yamana Common Shares, such Shareholder will hold a significant percentage of Yamana Common Shares after such take-up. The potential that such a Shareholder may sell its Yamana Common Shares in the public market (commonly referred to as "market overhang"), as well as any actual sales of such Yamana Common Shares in the public market, could adversely affect the market price of the Yamana Common Shares.

        In assessing the Offer, Shareholders should also carefully review the risks described in the Offeror's Annual Information Form/Form 40-F, filed with the Canadian provincial securities regulatory authorities and the SEC. In addition, Meridian and Northern Orion may be subject to risks that are not applicable or material to the Offeror at the present time, but that may apply to the Combined Company. Risk factors relating to Meridian can be found in Meridian's Annual Information Form/Form 40-F dated March 28, 2007, and risk factors related to Northern Orion can be found in the Northern Orion AIF/Form 40-F (as hereinafter defined), filed with the Canadian provincial securities regulatory authorities and the SEC.

9.     Source of Funds

        According to Meridian, as at July 16, 2007, Meridian had 101,203,037 Meridian Common Shares outstanding. As at March 31, 2007, Meridian had 820,830 Options outstanding under its Stock Option Plan. If all of these Options were exercised, Meridian would have to issue 820,830 Shares. The Offeror estimates that if it acquires all of the Shares on a fully diluted basis pursuant to the Offer, the total amount of cash required for the purchase of such Shares and to cover related fees and expenses, estimated to be approximately $17 million in the aggregate, will be approximately $322 million.

        The Offeror intends to pay the US$200 million portion of the cash consideration under the Offer from its Loan from Northern Orion (as discussed below), and will pay the approximate US$105 million balance of the cash consideration under the Offer out of internal cash and/or its US$200 million revolving credit facility, which the lenders have agreed to increase to US$300 million subject to the completion of definitive documentation (the "Credit Facility").

        As part of the Northern Orion Transaction, Northern Orion has agreed to the Loan to Yamana of US$200 million, which will be used to fund US$200 million of the approximate US$305 million cash component of the Offer, subject to the terms of the Loan Agreement. The Loan is not conditional upon the completion of the Northern Orion Transaction, and it will be secured by a portion of the Shares of Meridian acquired by the Offeror under the Offer. The Loan will bear interest at LIBOR plus 2% and will be repayable on the earlier of 12 months following the initial drawdown and 30 days following acquisition by the Offeror of 100% of the fully diluted issued and outstanding shares of Meridian. The first drawdown under the Loan is conditional upon at least 66 2/3 of the fully diluted issued and outstanding shares of Meridian having been tendered, and not withdrawn, to the Offer and satisfaction or waiver of all other conditions of the Offer.

        All amounts outstanding from time to time under the Loan will be secured by a first ranking perfected pledge of that number of Shares having a value of US$400 million based on the 20-day volume-weighted average price of the Shares for the period ending on the day prior to the announcement of the Offer. The Offeror will acquire its interest in the Pledged Shares, and the security interest in the Pledged Shares will attach, after the funds are advanced under the Loan and used to purchase Pledged Shares.

        The Loan Agreement contains covenants, including, without limitation, preservation of corporate existence; creation and perfection and maintenance of the security in favour of the lender in the Pledged Shares (subject only to permitted liens); notification of any event of default; and compliance with laws. The Loan also contains customary representations and warranties, the accuracy of which is a condition of the borrowings thereunder. Borrowings incurred in connection with the Offer may be repaid by the Offeror in amounts of not less than US$10 million on one banking day's prior notice.

        The US$100 million balance of the cash portion of the consideration under the Offer will be funded from Yamana's Credit Facility. The Credit Facility, which is secured by a share pledge of certain of the Offeror's operating subsidiaries, matures in 2011 and includes a $100 million reduction in availability in the last year. Amounts drawn under the facility bear an interest rate of LIBOR plus 1.10% to 1.84% per annum, depending on the Offeror's debt to Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA") ratio. Undrawn amounts are subject to a commitment fee of 0.375% to 0.631% per annum depending on the Offeror's debt to EBITDA ratio. As at the date hereof, Yamana had not drawn any amounts under the Credit Facility.

        Copies of the Loan Agreement and the Credit Facility have been filed as exhibits to the Schedule TO filed by the Offeror with the SEC in connection with the Offer, pursuant to Rule 14d-3 under the US Exchange Act. Reference is made to such exhibits for a more complete description of the terms and conditions of the Loan Agreement and the Credit Facility.

10.   Summary Historical and Unaudited Pro Forma Consolidated Financial Information

        The tables set out below include a summary of (i) the Offeror's historical consolidated financial information for the years ended December 31, 2006 and 2005 and the ten months ended December 31, 2004 and for the three months ended March 31, 2007 and (ii) unaudited pro forma consolidated financial information for the Offeror for the three months ended March 31, 2007 and for the year ended December 31, 2006. The historical financial information for the years ended December 31, 2006 and 2005 and for the ten months ended December 31, 2004 has been derived from the Offeror's audited consolidated financial statements. The historical financial information for the three months ended March 31, 2007 has been derived from the Offeror's unaudited consolidated financial statements. The unaudited pro forma consolidated financial information for the Offeror has been derived from: (i) the unaudited comparative interim consolidated financial statements of the Offeror, Northern Orion and Meridian, respectively for the three months ended March 31, 2007; of DSM for the three months ended March 31, 2006; and of Viceroy for the nine months ended September 30, 2006; and (ii) the audited comparative consolidated financial statements of the Offeror, Northern Orion and Meridian, respectively for the year ended December 31, 2006, and such other supplementary information as was available to the Offeror and considered necessary to give pro forma effect to the acquisition of each of Northern Orion and Meridian by the Offeror.

        The summary unaudited pro forma consolidated financial statement information set forth below should be read in conjunction with the unaudited pro forma consolidated financial statements of the Offeror, the accompanying notes thereto included in the Circular. The summary unaudited pro forma consolidated financial statement information for the Offeror gives effect to the proposed acquisition of Northern Orion and Meridian as if each had occurred as at March 31, 2007 for the purposes of the pro forma consolidated balance sheet information and as at January 1, 2006 for the purposes of the pro forma consolidated statements of income for the periods ended December 31, 2006 and March 31, 2007. In preparing the unaudited pro forma consolidated financial statement information, management of the Offeror has made certain assumptions that affect the amounts reported in the unaudited pro forma consolidated financial statement information. The summary unaudited pro forma consolidated financial information is not intended to be indicative of the results that would actually have occurred, or the results expected in future periods, had the events reflected herein occurred on the dates indicated. Actual amounts recorded upon consummation of the transaction contemplated by the Northern Orion Transaction and Offer will differ from the pro forma information presented below. No attempt has been made to calculate or estimate the effect of harmonization of accounting policies or practices between the Offeror and each of Northern Orion and Meridian due to the limited publicly available information. Any potential synergies that may be realized after consummation of the transaction have been excluded from the unaudited pro forma financial statement information. The unaudited pro forma consolidated financial statement information set forth below is extracted from and should be read in conjunction with the unaudited pro forma consolidated financial statements of the Offeror and accompanying notes included in Schedule "A" to the Offer and Circular.

Summary of Consolidated Financial Information of Yamana
(in thousands of US dollars except for per share information)

	Three months ended March 31,		Twelve months ended December 31,
Canadian GAAP					Ten months ended December 31, 2004
	2007	2006	2006	2005
Consolidated Statement of Operations
Sales	145,133	17,074	169,206	46,038	32,298
Mine operating earnings	76,375	5,178	35,056	8,569	10,377
Operating earnings (loss)	58,428	5,301	(33,725)	(3,775)	3,808
Net earnings for the period (loss)	27,426	(5,907)	(70,163)	(4,111)	2,783
Earnings (loss) per share — basic	0.08	(0.03)	(0.25)	(0.03)	0.03
— diluted	0.07	(0.03)	(0.25)	(0.03)	0.02
Consolidated Balance Sheet Data
Cash and cash equivalents	69,808		69,680	151,633	87,054
Other current assets	148,051		83,780	14,402	9,107
Property, plant and equipment	358,074		134,792	24,992	17,938	(3)
Assets under construction	194		224,650	158,717	12,085
Mineral properties	1,517,393		1,496,732	61,506	38,256	(3)
Other non-current assets	173,555		171,558	51,529	7,253
Total assets	2,267,075		2,181,192	468,446	177,106
Current liabilities	120,486		100,461	31,442	7,225
Total long-term liabilities	384,455		364,141	122,030	9,572
Book value per share	4.98	—	—	—	—
Ratio of earnings to fixed charges
Ratio(1)	49.2	—	—	—	—
Deficiency(2)	—	—	(100,358)	(17,059)	—

	Twelve months ended December 31,
US GAAP			Ten months ended December 31, 2004
	2006	2005
Consolidated Statement of Operations
Sales	169,206	46,038	32,298
Operating loss	(57,637)	(17,109)	(786)
Net loss for the period	(88,072)	(12,911)	(636)
Earnings (loss) per share — basic	(0.32)	(0.09)	(0.01)
— diluted	(0.32)	(0.09)	(0.01)
Consolidated Balance Sheet Data
Cash and cash equivalents	69,680	151,633	87,054
Other current assets	83,744	14,536	9,164
Property, plant and equipment	134,792	24,992	17,938 (3)
Assets under construction	224,650	158,717	12,085
Mineral properties	1,448,698	37,215	27,376 (3)
Other non-current assets	177,641	56,135	7,253
Total assets	2,139,205	448,895	166,283
Current liabilities	100,461	31,442	7,225
Total long-term liabilities	361,219	119,108	6,578
Book value per share	4.87	—	—
Ratio of earnings to fixed charges
Ratio(1)	—	—	—
Deficiency(2)	(124,270)	(30,393)	—

Summary of Pro Forma Consolidated Financial Information of Yamana
(in thousands of US dollars except for per share information)

	Three months ended March 31, 2007		Twelve months ended December 31, 2006
Canadian GAAP	Yamana and Meridian	Yamana, Meridian and Northern Orion	Yamana and Meridian	Yamana, Meridian and Northern Orion
Pro Forma Consolidated Statement of Operations
Sales	211,533	211,533	418,692	418,692
Mine operating earnings	113,675	113,675	170,406	170,406
Operating earnings	88,128	87,199	40,345	28,613
Net earnings (loss) for the period	42,001	54,526	(56,284)	42,497
Earnings (loss) per share from continuing operations	0.07	0.08	(0.10)	0.07
Net earnings (loss) per share	0.07	0.08	(0.10)	0.06

	As at March 31, 2007
	Yamana and Meridian	Yamana, Meridian and Northern Orion
Pro Forma Consolidated Balance Sheet Data
Cash and cash equivalents	182,737	212,742
Other current assets	291,551	293,614
Property, plant and equipment	358,074	358,280
Assets under construction	194	194
Mineral properties	5,703,907	7,040,788
Total assets	6,730,518	8,186,446
Current liabilities	179,286	199,538
Total long-term liabilities	2,178,720	2,418,790

	Twelve months ended December 31, 2006
US GAAP(4)	Meridian	Meridian and Northern Orion
Pro Forma Consolidated Statement of Operations
Sales	418,692	418,692
Operating loss	(5,731)	(33,073)
Net loss for the period	(98,251)	(10,080)
Loss per share from continuing operations	(0.17)	(0.02)
Net loss per share	(0.17)	(0.02)
Pro Forma Consolidated Balance Sheet Data
Cash and cash equivalents	173,309	152,265
Mineral properties and property, plant and equipment	5,791,266	7,147,517
Assets under construction	224,650	224,650
Total assets	6,609,710	8,075,795
Current liabilities	162,961	183,067
Total long-term liabilities	2,158,846	2,409,219
Book value per share	7.47	8.33
Ratio of earnings to fixed charges
Ratio(1)	—	—
Deficiency(2)	(62,759)	(11,588)

(1)
For purposes of calculating the ratio of earnings of fixed charges, earnings represent earnings from continuing operations before provision for income taxes plus fixed charges less interest capitalized. Fixed charges consist of interest expensed and capitalized plus amortization of debt discount.

(2)
For purposes of calculating the deficiency, earnings from continuing operations is adjusted for the same items and fixed charges are determined in the same manner as described in footnote (1). The deficiency represents the dollar amount of earnings that would be required to result in a ratio of 1:1.

(3)
Amounts shown have been adjusted to exclude assets held for sale.

(4)
The US GAAP pro forma information presented is for the twelve months ended December 31, 2006. US GAAP pro forma information as at and for the three months ended March 31, 2007 is not presented as the information is not available.

Summary of Principle Differences Between Canadian GAAP and US GAAP

Yamana

        Yamana's interim consolidated financial statements incorporated by reference into this Offer and Circular for the three-month period ended March 31, 2007 have been prepared in accordance with Canadian GAAP. Material variations in the accounting principles, practices and methods used in preparing these consolidated financial statements from principles, practices and methods accepted by US GAAP are described and quantified below to enable a reader to assess material differences for the three-month period ended March 31, 2007. The following is intended to supplement and complement the interim consolidated financial statements under Canadian GAAP for the three-month period ended March 31, 2007 and should be read in conjunction with the annual audited consolidated financial statements for the year ended December 31, 2006. Readers are encouraged to refer to Note 30 "Summary of Principle Differences Between Canadian GAAP and United States Generally Accepted Accounting Principles ("US GAAP")" in the annual audited consolidated financial statements of Yamana.

Mineral Properties

        Under Canadian GAAP, resource property acquisition costs and exploration costs may be deferred and amortized to the extent they meet certain criteria. Capitalized costs under Canadian GAAP are amortized on a unit-of-production basis based on proven, probable and possible reserves.

        Under US GAAP, acquisition costs and exploration costs must be expensed as incurred unless the resource properties have proven and probable reserves at which time costs incurred to bring the mine into production are capitalized as development costs. Capitalized costs are then amortized on a unit-of-production basis based on proven and probable reserves. Exploration costs of US$9.7 million (US$8.5 million net of income tax) would have been expensed under US GAAP during the three-month period ended March 31, 2007. An additional depletion and exploration expense is required to be recognized under US GAAP in the amount of US$0.7 million (US$0.7 million net of income tax) for the three-month period ended March 31, 2007. For the purposes of the consolidated statements of cash flows, these costs are classified as cash used in investing activities under Canadian GAAP and cash used in operations under US GAAP.

Pre-operating Costs

        US GAAP requires pre-operating costs to be expensed as incurred. Canadian GAAP allows pre-operating costs to be capitalized until commercial production is established. An additional expense for pre-operating costs is required to be recognized under US GAAP in the amount of US$0.5 million (US$0.3 million net of income tax) for the three-month period ended March 31, 2007.

Recently Released Accounting Standards

        In June 2006, the Financial Accounting Standards Board ("FASB") issued Interpretation Number No. 48 "Accounting for Uncertainty in Tax Positions" ("FIN 48"). This interpretation addresses the recognition and measurement of all tax positions. The recognition process involves determining whether it is more likely than not that a tax position would be sustained on audit based solely on its technical merits. The amount of benefit recognized in the financial statements is the maximum amount which is more likely than not to be realized based on a cumulative probability approach. FIN 48 is effective for all fiscal years beginning after December 15, 2006. Yamana is currently evaluating the impact that adoption of FIN 48 will have on its financial condition and results of operations.

        In September 2006, the SEC issued Staff Accounting Bulletin No. 108 ("SAB 108"). SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 permits existing public companies to record the cumulative effect of initially applying this approach in the fiscal year ending after November 15, 2006 by recording necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. The adoption of SAB 108 had no impact on Yamana's financial condition and results of operations.

        The SEC and the FASB have issued recent interpretations for US GAAP that suggest warrants with an exercise price that is different from the entity's functional currency cannot be classified as equity. As a result, these instruments should be treated as derivatives and recorded as liabilities which are carried at their fair value, with changes in the fair value from period to period recorded as a gain or loss in the statement of operations. Yamana's functional currency is the US dollar and it has outstanding warrants that have an exercise price that is denominated in Canadian dollars. The recent SEC and FASB interpretations relate to FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities and Emerging Issue Task Force ("EITF") "EITF 00-19 Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company's Own Stock. The FASB has initiated a project to determine the accounting treatment for certain equity instruments with elements of foreign currency risk. This project is expected to provide further guidance with respect to US GAAP accounting for such items. Yamana is awaiting the results of the FASB's project and has therefore not recorded warrants outstanding that have an exercise price in Canadian dollars as derivatives. Accordingly the issued and outstanding warrants continue to be classified in shareholders' equity at their historical issue price. Upon the issuance of authoritative guidance from the FASB project the Yamana will assess the impact this may have on the consolidated financial statements and record an adjustment in accordance with the guidance provided in the FASB project.

Northern Orion

        Northern Orion's interim consolidated financial statements incorporated by reference into this Offer and Circular for the three-month period ended March 31, 2007 have been prepared in accordance with Canadian GAAP. Material variations in the accounting principles, practices and methods used in preparing these consolidated financial statements from principles, practices and methods accepted by US GAAP are described and quantified below to enable a reader to assess material differences for the three-month period ended March 31, 2007. The following is intended to supplement and complement the interim consolidated financial statements under Canadian GAAP for the three-month period ended March 31, 2007 and should be read in conjunction with the annual audited consolidated financial statements for the year ended December 31, 2006. Readers are encouraged to refer to Note 16 "Differences in Generally Accepted Accounting Principles Between Canada and the United States" in the annual audited consolidated financial statements of Northern Orion.

Exploration Expenses

        Canadian GAAP allows exploration costs and costs of acquiring mineral rights to be capitalized during the search for a commercially mineable body of ore. Under US GAAP, exploration expenditures can only be deferred subsequent to the establishment of mining reserves. Northern Orion obtained the equivalent of mining reserves through the completion of a positive feasibility study as at October 31, 2006. For US GAAP purposes, Northern Orion was required to expense its exploration expenditures through to October 31, 2006.

Recently Released Accounting Standards

        In June 2006, the FASB issued FIN No. 48. FIN 48 addresses the recognition and measurement of all tax positions. The recognition process involves determining whether it is more likely than not that a tax position would be sustained on audit based solely on its technical merits. The amount of benefit recognized in the financial statements is the maximum amount which is more likely than not to be realized based on a cumulative probability approach. FIN 48 is effective for all fiscal years beginning after December 15, 2006. Northern Orion is currently evaluating the impact that adoption of FIN 48 will have on its condition and results of operations.

        In September 2006, the SEC issued SAB 108. SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 permits existing public companies to record the cumulative effect of initially applying this approach in the fiscal year ending after November 15, 2006 by recording necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. The adoption of SAB 108 had no impact on Northern Orion's financial condition and results of operations.

        The SEC and the FASB have issued recent interpretations for US GAAP that suggest warrants with an exercise price that is different from the entity's functional currency cannot be classified as equity. As a result, these instruments should be treated as derivatives and recorded as liabilities which are carried at their fair value, with changes in the fair value from period to period recorded as a gain or loss in the statement of operations. Northern Orion's functional currency is the US dollar and it has issued and outstanding warrants that have an exercise price that is denominated in Canadian dollars. The recent SEC and FASB interpretations relate to FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities and Emerging Issue Task Force "EITF 00-19 Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company's Own Stock. The FASB has initiated a project to determine the accounting treatment for certain equity instruments with elements of foreign currency risk. This project is expected to provide further guidance with respect to US GAAP accounting for such items. Northern Orion is awaiting the results of the FASB's project and has therefore not recorded warrants outstanding that have an exercise price in Canadian dollars as derivatives. Accordingly the issued and outstanding warrants continue to be classified in shareholders' equity at their historical issue price. Upon the issuance of authoritative guidance from the FASB project Northern Orion will assess the impact this may have on the consolidated financial statements and record an adjustment in accordance with the guidance provided in the FASB project.

11.   Certain Information Concerning the Offeror and Its Shares

Authorized and Outstanding Share Capital

        The authorized share capital of the Offeror consists of an unlimited number of Yamana Common Shares and 8,000,000 first preference shares, series 1. As of July 11, 2007, there were 355,200,073 Yamana Common Shares issued and outstanding and no first preference shares, series 1, issued and outstanding. As of July 11, 2007, options to acquire an aggregate of 10,734,462 Yamana Common Shares and warrants to acquire 16,843,560 Yamana Common Shares were outstanding.

        Holders of Yamana Common Shares are entitled to one vote for each share on all matters submitted to a vote of shareholders (with no cumulative voting rights) and to receive notice of and to attend all annual and special meetings of the Offeror. Holders of Yamana Common Shares are entitled to receive dividends if, as and when declared by the board of directors of the Offeror in respect of the Yamana Common Shares. Subject to the prior rights of the holders, if any, of the first preference shares then outstanding and of the shares then outstanding of any other class ranking senior to the Yamana Common Shares, the holders of Yamana Common Shares are entitled to share rateably in any distribution of the assets of the Offeror on liquidation, dissolution or winding-up.

        The following table sets forth the number of currently outstanding Yamana Common Shares and the number expected to be outstanding upon completion of the Offer and the Northern Orion Transaction, based on certain assumptions.

Pro Forma Yamana Common Shares Outstanding and Ownership

	Yamana Common Shares
	# of Yamana Common Shares	% Upon Completion of the Offer	% Upon Completion of the Offer and Northern Orion Transaction
Yamana Common Shares Currently Outstanding
Existing Yamana Shareholders(1)	355,200,073	61.1%	53.4%
Yamana Common Shares to be Issued in Offer
Existing Meridian Shareholders(2)	226,188,788	38.9%	34.0%
SUBTOTAL:	581,388,914	100%	87.4%
Yamana Common Shares to be Issued in Northern Orion Transaction
Existing Northern Orion Shareholders(3)	83,669,328		12.6%
TOTAL:	665,058,242		100%

(1)
As at July 11, 2007, Yamana also had options outstanding to purchase up to 10,734,462 Yamana Common Shares.

(2)
As at March 31, 2007, Meridian also had Options outstanding to purchase up to 820,830 Meridian Common Shares, and it is assumed that all such Options will not be exercised prior to completion of the Offer.

(3)
As at July 11, 2007, Northern Orion also had options outstanding to purchase up to 12,567,500 Northern Orion Shares and warrants outstanding to purchase up to 56,571,850 Northern Orion shares, and it is assumed that no such options and warrants of Northern Orion will be exercised prior to completion of the Northern Orion Transaction, and the underlying Northern Orion Shares will not be exchanged under the Northern Orion Transaction.

Consolidated Capitalization

        The following table sets forth the Offeror's consolidated capitalization as at December 31, 2006, adjusted to give effect to the material changes in the share and loan capital of the Offeror since December 31, 2006, the date of the Offeror's most recent audited consolidated financial statements, and further adjusted to give effect to the Offer and to the Northern Orion Transaction and the Offer. The table should be read in conjunction with the audited consolidated financial statements of the Offeror as at and for the year ended December 31, 2006, including the notes thereto, and management's discussion and analysis thereof and the other financial information contained in or incorporated by reference in this Offer and Circular.

	As at December 31, 2006	As at December 31, 2006 After Giving Effect to the Offer(1)	As at December 31, 2006 After Giving Effect to Northern Orion Transaction and the Offer(1)
	(unaudited)
	('000s of US dollars)
			(unaudited)
Debt	—	$300,000(2)	$100,000(3)
Common shares(4)(5)	$1,619,850	$4,193,273	$5,136,485
(Authorized — unlimited)	(344,595,000)	(570,532,000)	(653,365,000)
Common shares reserved for issuance	$42,492	$42,492	$42,492
	(4,378,000)	(4,378,000)	(4,378,000)
Preference shares	—	—	—
(Authorized — 8,000,000)	(—)	(—)	(—)
Common share purchase options(4)(5)	—	—	—
	(16,127,000)	(17,976,000)	(24,152,000)
Common share purchase warrants(4)	$73,004	$73,004	$280,519
	(16,890,000)	(16,890,000)	(48,153,000)
Contributed surplus	$61,578	$72,150	$107,552
(Deficit) retained earnings	$(80,334)	$(80,334)	$(80,334)
Total capitalization	$1,716,590	$4,600,585	$5,586,714

(1)
Before deducting fees and expenses of the Offer and/or the Northern Orion Transaction.

(2)
Debt includes the Credit Facility and the Loan. See "Source of Funds" in Section 9 of the Circular.

(3)
Does not include the Loan as this will become intercorporate debt upon completion of the Northern Orion Transaction.

(4)
Assumes no currently outstanding options and warrants of Northern Orion will be exercised prior to completion of the Northern Orion Transaction, and the underlying Northern Orion Shares will not be exchanged under the Northern Orion Transaction. See "Authorized and Outstanding Share Capital — Pro Forma Yamana Common Shares Outstanding and Ownership" in Section 11 of the Circular.

(5)
Assumes no exercise of the currently outstanding Options of Meridian, as well as the termination of the Shareholder Rights Plan, prior to completion of the Offer. See "Authorized and Outstanding Share Capital — Pro Forma Yamana Common Shares Outstanding and Ownership" in Section 11 of the Circular.

Dividend and Dividend Policy

        The Offeror paid its first quarterly dividend of $0.01 per share on October 13, 2006, and subsequent quarterly dividends of $0.01 per share on January 16, 2007, April 16, 2007 and July 16, 2007.

        The Offeror has established a dividend policy providing for a dividend yield that is consistent with the yield of comparable companies' dividend rates and will be reviewed on a periodic basis and assessed in relation to the growth of the operating cash flows of the Offeror. However, payment of any future dividends paid by the Offeror will be at the discretion of the Board of Directors of the Offeror after taking into account many factors, including operating results, financial condition and current and anticipated cash needs of the Offeror.

Price Range and Trading Volumes of the Yamana Common Shares

        The principal markets on which the Yamana Common Shares trade are the TSX and the NYSE. The following tables set forth, for the periods indicated, the reported high and low closing prices and the aggregate volume of trading of the Yamana Common Shares on the TSX and the NYSE.

Monthly Price Range and Trading Volumes

	NYSE(1)			TSX
Period
	High	Low	Volume	High	Low	Volume
	(US$)	(US$)		(Cdn$)	(Cdn$)
2006
January	—	—	—	9.41	7.78	49,756,117
February	—	—	—	10.42	8.64	43,361,670
March	—	—	—	10.90	9.65	46,236,943
April	—	—	—	12.99	11.20	71,190,810
May	—	—	—	13.36	9.95	77,748,846
June	—	—	—	11.24	8.68	47,635,156
July	—	—	—	11.51	10.34	30,844,681
August	—	—	—	12.56	10.66	60,238,937
September	—	—	—	12.10	10.00	58,643,602
October	—	—	—	11.17	9.18	44,059,428
November	—	—	—	14.74	11.66	54,131,065
December	—	—	—	15.48	14.13	36,985,035
2007
January	13.48	11.54	134,767,800	15.92	13.53	74,973,042
February	15.37	13.31	127,497,210	17.76	15.75	53,941,313
March	14.87	12.86	177,722,232	17.21	15.22	84,368,568
April	15.19	13.97	111,646,473	17.45	15.46	35,594,145
May	14.39	12.75	136,403,108	15.86	13.84	42,134,609
June	14.04	11.12	154,303,019	14.89	11.83	71,719,638

Quarterly Price Range and Trading Volumes

	NYSE(1)			TSX
Period
	High	Low	Volume	High	Low	Volume
	(US$)	(US$)		(Cdn$)	(Cdn$)
2005
January — March	—	—	—	4.55	3.38	47,072,647
April — June	—	—	—	4.68	3.40	34,994,044
July — September	—	—	—	5.30	4.35	43,742,283
October — December	—	—	—	7.83	4.37	58,117,783
2006
January — March	—	—	—	10.90	7.78	150,354,730
April — June	—	—	—	13.36	8.68	196,574,812
July — September	—	—	—	12.56	10.00	149,727,220
October — December	—	—	—	15.48	9.18	135,175,528
2007
January — March	15.37	11.54	439,987,242	17.76	13.53	213,282,923
April — June	15.19	11.12	402,352,600	17.45	11.83	149,448,392

(1)
The Yamana Common Shares commenced trading on the NYSE on January 12, 2007.

        The closing price of the Yamana Common Shares on the TSX and the NYSE on June 27, 2007, the last trading day prior to the announcement after the close of market of the Offeror's intention to make the Offer, was $13.02 and US$12.14, respectively.

12.   Documents Incorporated by Reference

        The following documents of the Offeror, filed with the various securities commissions or similar authorities in certain of the provinces of Canada, are specifically incorporated by reference into and form an integral part of the Offer and Circular:

  (a)
  the Annual Information Form for the year ended December 31, 2006 dated as of March 20, 2007;

  (b)
  the Management Information Circular of the Offeror dated March 20, 2007 prepared in connection with the annual meeting of shareholders of the Offeror held on May 2, 2007;

  (c)
  the comparative audited consolidated financial statements of the Offeror and the notes thereto as at December 31, 2006 and 2005 and for each of the years ended December 31, 2006 and 2005 and the ten months ended December 31, 2004, together with the report of the auditors thereon, found at pages 2 through 43 of Exhibit 99.3 to the 2006 Annual Report filed on Form 40-F of the Offeror and management's discussion and analysis of financial results found at pages 43 through 76 of the 2006 Annual Report filed on SEDAR;

  (d)
  the comparative unaudited consolidated financial statements of the Offeror and the notes thereto as at March 31, 2007 and for the three months ended March 31, 2007 and 2006, together with management's discussion and analysis of financial results found at pages 3 through 26 of the Offeror's first quarter report in respect of the quarter ended March 31, 2007;

  (e)
  the material change report dated May 10, 2007 relating to the appointment of Mr. John Begeman to the board of directors in place of Mr. Bruce Humphrey, and the appointment of officers of the Offeror;

  (f)
  the material change report dated July 5, 2007 relating to the Offeror's intention to make the Offer and the entering into of the Northern Orion Agreement; and

  (g)
  the business acquisition report of the Offeror dated December 22, 2006 prepared in connection with the acquisition of Viceroy.

        The following documents of Northern Orion, filed with the various securities commissions or similar authorities in certain of the provinces and territories of Canada, are specifically incorporated by reference into and form an integral part of the Offer and Circular:

  (a)
  the Annual Information Form for the year ended December 31, 2006 dated March 30, 2007 (the "Northern Orion AIF");

  (b)
  the comparative audited consolidated financial statements of Northern Orion and the notes thereto as at December 31, 2006 and 2005 and for each of the years ended December 31, 2006, 2005 and 2004, together with the report of the auditors thereon filed as Exhibit 3 to the 2006 Annual Report filed on Form 40-F; and

  (c)
  the comparative unaudited consolidated financial statements of Northern Orion and the notes thereto as at March 31, 2007 and for the three months ended March 31, 2007 and 2006.

        Information has been incorporated by reference in the Offer and Circular from documents filed with the securities commissions or similar authorities in Canada. Copies of these documents may be obtained on request without charge from the Vice President, Legal, General Counsel and Assistant Corporate Secretary of Yamana, 150 York Street, Suite 1102, Toronto, Ontario M5H 3S5, telephone 416-815-0220 or may be obtained through the SEDAR website at www.sedar.com. For the purpose of the Province of Quebec, the Circular contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from the Vice President, Legal, General Counsel and Assistant Corporate Secretary of the Offeror at the above-mentioned address and telephone number.

        All material change reports (excluding confidential reports), financial statements (including any report of the auditor, where applicable), management's discussion and analysis, annual information forms and information circulars filed by the Offeror with securities commissions or similar authorities in the provinces of Canada after the date of the Circular and before the Expiry Time shall be deemed to be incorporated by reference into the Offer and Circular. Other than the announcement of the Offer and the entering into of the Northern Orion Agreement, the Offeror is not aware of any information that indicates any material change in the affairs of the Offeror since the date of the last published financial statements of the Offeror.

        Any statement contained in the Offer and Circular or a document incorporated or deemed to be incorporated by reference in the Offer and Circular shall be deemed to be modified or superseded for purposes of the Offer and Circular to the extent that a statement contained in the Offer and Circular or in any other subsequently filed document which also is or is deemed to be incorporated by reference in the Offer and Circular modifies or supersedes such statement. The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be deemed to constitute a part of the Offer and Circular, except as so modified or superseded.

        Information contained in or otherwise accessed through the Offeror's website (www.yamana.com), Northern Orion's website (www.northernorion.com), or any other website, does not form part of the Offer and Circular. All such references to the Offeror's website or Northern Orion's website are inactive textual references only.

13.   Ownership of and Trading in Shares of Meridian

        No securities of Meridian are beneficially owned, directly or indirectly, nor is control or direction exercised over any securities of Meridian, by the Offeror or its directors or senior officers, or to the knowledge of the directors and senior officers of the Offeror, after reasonable enquiry, by: (i) any associates of a director or senior officer of the Offeror, (ii) any person or company acting jointly or in concert with the Offeror, or (iii) any person or company holding more than 10% of any class of equity securities of the Offeror. There is no person acting jointly or in concert with the Offeror in connection with the Offer.

        To the knowledge of the Offeror and its directors and senior officers, after reasonable enquiry, no such person referred to in the preceding paragraph has traded in any securities of Meridian during the six months preceding the date of the Offer.

        The Offeror has not purchased or sold any securities of Meridian during the twelve months preceding the date of the Offer.

14.   Commitments to Acquire Shares of Meridian

        Other than pursuant to the Offer, there are no commitments to acquire Shares or other securities of Meridian by the Offeror or its directors or senior officers or, to the knowledge of the directors and senior officers of the Offeror, after reasonable enquiry, by: (i) any associates of a director or senior officer of the Offeror, (ii) any person or company acting jointly or in concert with the Offeror, or (iii) any person or company holding more than 10% of any class of equity securities of the Offeror.

15.   Arrangements, Agreements or Understandings

        There are no arrangements or agreements made or proposed to be made between the Offeror and any of the directors or senior officers of Meridian.

        There are no contracts, arrangements or understandings, formal or informal, between the Offeror and any securityholder of Meridian with respect to the Offer or between the Offeror and any person or company with respect to any securities of Meridian in relation to the Offer.

16.   Benefits from the Offer

        No person will receive any direct or indirect benefit from the consummation of the Offer, any Compulsory Acquisition or Subsequent Acquisition Transaction or from accepting or refusing to accept the Offer, other than the consideration available to any Shareholder who participates in the Offer.

17.   Material Changes and Other Information Concerning Meridian

        The Offeror has no information that indicates any material change in the affairs of Meridian since the date of the last published financial statements of Meridian other than as has been publicly disclosed by Meridian. The Offeror has no knowledge of any material fact concerning securities of Meridian that has not been generally disclosed by Meridian or any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

18.   Certain Information Concerning Meridian and Its Shares

Authorized and Outstanding Capital

        Based on publicly available information, the authorized share capital of Meridian is comprised of an unlimited number of Meridian Common Shares without par value carrying one vote per share and an unlimited number of preferred shares without par value, issuable in series. As of July 16 2007, there were 101,203,037 Meridian Common Shares and no preferred shares of Meridian issued and outstanding.

        The Offeror understands that as at March 31, 2007, Meridian had 820,830 Options outstanding which, if exercised on that date, would give rise to the issuance of 820,830 Meridian Common Shares. The Offeror understands that there are no other rights, agreements or commitments of any nature requiring the issuance, sale or transfer by Meridian of any Shares or any securities convertible into, or exchangeable or exercisable for, or that otherwise evidence a right to acquire any Shares, except the SRP Rights.

Dividends and Dividend Policy

        According to publicly available information, there are no restrictions on the payment of dividends by Meridian, which are payable at the discretion of the board of directors of Meridian. No dividends have been declared by Meridian in 2007, 2006, 2005 or 2004.

Previous Distributions of Shares

        The following is based on publicly available information disclosed by Meridian.

        During the twelve month period ended December 31, 2006, Meridian awarded 144,804 restricted shares having a grant date average fair value of $24.49 per share. Meridian also granted 50,000 restricted shares to the new chief executive officer during 2006, of which one-third immediately vested and one-third vests in each of 2007 and 2008.

        During the twelve month period ended December 31, 2005, Meridian awarded 65,824 restricted shares having a grant date average fair value of $16.52 per share.

        During the twelve month period ended December 31, 2004, Meridian awarded 49,735 restricted shares having a grant date average fair value of $13.04 per share.

        The Offeror believes that the foregoing are the only distributions of the Shares effected during the five most recently completed fiscal years of Meridian, other than any distributions of Shares pursuant to the Stock Option Plan.

Price Range and Trading Volumes of the Meridian Common Shares

        The principal markets on which the Meridian Common Shares trade are the TSX and the NYSE. The following tables set forth, for the periods indicated, the reported high and low closing prices and the aggregate volumes of trading of the Meridian Common Shares on the TSX and the NYSE.

Monthly Price Range and Trading Volumes

	NYSE			TSX
Period
	High	Low	Volume	High	Low	Volume
	(US$)	(US$)		(Cdn$)	(Cdn$)
2006
January	27.18	23.96	19,723,200	30.75	27.69	9,599,408
February	27.31	22.72	16,876,500	31.10	26.25	10,375,107
March	30.03	24.23	22,969,400	34.81	28.25	9,399,652
April	32.97	29.36	15,156,100	37.32	33.88	8,681,201
May	36.99	29.14	29,142,500	40.54	32,72	9,925,519
June	32.75	26.05	24,645,800	36.00	29.12	10,135,170
July	32.78	26.21	19,512,600	36.10	29.80	7,950,887
August	29.74	27.05	18,985,300	32.69	30.17	10,402,677
September	32.31	23.97	26,203,100	35.65	26.69	11,127,581
October	25.31	23.10	20,694,900	28.27	26.06	9,010,376
November	30.80	25.20	24,644,700	35.32	28.57	8,687,749
December	30.83	26.93	18,176,067	35.25	31.07	5,308,265
2007
January	29.22	25.34	21,097,900	34.30	29.55	6,310,359
February	31.25	27.44	19,972,335	36.21	32.08	6,564,447
March	26.97	24.10	24,745,138	31.69	28.26	8,602,731
April	28.38	25.25	17,921,080	32.10	27.90	6,480,817
May	26.04	24.51	15,792,758	28.75	26.20	6,737,470
June	27.58	24.40	24,835,068	29.15	26.15	14,126,161

Quarterly Price Range and Trading Volumes

	NYSE			TSX
Period
	High	Low	Volume	High	Low	Volume
	(US$)	(US$)		(Cdn$)	(Cdn$)
2005
January — March	21.15	15.91	38,640,700	25.50	19.25	17,599,451
April — June	18.50	14.50	30,711,200	22.80	18.45	13,258,812
July — September	22.26	17.01	37,842,500	25.94	20.77	13,435,775
October — December	22.16	18.33	46,671,600	25.95	21.69	29,551,789
2006
January — March	30.03	22.72	59,569,100	34.81	26.25	29,374,167
April — June	36.99	26.05	68,944,400	40.54	29.12	28,741,890
July — September	32.78	23.97	64,701,000	36.10	26.69	29,481,145
October — December	30.83	23.10	63,515,667	35.32	26.06	23,006,390
2007
January — March	31.25	24.10	65,815,373	36.21	28.26	21,477,537
April — June	28.38	24.40	58,548,906	32.10	26.15	27,344,448

        The closing price of the Meridian Common Shares on the TSX and the NYSE on June 27, 2007, the last trading day prior to the announcement after the close of market of the Offeror's intention to make the Offer, was $26.21 and US$24.40, respectively. The Offer Consideration represents a premium of approximately 23%

over the closing price of the Shares on the TSX on June 27, 2007. The Offer Consideration also represents a premium of approximately 24.6% over the average closing price of the Shares on the TSX on the 20 trading days immediately preceding the date of the Offeror's announcement of its intention to make the Offer (based on the average closing price of the Yamana Common Shares on the TSX for the 20 trading days ending June 27, 2007).

19.   Effect of the Offer on the Market for Shares; Stock Exchange Listing and Public Disclosure

        Market for Shares.    The purchase of Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares and, depending on the number of Shares purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

        Listing and Quotations.    The rules and regulations of the Listing Exchanges on which the Shares are traded establish certain criteria which, if not met, could lead to the delisting of Shares from the Listing Exchanges. Among such criteria are the number of Shareholders, the number of Shares publicly held and the aggregate market value of the Shares publicly held. Depending upon the number of Shares purchased pursuant to the Offer, it is possible the Shares would fail to meet the criteria for continued listing on the Listing Exchanges. If this were to happen, the Shares could be delisted on one or more of the Listing Exchanges and this could, in turn, adversely affect the market or result in a lack of an established market for the Shares.

        If the Offeror acquires the Shares not deposited pursuant to the Offer pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction, it is the intention of the Offeror to apply to delist the Shares from the Listing Exchanges as soon as practicable after completion of the Offer or a Compulsory Acquisition or Subsequent Acquisition Transaction, if required.

        Public Disclosure by Meridian.    After the purchase of the Shares under the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, Meridian may cease to be subject to the public reporting and proxy solicitation requirements of the CBCA and the securities Laws of certain provinces of Canada and such other jurisdictions where Meridian has similar obligations. Furthermore, it may be possible for Meridian to request the elimination of the public reporting requirements of any province or jurisdiction where a small number of Shareholders reside. If permitted by Law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause Meridian to cease to be a reporting issuer under the securities Laws of each province of Canada and to cease to have public reporting obligations in any other jurisdiction where it currently has such obligations.

        In the United States, the Shares are currently registered under the US Exchange Act. Such registration may be terminated upon application by Meridian to the SEC if the Shares are not listed on a US national securities exchange or quoted on NASDAQ and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the US Exchange Act would substantially reduce the information required to be furnished by Meridian to Shareholders and to the SEC and would make certain provisions of the US Exchange Act, such as the disclosure requirements of the U.S. Sarbanes-Oxley Act of 2002 and the requirements of Rule 13e-3 under the US Exchange Act with respect to "going-private" transactions, no longer applicable to Meridian. In addition, "affiliates" of Meridian and persons holding "restricted securities" of Meridian might be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the US Securities Act. The Offeror intends to seek to cause Meridian to terminate registration of the Shares under the US Exchange Act as soon as practicable after consummation of the Offer pursuant to the requirements for termination of registration of the Shares.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the US Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares could no longer be used as collateral for loans made by brokers. Yamana Common Shares are margin securities under the regulations of the Federal Reserve Board.

20.   Regulatory Matters

        In connection with the Offer, the approval on terms satisfactory to the Offeror of various domestic and foreign regulatory authorities having jurisdiction over the Offeror or Meridian, and their respective subsidiaries and their respective businesses, is required. The principal approvals required are described below.

Competition Act

        The Competition Act requires a pre-merger notification to the Commissioner for transactions that exceed certain financial thresholds and, in the case of share acquisitions, that exceed an additional voting interest threshold. If a transaction is subject to pre-merger notification, a pre-merger filing must be submitted to the Commissioner and a waiting period must expire or be waived by the Commissioner before the proposed transaction may be completed. The Offeror may choose to file either a short form (generally with a 14-day waiting period) or a long form (with a 42-day waiting period). However, if the Offeror files a short form, the Commissioner may, within 14 days, require a long form to be filed, in which case the proposed transaction generally may not be completed until 42 days after the Offeror files a long form.

        Upon receipt of a pre-merger notification from the Offeror, the Commissioner is required immediately to notify Meridian that the Commissioner has received from the Offeror the prescribed short form information or prescribed long form information, as the case may be. Meridian is required by the Competition Act to supply the Commissioner with the prescribed short form information within ten days after being so notified or the prescribed long form information within 20 days after being so notified, as the case may be. Although Meridian is required to file certain information and documentary material with the Commissioner in connection with the Offer, neither Meridian's failure to make such filings nor a request from the Commissioner for additional information or documentary material made to Meridian will extend the waiting period.

        The Commissioner's review of a transaction may take less than or longer than the statutory waiting period. Where the Commissioner completes her review of a notifiable transaction prior to the expiry of the applicable statutory waiting period and notifies the notifying parties that she does not, at that time, intend to make an application under the merger provisions of the Competition Act in respect of the proposed transaction, the statutory waiting period terminates.

        Whether or not a pre-merger filing is required, the Commissioner may apply to the Competition Tribunal, a specialized tribunal empowered to deal with certain matters under the Competition Act, with respect to a "merger" (as defined in the Competition Act) and, if the Competition Tribunal finds that the merger is likely to prevent or lessen competition substantially, it may order that the merger not proceed or, in the event that the merger has been completed, order its dissolution or the disposition of some of the assets or shares involved. The Competition Tribunal also may issue an interim order under the Competition Act prohibiting the completion of the merger for a period of up to 30 days where (a) the Commissioner has certified that she is making an inquiry under the Competition Act in connection with the merger and that in her opinion more time is required to complete the inquiry, and (b) the Competition Tribunal finds that, in the absence of an interim order, a party to the merger or any other person is likely to take an action that would substantially impair the ability of the Competition Tribunal to remedy the effect of the merger on competition under the merger provisions of the Competition Act because that action would be difficult to reverse. The duration of such interim orders may be extended for an additional period of up to 30 days where the Competition Tribunal finds that the Commissioner is unable to complete her inquiry because of circumstances beyond her control.

        The Commissioner may, upon request, issue an advance ruling certificate ("ARC"), where she is satisfied that she would not have sufficient grounds on which to apply to the Competition Tribunal under the merger provisions of the Competition Act. If the Commissioner issues an ARC in respect of a proposed transaction, that transaction is exempt from the pre-merger notification provisions. In addition, if the transaction to which the ARC relates is substantially completed within one year after the ARC is issued, the Commissioner cannot seek an order of the Competition Tribunal under the merger provisions of the Competition Act in respect of the transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued. Alternatively, the Commissioner may issue a "no action" letter following a notification or an application for an ARC, indicating that she is of the view that grounds do not then exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act with respect to the proposed transaction, while preserving, during the three years following completion of the proposed transaction, her authority to so initiate proceedings should circumstances change.

        The purchase of Shares pursuant to the Offer may require pre-merger notification to the Commissioner and the Offeror's acquisition of control of Meridian would be a "merger" for the purposes of the merger provisions of the Competition Act. Should the transaction be subject to pre-merger notification, the Offeror will request an ARC or a "no action" letter and file the appropriate pre-merger notification form.

        In the event that a pre-merger notification is required, the Offeror does not currently intend to take up or pay for Shares deposited pursuant to the Offer unless all applicable waiting periods and any extensions thereof have expired or been waived without restraint or challenge, and the Commissioner has issued an ARC or a "no action" letter in respect of the acquisition of the Shares by the Offeror.

US Federal Antitrust Laws

        Under the HSR Act certain acquisition transactions may not be consummated until certain information and documentary materials have been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the United States Federal Trade Commission (the "FTC") and the applicable waiting period has expired or been terminated. The acquisition of Shares pursuant to the Offer may be subject to the HSR Act. If the transaction is required to be reported, the Offeror will make its filing as required.

        Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 30-day waiting period following the filing by the Offeror, unless the last day of the waiting period ends on a Saturday, Sunday or legal holiday, in which case the waiting period will continue until the next Business Day. The Offeror will make its filing, if required, in sufficient time to permit the waiting period under the HSR Act to expire before the Expiry Time, unless such waiting period is extended by: (a) a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period, or (b) the Offeror's decision to withdraw and refile its required filing. Pursuant to the HSR Act, the Offeror has requested early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 30-day HSR Act waiting period will be terminated early. If, however, either the FTC or the Antitrust Division were to request additional information or documentary material from the Offeror, the waiting period would expire at 11:59 p.m., New York City time, on the 30th calendar day after the date of substantial compliance by the Offeror with such request, unless such 30th calendar day is a Saturday, Sunday or legal holiday, in which case the waiting period would expire on the next Business Day. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 30 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act, except by court order. Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for in the Offer or by applicable Law. Although Meridian is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither Meridian's failure to make such filings nor a request from the Antitrust Division or the FTC for additional information or documentary material made to Meridian will extend the waiting period.

        The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust Laws of transactions such as the proposed acquisition of Shares by the Offeror pursuant to the Offer. At any time before or after the purchase by the Offeror of Shares pursuant to the Offer, either the FTC or the Antitrust Division could take such action under United States antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Offeror or the divestiture of substantial assets of the Offeror, its subsidiaries or Meridian. Private parties (including individual States) also may seek to take legal action under United States antitrust Laws under certain circumstances.

Other Jurisdictions

        The Offeror is continuing to assess possible regulatory filings and approvals in a number of other jurisdictions. At present, the Offeror is in the process of determining whether it is required to make a regulatory filing with the Mexican Federal Competition Commission, which it will make if required to do so. The Offeror believes that, based on publicly available information, it is not likely that any further regulatory filings in other jurisdictions will be required.

Canadian Securities Laws

        The distribution of the Yamana Common Shares under the Offer is being made pursuant to statutory exemptions from the prospectus and dealer registration requirements under applicable Canadian securities Laws. While the resale of Yamana Common Shares issued under the Offer is subject to restrictions under the securities Laws of certain Canadian provinces and territories, Meridian Shareholders in such provinces and territories generally will be able to rely on statutory exemptions from such restrictions.

US Securities Laws

        The issuance of the Yamana Common Shares under the Offer is being made pursuant to a registration statement on Form F-10 filed with the SEC under the US Securities Act. The resale of Yamana Common Shares by non-affiliates (as defined in Rule 144 under the US Securities Act) is not required to be registered in the United States. However, Yamana Common Shares acquired by affiliates of the Offeror may be resold only pursuant to a subsequent registration statement under the US Securities Act or in accordance with the requirements of Rule 144. In general, an affiliate for this purpose is an officer or director of the Offeror or, if the Offer is completed, Meridian or a shareholder who beneficially owns more than 10% of the outstanding Yamana Common Shares.

UK Securities Laws

        The Offer does not constitute an offer of transferable securities to the public in the United Kingdom such that a prospectus approved by the FSA would need to be prepared and published prior to the Offer being made.

21.   Shareholder Rights Plan

        The following is only a summary of the material provisions of the Shareholder Rights Plan of Meridian and is not meant to be a substitute for the information in the Shareholder Rights Plan.

        The Board of Directors of Meridian adopted the Shareholder Rights Plan dated April 12, 1999, as amended May 7, 2002 and February 22, 2005, which was confirmed by Shareholders on May 10, 2005. Set out below is a description of the Shareholder Rights Plan based on public documents filed by Meridian with Canadian securities regulatory authorities.

        Pursuant to the Shareholder Rights Plan, Meridian issued one right (an "SRP Right") in respect of each outstanding Meridian Common Share and authorized the issue of one SRP Right for each Voting Share issued thereafter. The SRP Rights are attached to the Meridian Common Shares and are not exercisable until the "Separation Time", which is defined under the Shareholder Rights Plan to mean the close of business (Toronto time) on the tenth Trading Day (as such term is defined in the Shareholder Rights Plan) after the earliest of: (a) the first date of public announcement of facts indicating that a person has become an Acquiring Person (as described below); (b) the date of the commencement of, or first public announcement of, the intent of any person to commence, a takeover bid other than a "Permitted Bid" (as defined in the Shareholder Rights Plan) or a "Competing Permitted Bid" (as defined in the Shareholder Rights Plan); and (c) the date that a Permitted Bid or Competing Permitted Bid ceases to be such, or such later date as may from time to time be determined by the Board of Directors.

        From and after the Separation Time, each SRP Right entitles the holder to purchase one Meridian Common Share at a price (the "SRP Exercise Price") of $75 (subject to adjustment in certain circumstances). Pursuant to the Shareholder Rights Plan, if a person (an "Acquiring Person") becomes the "Beneficial Owner" (as defined in the Shareholder Rights Plan) of 20% or more of the outstanding Meridian Common Shares other than as a result of certain exempt transactions (including acquisitions pursuant to a Permitted Bid or Competing Permitted Bid) (a "Flip-in Event"), then after the close of business on the tenth Trading Day after the first date of public announcement by Meridian or an Acquiring Person that an Acquiring Person has become such, each SRP Right constitutes the right to purchase from Meridian upon exercise thereof that number of Meridian Common Shares having an aggregate Market Price (defined below) on the date of consummation or occurrence of such Flip-in Event equal to twice the SRP Exercise Price for a cash amount equal to the SRP Exercise Price, subject to anti-dilution adjustment (thereby effectively acquiring the right to purchase Meridian Common Shares at a 50% discount). However, SRP Rights held by an Acquiring Person or certain parties related to an Acquiring Person or acting jointly or in concert with an Acquiring Person and certain transferees, would become null and void upon the occurrence of a Flip-in Event. The result would be to significantly dilute the shareholdings of any such acquirer. "Market Price" for a security on any date means the average of the daily closing prices per security for such securities on each of the 20 consecutive Trading Days through and including the third Trading Day immediately preceding such date (subject to adjustment in certain circumstances).

        Until the Separation Time (or the earlier termination or expiration of the SRP Rights), the SRP Rights will be evidenced by the certificates representing the associated Meridian Common Shares and will be transferable only together with the associated Meridian Common Shares. After the Separation Time, separate certificates evidencing the Rights ("Rights Certificates"), together with a disclosure statement describing the SRP Rights, are required to be mailed to holders of record of Meridian Common Shares (other than an Acquiring Person) as of the Separation Time. The SRP Rights will trade separately from the Meridian Common Shares after the Separation Time. The Offeror has no reason to believe that the Board of Directors of Meridian will allow the Separation Time to occur prior to the Expiry Time, but no assurances can be given by the Offeror in that regard.

        The Shareholder Rights Plan does not apply to certain types of transactions, including "Permitted Bids". A "Permitted Bid" is a take-over bid which, among other things, is made to all Shareholders of record, remains open for at least 60 days and provides that no Meridian Common Shares may be taken up unless more than 50% of the aggregate of the then outstanding Meridian Common Shares held by Independent Shareholders (as defined in the Shareholder Rights Plan) have been deposited and not withdrawn. Once this condition has been satisfied, the Offeror under a Permitted Bid must make a public announcement of the date the take-over bid would otherwise expire and extend the bid for a period of not less than ten Trading Days (as such term is defined in the Shareholder Rights Plan). The Offer is not a Permitted Bid for the purposes of the Shareholder Rights Plan. Accordingly, in order for the Offer to proceed, the Shareholder Rights Plan must be terminated or some action must be taken by the Board of Directors or by a securities commission or court of competent jurisdiction to remove the effect of the Shareholder Rights Plan and permit the Offer to proceed.

        Under the Shareholder Rights Plan, the Board of Directors has the discretion prior to the occurrence of a Flip-in Event that would occur by reason of a take-over bid made by means of a take-over bid circular sent to all holders of Meridian Common Shares, to waive the application of the plan to such Flip-in Event, provided that such waiver shall automatically constitute a waiver of the application of such provisions to any other Flip-in Event made by means of a take-over bid circular to all holders of Meridian Common Shares. The Board of Directors also has the right, with the prior consent of the holders of Meridian Common Shares (or the holders of SRP Rights if the Separation Time has occurred), at any time prior to the occurrence of a Flip-in Event, to redeem all (but not less than all) of the SRP Rights at a redemption price of $0.0001 per SRP Right, subject to certain adjustments.

        It is a condition of the Offer that the Offeror shall have determined in its sole discretion that, on terms satisfactory to the Offeror: (i) the Board of Directors shall have waived the application of the Shareholder Rights Plan to the purchase of Shares by the Offeror under the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction; (ii) a cease trade order or an injunction shall have been issued that has the effect of prohibiting or preventing the exercise of SRP Rights or the issue of Meridian Common Shares upon the exercise of the SRP Rights in relation to the purchase of Shares by the Offeror under the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; (iii) a court of competent jurisdiction shall have ordered that the SRP Rights are illegal or of no force or effect or may not be exercised in relation to the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; or (iv) the SRP Rights and the Shareholder Rights Plan shall otherwise have become or been held unexercisable or unenforceable in relation to the Shares with respect to the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction. See "Conditions of the Offer" in Section 4 of the Offer.

22.   Acquisition of Shares Not Deposited Pursuant to the Offer

        It is the Offeror's current intention that if it takes up and pays for Shares deposited pursuant to the Offer, it will enter into one or more transactions to enable the Offeror to acquire all Shares not acquired pursuant to the Offer. There is no assurance that such transaction will be completed.

Compulsory Acquisition

        If, within 120 days after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the Shares, other than Shares held at the date of the Offer by or on behalf of the Offeror and its affiliates and associates (as such terms are defined in the CBCA), and the Offeror acquires or is bound to take up and pay for such deposited Shares pursuant to the Offer, the Offeror intends to acquire the Shares not deposited pursuant to the Offer on the same terms as the Shares acquired under the Offer pursuant to the provisions of Section 206 of the CBCA (a "Compulsory Acquisition") or by a Subsequent Acquisition Transaction (as more fully described under "Subsequent Acquisition Transaction" below.

        To exercise such statutory right, the Offeror must give notice (the "Offeror's Notice") to each Shareholder who did not accept the Offer (and each person who subsequently acquires any such Shares) (in each case, a "Dissenting Offeree") and to the Director under the CBCA, of such proposed acquisition on or before the earlier of 60 days from the date of termination of the Offer and 180 days from the date of the Offer. Within 20 days of giving the Offeror's Notice, the Offeror must pay or transfer to Meridian the consideration the Offeror would have to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust for the Dissenting Offerees. In accordance with Section 206 of the CBCA, within 20 days after receipt of the Offeror's Notice, each Dissenting Offeree must send the certificates representing the Shares held by such Dissenting Offeree to the Offeror and must elect either to transfer such Shares to the Offeror on the terms of the Offer or to demand payment of the fair value of such Shares held by such holder by so notifying the Offeror within 20 days after the Dissenting Offeree receives the Offeror's Notice. A Dissenting Offeree who does not within 20 days after the Dissenting Offeree receives the Offeror's Notice notify the Offeror that the Dissenting Offeree is electing to demand payment of the fair value of the Dissenting Offeree's Shares is deemed to have elected to transfer such Shares to the Offeror on the same terms that the Offeror acquired Shares from Shareholders who accepted the Offer. If a Dissenting Offeree has elected to demand payment of the fair value of such Shares, the Offeror may apply to a court having jurisdiction to hear an application to fix the fair value of such Shares of such Dissenting Offeree. If the Offeror fails to apply to such court within 20 days after it made the payment or transferred the consideration to the Offeror referred to above, the Dissenting Offeree may then apply to the court within a further period of 20 days to have the court fix the fair value. If there is no such application made by the Dissenting Offeree within such period, the Dissenting Offeree will be deemed to have elected to transfer such Shares to the Offeror on the terms that the Offeror acquired Shares from Shareholders who accepted the Offer. Any judicial determination of the fair value of the Shares could be more or less than the amount paid pursuant to the Offer.

        The foregoing is a summary only of the right of Compulsory Acquisition which may become available to the Offeror and is qualified in its entirety by the provisions of Section 206 of the CBCA. Section 206 of the CBCA is complex and may require strict adherence to notice and timing provisions, failing which a Dissenting Offeree's rights may be lost or altered. Shareholders who wish to be better informed about the provisions of Section 206 of the CBCA should consult their legal advisors.

        Canadian courts have, in a few instances, found that the compulsory acquisition provisions of the CBCA cannot be relied upon where an offer excludes certain shareholders. As the Offer is not being made to or directed at UK Shareholders that are not Eligible UK Shareholders, a statutory right of Compulsory Acquisition may not be available to the Offeror.

Compelled Acquisition

        If a Shareholder does not receive the Offeror's Notice, the Shareholder may, within 90 days after the date of the termination of the Offer, or if the Shareholder did not receive the Offer, within 90 days of the later of the date of termination of the Offer and the date on which the Shareholder learns of the Offer, require the Offeror to acquire the Shareholder's Shares on the terms of the Offer (a "Compelled Acquisition").

        The foregoing is a summary only of the right of Compelled Acquisition that may be available to a Shareholder and is qualified in its entirety by the provisions of Section 206.1 of the CBCA. Section 206.1 of the CBCA may require strict adherence to notice and timing provisions, failing which such rights may be lost or altered. Shareholders who wish to be better informed about the provisions of Section 206.1 of the CBCA should consult their legal advisors.

Subsequent Acquisition Transaction

        If the Offeror takes up and pays for Shares validly deposited to the Offer and a Compulsory Acquisition is not available or the Offeror elects not to pursue a Compulsory Acquisition, the Offeror currently intends, depending upon the number of Shares taken up and paid for under the Offer, to take such action as is necessary or advisable, including causing a special meeting of Shareholders to be called to consider an amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction involving Meridian and the Offeror or an affiliate of the Offeror, for the purpose of enabling the Offeror or an affiliate of the Offeror to acquire all Shares not acquired pursuant to the Offer (a "Subsequent Acquisition Transaction"). The timing and details of any such transaction will depend on a number of factors, including the number of Shares acquired pursuant to the Offer.

        Provided that at least 66 2/3% of the outstanding Shares on a fully diluted basis are deposited to the Offer (which is a condition of the Offer) and the Offeror takes up and pays for such Shares, the Offeror will own sufficient Shares to effect such Subsequent Acquisition Transaction.

        A Subsequent Acquisition Transaction described above may constitute a "business combination" or a "going private transaction" within the meaning of certain applicable Canadian securities legislation including OSC Rule 61-501 and AMF Regulation Q-27. Under OSC Rule 61-501 and AMF Regulation Q-27, subject to certain exceptions, a Subsequent Acquisition Transaction may constitute a "business combination" or a "going private transaction" if it would result in the interest of a holder or beneficial owner of Shares being terminated without such holder's or beneficial owner's consent, irrespective of the nature of the consideration provided in substitution therefore. The Offeror expects that any Subsequent Acquisition Transaction relating to Shares will be a "business combination" or a "going private transaction" under OSC Rule 61-501 and AMF Regulation Q-27.

        In certain circumstances, the provisions of OSC Rule 61-501 and AMF Regulation Q-27 may also deem certain types of Subsequent Acquisition Transactions to be "related party transactions". However, if the Subsequent Acquisition Transaction is a "business combination" or a "going private transaction" carried out in accordance with OSC Rule 61-501 and AMF Regulation Q-27 or an exemption therefrom, the "related party transaction" provisions therein do not apply to such transaction. The Offeror intends to carry out any such Subsequent Acquisition Transaction in accordance with OSC Rule 61-501 and AMF Regulation Q-27, or any successor provisions, or exemptions therefrom, such that the "related party transaction" provisions of OSC Rule 61-501 and AMF Regulation Q-27 will not apply to such Subsequent Acquisition Transaction.

        OSC Rule 61-501 and AMF Regulation Q-27 provide that unless exempted, a corporation proposing to carry out a business combination or a going private transaction is required to prepare a formal valuation of the Shares (and, subject to certain exceptions, any non-cash consideration being offered therefore) and provide to the holders of the Shares a summary of such valuation or the entire valuation. In connection therewith, the Offeror intends to rely on any exemption then available or to seek waivers pursuant to OSC Rule 61-501 and AMF Regulation Q-27 exempting the Offeror or Meridian or their respective affiliates, as appropriate, from the requirement to prepare a valuation in connection with any Subsequent Acquisition Transaction. An exemption is available under OSC Rule 61-501 and AMF Regulation Q-27 for certain business combinations or going private transactions completed within 120 days after the expiry of a formal take-over bid where the consideration under such transaction is at least equal in value to and is in the same form as the consideration that tendering Shareholders were entitled to receive in the take-over bid, provided that certain disclosure is given in the take-over bid disclosure documents. The Offeror currently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be equal in value to, and in the same form as, the consideration offered under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Date and, accordingly, the Offeror expects to rely on these exemptions.

        Depending on the nature and the terms of the Subsequent Acquisition Transaction, the provisions of the CBCA may require the approval of at least 66 2/3% of the votes cast by holders of the outstanding Shares at a meeting duly called and held for the purpose of approving a Subsequent Acquisition Transaction. OSC Rule 61-501 and AMF Regulation Q-27 would in effect also require that, in addition to any other required securityholder approval, in order to complete a business combination or a going private transaction, the approval of a majority of the votes cast by "minority" holders of the Shares must be obtained unless an exemption is available or discretionary relief is granted by the OSC and the AMF. In relation to any Subsequent Acquisition Transaction, the "minority" holders will be, subject to any available exemption or discretionary relief granted by the OSC and the AMF, as required, all Shareholders other than the Offeror, any "related party" of the Offeror or any other "interested party" (within the meaning of OSC Rule 61-501 and AMF Regulation Q-27) including any director or senior officer of the Offeror, affiliate or insider of the Offeror or any of their directors or senior officers or any person acting jointly or in concert with any of the foregoing.

        OSC Rule 61-501 and AMF Regulation Q-27 also provide that the Offeror may treat Shares acquired pursuant to the Offer as "minority" shares and vote them, or consider them voted, in favour of a Subsequent Acquisition Transaction that is a business combination or a going private transaction, provided that, among other things, (a) the business combination or going private transaction is completed not later than 120 days after the Expiry Date; (b) the consideration for each security in the Subsequent Acquisition Transaction is at least equal in value to and in the same form as the consideration paid pursuant to the Offer; and (c) the Shareholder who tendered such Shares to the Offer was not (i) acting jointly or in concert with the Offeror in respect of the Offer, (ii) a direct or indirect party to any "connected transaction" (as defined in OSC Rule 61-501) to the Offer, or (iii) entitled to receive, directly or indirectly, in connection with the Offer, a "collateral benefit" (as defined in OSC Rule 61-501) or consideration per security that is not identical in amount and form to the entitlement of Shareholders in Canada. The Offeror currently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be equal in value to, and in the same form as, the consideration offered under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Date and, accordingly, the Offeror intends to cause Shares acquired pursuant to the Offer to be voted in favour of such transaction and to be counted as part of any minority approval required in connection with any such transaction.

        In addition, under OSC Rule 61-501 and AMF Regulation Q-27, if, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the Shares at the time the business combination or going private transaction is initiated, the requirement for minority approval under Rule OSC 61-501 and AMF Regulation Q-27 would not apply to the transaction if an enforceable right to dissent and seek fair value or a substantially equivalent right is made available to the minority Shareholders.

        Any Subsequent Acquisition Transaction may also result in Shareholders having the right to dissent and demand payment of the fair value of their Shares under Section 190 of the CBCA. If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting shareholders for their Shares. The fair value of Shares so determined could be more or less than the amount paid per Share pursuant to the Subsequent Acquisition Transaction or the Offer.

        The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ from the tax consequences to such Shareholder of accepting the Offer. See "Canadian Federal Income Tax Considerations" in Section 23 of the Circular and "United States Federal Income Tax Considerations" in Section 24 of the Circular. Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction if and when proposed.

        The timing and details of any Compulsory Acquisition or Subsequent Acquisition Transaction involving Meridian will necessarily depend on a variety of factors, including the number of Shares acquired pursuant to the Offer. Although the Offeror currently intends to propose a Compulsory Acquisition or a Subsequent Acquisition Transaction on the same terms as the Offer, it is possible that, as a result of the number of Shares acquired under the Offer, delays in the Offeror's ability to effect such a transaction, information hereafter obtained by the Offeror, changes in general economic, industry, regulatory or market conditions or in the business of Meridian, or other currently unforeseen circumstances, such a transaction may not be so proposed or may be delayed or abandoned. The Offeror expressly reserves the right not to propose a Compulsory Acquisition or a Subsequent Acquisition Transaction involving Meridian.

        Rule 13e-3 under the US Exchange Act is applicable to certain "going-private" transactions in the United States and may under certain circumstances be applicable to a Compulsory Acquisition or a Subsequent Acquisition Transaction. The Offeror believes that Rule 13e-3 should not be applicable to a Compulsory Acquisition or a Subsequent Acquisition Transaction unless the Compulsory Acquisition or the Subsequent Acquisition Transaction, as the case may be, is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning Meridian and certain information relating to the fairness of the Compulsory Acquisition or the Subsequent Acquisition Transaction, as the case may be, and the consideration offered to minority Shareholders be filed with the SEC and distributed to minority Shareholders before the consummation of any such transaction.

        The foregoing discussion of certain provisions of the US Exchange Act is not a complete description of the US Exchange Act or such provisions thereof and is qualified in its entirety by the reference to the US Exchange Act.

        If the Offeror is unable or decides not to effect a Compulsory Acquisition or propose a Subsequent Acquisition Transaction, or proposes a Subsequent Acquisition Transaction but cannot obtain any required approvals or exemptions promptly, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable Law, purchasing additional Shares in the open market, in privately negotiated transactions, in another takeover bid or exchange offer or otherwise, or from Meridian, or taking no actions to acquire additional Shares. Subject to applicable Law, any additional purchases of Shares could be at a price greater than, equal to, or less than the price to be paid for Shares under the Offer and could be for cash, securities and/or other consideration. Alternatively, the Offeror may take no action to acquire additional Shares, or may even sell or otherwise dispose of any or all Shares acquired pursuant to the Offer, on terms and at prices then determined by the Offeror, which may vary from the price paid for Shares under the Offer.

Judicial Developments

        Prior to the pronouncement of OSC Rule 61-501 (or its predecessor OSC Policy 9.1) and AMF Regulation Q-27, Canadian courts had, in a few instances, granted preliminary injunctions to prohibit transactions which constituted going private transactions or business combinations within the meaning of OSC Rule 61-501 and AMF Regulation Q-27. The trend both in legislation and in Canadian jurisprudence has been towards permitting business combinations to proceed subject to compliance with requirements intended to ensure procedural and substantive fairness to the minority shareholders.

        Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction that may constitute a business combination or going private transaction.

23.   Canadian Federal Income Tax Considerations

        The following summary fairly presents the principal consequences under the Tax Act generally applicable to Shareholders who dispose of their Shares pursuant to the Offer or pursuant to certain transactions described in "Acquisition of Shares Not Deposited Pursuant to the Offer" in Section 22 of this Circular. This summary is based upon the current provisions of the Tax Act, the regulations thereunder and counsel's understanding of the current administrative practices of the CRA.

        This summary takes into account all specific proposals to amend the Tax Act and the regulations thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof

(the "Tax Proposals"), but does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, or changes in administrative practices of the CRA. No assurances can be given that the Tax Proposals will be enacted as proposed, if at all. This summary does not take into account the tax legislation of any province or territory of Canada or any non-Canadian jurisdiction. Provisions of provincial income tax legislation vary from province to province in Canada and in some cases differ from federal income tax legislation.

        This summary is based on the assumption that if the SRP Rights are acquired by the Offeror, there is no value to the SRP Rights, and no amount of the consideration to be paid by the Offeror will be allocated to the SRP Rights. This summary does not address all issues relevant to Shareholders who acquired their Shares on the exercise of an Option, including, without limitation, the resulting taxable benefit for holders who acquired the Option in respect of employment. Such Shareholders should consult their own tax advisors. The Tax Act contains certain provisions relating to securities held by certain financial institutions (the "mark-to-market rules"). This summary does not take into account the mark-to-market rules and Shareholders that are financial institutions for the purposes of those rules should consult their own tax advisors.

        The following summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Shareholders should consult their own tax advisors with respect to their particular circumstances, including the application and effect of the income and other taxes of any country, province, territory, state or local tax authority.

Residents of Canada

        The following summary is applicable to Shareholders who, at all relevant times, are resident in Canada for purposes of the Tax Act, who hold their Shares as "capital property", who are not "affiliated" with the Offeror and who deal at arm's length with the Offeror and Meridian for purposes of the Tax Act. Shares will generally constitute capital property to a holder thereof unless the holder holds such Shares in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying and selling securities or has acquired such Shares in a transaction or transactions considered to be an adventure in the nature of trade. Certain Shareholders whose Shares might not otherwise qualify as capital property may make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have Shares and every other "Canadian security" (as defined in the Tax Act) owned by such Shareholder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. Where such a Shareholder's Shares are acquired by the Offeror and the Shareholder makes a valid section 85 election in respect of such Shares, as described below, the Yamana Common Shares received in the exchange will not be Canadian securities for the purposes of the election under subsection 39(4) of the Tax Act, and consequently such election will not deem the Yamana Common Shares to be capital property.

        Shareholders who do not hold their Shares as capital property should consult their own tax advisors regarding their particular circumstances, as the following summary does not apply to such Shareholders.

Sale of Shares Under the Offer

  No Tax-Deferred Rollover Under the Tax Act

        Subject to the availability of the joint election referred to below, a Shareholder who exchanges Shares for cash and Yamana Common Shares will be considered to have disposed of such Shares for proceeds of disposition equal to the sum of (i) any cash received by such Shareholder, and (ii) the fair market value, as at the time of the exchange, of any Yamana Common Shares acquired by such Shareholder on the exchange. As a result, the Shareholder will in general realize a capital gain (or capital loss) to the extent that such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the aggregate adjusted cost base to the Shareholder of such Shares. The cost to a Shareholder of any Yamana Common Shares acquired by the Shareholder on the exchange will be equal to the fair market value of those Yamana Common Shares at that time, and such cost will be averaged with the adjusted cost base of all other Yamana Common Shares held by the Shareholder immediately prior to the exchange for the purpose of determining thereafter the adjusted cost base of each Yamana Common Share held by such Shareholder. The general tax treatment of capital gains and capital losses is discussed below under the heading "Taxation of Capital Gains and Capital Losses".

  Tax-Deferred Rollover Under the Tax Act

        An Eligible Holder who receives cash and Yamana Common Shares under the Offer and who elects the Rollover Option in the Letter of Transmittal, may make a joint election with the Offeror pursuant to subsection 85(1) of the Tax Act (or, in the case of a Shareholder that is a partnership, pursuant to subsection 85(2) of the Tax Act) and thereby obtain a full or partial tax-deferred "rollover" for Canadian income tax purposes, depending on the "Elected Amount" (as defined below) and the adjusted cost base to the holder of the Shares at the time of the exchange. So long as, at the time of the exchange, the adjusted cost base to an Eligible Holder of the holder's Shares equals or exceeds the amount of any cash received on the exchange by such holder, the Eligible Holder may select an "Elected Amount" so as to not realize a capital gain for the purposes of the Tax Act on the exchange. The "Elected Amount" means the amount selected by an Eligible Holder, subject to the limitations described below, in the election made pursuant to subsection 85(1) or (2) of the Tax Act to be treated as the proceeds of disposition of the Shares.

        In general, where an election is made, the Elected Amount must comply with the following rules:

  (a)
  the Elected Amount may not be less than the amount of cash received by the Eligible Holder on the exchange;

  (b)
  the Elected Amount may not be less than the lesser of the adjusted cost base to the Eligible Holder of the Shares exchanged, determined at the time of the exchange, and the fair market value of the Shares at that time; and

  (c)
  the Elected Amount may not exceed the fair market value of the Shares at the time of the exchange.

        Where an Eligible Holder and the Offeror make an election that complies with the rules above, the tax treatment to the Eligible Holder generally will be as follows:

  (a)
  the Shares will be deemed to have been disposed of by the Eligible Holder for proceeds of disposition equal to the Elected Amount;

  (b)
  if the Elected Amount is equal to the aggregate of the adjusted cost base to the Eligible Holder of the Shares, determined at the time of the exchange, and any reasonable costs of disposition, no capital gain or capital loss will be realized by the Eligible Holder;

  (c)
  to the extent that the Elected Amount exceeds (or is less than) the aggregate of the adjusted cost base of the Shares to the Eligible Holder and any reasonable costs of disposition, the Eligible Holder will in general realize a capital gain (or capital loss); and

  (d)
  the aggregate cost to the Eligible Holder of the Yamana Common Shares acquired on the exchange will be equal to the amount, if any, by which the Elected Amount exceeds the amount of cash received by the Eligible Holder, and such cost will be averaged with the adjusted cost base of all other Yamana Common Shares held by the Eligible Holder immediately prior to the exchange for the purpose of determining thereafter the adjusted cost base of each Yamana Common Share held by such Eligible Holder.

Making the Section 85 Election

        An Eligible Holder who wishes to make a Section 85 election must complete the appropriate federal election form (Form T2057 or, in the event that the Shares are held by a partnership, Form T2058) and, where necessary, separate provincial election forms. The Shareholder must deliver two signed copies of the necessary federal election form (and applicable provincial forms) to PricewaterhouseCoopers LLP at the address noted below, within 90 days following the Take-Up Date, duly completed with the details of the number of shares transferred and the applicable agreed amounts for the purposes of such elections (address: Meridian Election Process, c/o PricewaterhouseCoopers LLP, 250 Howe Street, Suite 200, Vancouver, BC V6C 3S7). Additional information on how to make the joint election(s) and where to deliver the forms will be provided on Yamana's website following the Take-Up Date. An information package with instructions on how to make the Section 85 election will also be separately distributed to Canadian resident Shareholders before the Take-Up Date.

        Subject to the election forms complying with the provisions of the Tax Act (or applicable provincial income tax law), one copy of the election form will be returned to the Shareholder at the address indicated on the election form, signed by the Offeror, for filing by the Shareholder with the CRA (or applicable provincial tax authority). Any Shareholder who does not ensure that the duly completed election forms have been received by the Offeror on or before the 90th day after the Take-Up Date will not be able to benefit from the "rollover" provision of the Tax Act (or corresponding provisions of applicable provincial tax legislation). Accordingly, all electing Shareholders should give their immediate attention to this matter. At its sole discretion, the Offeror may accept and execute a Section 85 election that is not received within the 90-day period, however, no assurance can be given that the Offeror will do so. Accordingly, all Eligible Holders who wish to make a joint election with the Offeror should give their immediate attention to this matter.

        Where the Shares are held in joint ownership and two or more of the co-owners wish to elect, one of the co-owners designated for such purpose must file one copy of Form T2057 (and where applicable, the corresponding provincial forms) on behalf of each co-owner with a list of all co-owners electing under Section 85, and their addresses and social insurance or business numbers. Where the Shares are held as partnership property, a partner designated by the partnership must file one copy of Form T2058 (and, where applicable, the corresponding provincial forms) on behalf of all members of the partnership. Form T2058 must be accompanied by a list containing the name, address, social insurance number or business number of each partner and written authorization signed by each partner authorizing the designated partner to complete and file the form. Shareholders should consult their own tax advisors to determine which filing requirements, if any, there are under applicable provincial legislation.

        Compliance with the requirements to ensure a valid election is filed under subsection 85(1) or (2) of the Tax Act, including selection of the appropriate elected amount, will be the sole responsibility of the electing Shareholder, and such Shareholder will be solely responsible for the payment of any late filing penalties. In order for a Shareholder to benefit from the Rollover Option, a completed election form must be filed by the Shareholder with the CRA within the time prescribed under the Tax Act. The Offeror agrees only to add the required information regarding the Offeror to any properly completed election form and to forward one copy of such election form by mail to the Shareholder at the address indicated on the election form(s) by the 90th day after the receipt thereof. Shareholders should make themselves aware of any CRA filing deadline which may apply to them with respect to the filing of a completed election form and ensure that materials are supplied to the Offeror at least 90 days in advance of any CRA deadline for the filing of a completed election form that may be applicable to any Shareholder. Neither the Offeror nor the Depositary will be responsible for or liable for taxes, interest, penalties, damages or expenses resulting from the failure by anyone to properly complete any election form or to properly file it within the time prescribed and in the form prescribed under the Tax Act (or corresponding provisions of any applicable provincial tax legislation). For greater certainty, the execution of an election by the Offeror will not constitute confirmation by the Offeror that any such election has been properly completed.

        The Section 85 election must be received by the CRA on or before the earliest of the day on or before which the Offeror or the Shareholder is required to file an income tax return for the taxation year in which the exchange occurs. Shareholders should consult their own advisors as soon as possible to determine the filing deadline applicable in their circumstances. Regardless of such deadline, the Offeror must receive a Shareholder's tax election forms no later than the 90th day after the Take-Up Date. As the Offeror has agreed to execute and return the election form to the Shareholder within 90 days of its receipt by the Offeror, some Shareholders may have to forward their tax election forms to the Offeror earlier than the 90th day after the Take-Up Date to avoid late filing penalties.

        Eligible Holders are referred to Information Circular 76-19R3 and Interpretation Bulletin IT-291R3 issued by the CRA for further information respecting the election. Eligible Holders wishing to make the election should consult their own tax advisors. A Shareholder who does not make a valid election under section 85 of the Tax Act (or under the corresponding provisions of applicable provincial tax legislation) may realize a taxable capital gain under the Tax Act (or under applicable provincial tax legislation). The comments herein with respect to such elections are provided for general assistance only. The law in this area is complex and contains numerous technical requirements.

Taxation of Capital Gains and Capital Losses

        A Shareholder who, as described above, realizes a capital gain or a capital loss on the disposition of Shares will generally be required to include in income one-half of any such capital gain ("taxable capital gain") and may apply one-half of any such capital loss ("allowable capital loss") against taxable capital gains in accordance with the detailed rules in the Tax Act. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against taxable capital gains realized in such year in accordance with the detailed rules of the Tax Act.

        If the Shareholder is a corporation or a partnership or trust of which a corporation is a partner or a beneficiary, any capital loss realized on the disposition of any such shares may be reduced by the amount of certain dividends previously received (or deemed to have been received) in accordance with detailed provisions of the Tax Act in that regard. Shareholders should consult their tax advisors for specific information regarding the application of these provisions.

        A "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay, in addition to tax otherwise payable under the Tax Act, a refundable tax of 6 2/3% on its "aggregate investment income". For this purpose, investment income includes taxable capital gains.

        The realization of a capital gain or loss by an individual (including most trusts) may affect the individual's liability for alternative minimum tax under the Tax Act.

Compulsory Acquisition

        As described under Section 22 of the Circular, "Acquisition of Shares Not Deposited Pursuant to the Offer — Compulsory Acquisition", the Offeror may, in certain circumstances, acquire Shares not deposited pursuant to the Offer pursuant to section 206 of the CBCA. The tax consequences to a Shareholder of a disposition of Shares in such circumstances generally will be as described under the heading "Sale of Shares under the Offer — No Tax-Deferred Rollover Under the Tax Act" above depending upon the consideration received by the Shareholder for the Shareholder's Shares. Shareholders whose Shares may be so acquired should consult their own tax advisors in this regard.

Subsequent Acquisition Transaction

        As described in "Acquisition of Shares Not Deposited Pursuant to the Offer — Subsequent Acquisition Transaction" in Section 22 of the Circular, if the Offeror does not acquire all of the Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Shares. As described in "Acquisition of Shares Not Deposited Pursuant to the Offer — Subsequent Acquisition Transaction" in Section 22 of the Circular, it is the Offeror's current intention that the consideration offered under any Subsequent Acquisition Transaction would be equal in value to, and in the same form as, the consideration offered under the Offer.

        The tax treatment of a Subsequent Acquisition Transaction to a Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out. The Offeror may propose an amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction. Depending on the form of the Subsequent Acquisition Transaction, a Shareholder may realize a capital gain or capital loss and/or be deemed to receive a dividend. Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Shares acquired pursuant to a Subsequent Acquisition Transaction. The Rollover Option will not be available in respect of a Subsequent Acquisition Transaction.

        A Shareholder will be required to include in computing its income for a taxation year any dividends deemed to be received on the Shares or any shares of a taxable Canadian corporation issued as consideration for the Shares. In the case of a Shareholder who is an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules normally applicable to dividends from taxable Canadian corporations. Subject to the application of subsection 55(2) of the Tax Act, any such dividends deemed to be received by a Shareholder that is a corporation will generally be deductible in computing the corporation's income.

        Subsection 55(2) of the Tax Act provides that where a Shareholder that is a corporation would otherwise be deemed to receive a dividend, in certain circumstances the deemed dividend may be deemed not to be received as a dividend and instead may be treated as proceeds of disposition of the Shares or any shares of a taxable Canadian corporation issued as consideration for the Shares for purposes of computing the Shareholder's capital gain or capital loss. Shareholders that are corporations should consult their own tax advisors in this regard.

        A Shareholder that is a "private corporation" or a "subject corporation" (as such terms are defined in the Tax Act) will generally be liable to pay a 33 1/3% refundable tax under Part IV of the Tax Act on dividends received or deemed to be received on Shares or any shares of a taxable Canadian corporation issued as consideration for the Shares to the extent that such dividends are deductible in computing the corporation's taxable income for the year.

        Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Shares acquired pursuant to a Subsequent Acquisition Transaction. No opinion is expressed herein as to the tax consequences of any such transaction to a Shareholder.

Non-Residents of Canada

        The following summary is generally applicable to a Shareholder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention, is neither resident nor deemed to be resident in Canada, is not affiliated with the Offeror for the purposes of the Tax Act, deals at arm's length with the Offeror and Meridian for the purposes of the Tax Act, holds Shares as capital property and does not use or hold, and is not deemed to use or hold Shares in connection with carrying on business in Canada. Special rules, which are not discussed in this summary, may apply to a non-resident Shareholder that is an insurer that carries on an insurance business in Canada and elsewhere.

Sale of Shares Under the Offer

        A non-resident Shareholder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Shares to the Offeror under the Offer unless the Shares constitute "taxable Canadian property" to the non-resident Shareholder. Generally, the Shares will not constitute "taxable Canadian property" to a non-resident Shareholder at a particular time provided that (a) the Shares are listed on a prescribed stock exchange (which includes the TSX) at that time, and (b) the non-resident Shareholder, persons with whom the non-resident Shareholder does not deal at arm's length, or the non-resident Shareholder together with persons with whom the non-resident Shareholder does not deal at arm's length, have not owned 25% or more of the issued shares of any class of Meridian at any time during the 60-month period that ends at that time. Shares may also be taxable Canadian property in certain other circumstances, including where the Shareholder elected to have them treated as taxable Canadian property upon ceasing to be resident in Canada.

        If Shares constitute or are deemed to constitute taxable Canadian property to a particular non-resident Shareholder, on the sale thereof to the Offeror under the Offer generally such non-resident Shareholder will be subject to the tax treatment, described above under "Residents of Canada — Sales of Shares Under the Offer". Any capital gain realized by a non-resident Shareholder may be exempt from tax under the Tax Act under the terms of an income tax treaty or convention between Canada and the country in which the non-resident Shareholder resides.

        In the event that the Shares constitute taxable Canadian property to a particular non-resident Shareholder and the gain to be realized upon a disposition of such Shares under the Offer is not exempt from Canadian tax by virtue of an applicable income tax treaty or convention, then the non-resident Shareholder will be an Eligible Holder and may, if the Shares are tendered to the Offer, make a joint tax election with the Offeror in order that the exchange occurs on a full or partial tax-deferred basis as described above under "Residents of Canada — Sale of Shares under the Offer — Tax-Deferred Rollover Under the Tax Act". If such election is made, the Yamana Common Shares received as consideration for the Shares will be deemed to be taxable Canadian property to such non-resident Shareholder. Non-resident Shareholders who are Eligible Holders should consult their own tax advisors.

Compulsory Acquisition

        Subject to the discussion below under "Delisting of Shares", a non-resident Shareholder will not be subject to income tax under the Tax Act on a disposition of Shares either pursuant to the Offeror's statutory rights of purchase described under "Acquisition of Shares Not Deposited Pursuant to the Offer — Compulsory Acquisition" in Section 22 of the Circular, or on an exercise of dissent rights in respect thereof unless the Shares are "taxable Canadian property" to the non-resident Shareholder for purposes of the Tax Act and the non-resident Shareholder is not entitled to relief under an applicable income tax treaty or convention. Where interest is paid or credited to a non-resident Shareholder in connection with the exercise of dissent rights under a Compulsory Acquisition, such non-resident Shareholder will be subject to Canadian withholding tax under the Tax Act at the rate of 25%, subject to any reduction in the rate of withholding to which the non-resident Shareholder is entitled under any applicable income tax treaty or convention.

Subsequent Acquisition Transaction

        As described in "Acquisition of Shares Not Deposited Pursuant to the Offer — Subsequent Acquisition Transaction" in Section 22 of the Circular, if the Offeror does not acquire all of the Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Shares. As described in "Acquisition of Shares Not Deposited Pursuant to the Offer — Subsequent Acquisition Transaction" in Section 22 of the Circular, it is the Offeror's current intention that the consideration offered under any Subsequent Acquisition Transaction would be equal in value to and in the same form as the consideration offered under the Offer. The Rollover Option will not be available in respect of a Subsequent Acquisition Transaction.

        The tax treatment of a Subsequent Acquisition Transaction to a non-resident Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out. Depending on the form of the Subsequent Acquisition Transaction, a non-resident Shareholder may realize a capital gain or capital loss and/or be deemed to receive a dividend, as discussed above under "Residents of Canada — Subsequent Acquisition Transaction". Whether or not a non-resident Shareholder would be subject to income tax under the Tax Act on any such capital gain would depend on whether the Shares or any shares issued as consideration for the Shares are "taxable Canadian property" to the Shareholder for purposes of the Tax Act or the Shareholder is entitled to relief under any applicable income tax treaty or convention. Dividends paid or deemed to be paid or credited to a non-resident Shareholder will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction in the rate of withholding to which the Shareholder is entitled under any applicable income tax treaty or convention. Where the non-resident Shareholder is a US resident entitled to the benefits under the Canada-US Income Tax Convention (1980) and is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced to 15%. Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Shares acquired pursuant to a Subsequent Acquisition Transaction.

Delisting of Shares

        As noted in "Effect of the Offer on the Market for Shares; Stock Exchange Listing and Public Disclosure" in Section 19 of the Circular, Shares may cease to be listed on the TSX (or another prescribed stock exchange) following the completion of the Offer and may not be listed on the TSX (or another prescribed stock exchange) at the time of their disposition pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction. Non-resident Shareholders are cautioned that if the Shares are not listed on a prescribed stock exchange at the time they are disposed of (a) the Shares will be taxable Canadian property to the non-resident Shareholder, (b) the non-resident Shareholder may be subject to income tax under the Tax Act in respect of any capital gain realized on such disposition, subject to any relief under an applicable income tax treaty or convention, (c) the notification and withholding provisions of section 116 of the Tax Act will apply to the non-resident Shareholder, and (d) there will be an obligation to file a tax return for the year reporting the disposition. Where the non-resident Shareholder is also entitled to receive Yamana Common Shares on any such disposition, the

Offeror may be required to withhold and sell in the market a portion of the Yamana Common Shares that the non-resident Shareholder would otherwise be entitled to receive to satisfy the Offeror's obligation to withhold and remit amounts pursuant to the Tax Act. The Offeror may be required to withhold cash otherwise payable to the non-resident Shareholder and to remit such amount to CRA as required under the Tax Act. Non-resident Shareholders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of having their Shares acquired pursuant to such a transaction.

24.   United States Federal Income Tax Considerations

Scope of this Disclosure

        The following is a summary of the anticipated material US federal income tax consequences to US Holders (as defined below) arising from and relating to the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction (collectively, the "Acquisition")

        This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential US federal income tax consequences that may apply to a US Holder as a result of the Acquisition. In addition, this summary does not take into account the individual facts and circumstances of any particular US Holder that may affect the US federal income tax consequences of the Acquisition to such US Holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or US federal income tax advice with respect to any US Holder. US Holders should consult their own tax advisors regarding the US federal income, US state and local, and foreign tax consequences of the Acquisition.

Authorities

        This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), proposed, temporary and final Treasury Regulations issued under the Code, judicial and administrative interpretations of the Code and Treasury Regulations, and the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the "Canada-US Tax Convention"), in each case as in effect and available as of the date of this Offer and Circular. The Code, Treasury Regulations and judicial and administrative interpretations thereof may change at any time, and any change could be retroactive to the date of this Offer and Circular. The Code, Treasury Regulations and judicial and administrative interpretations thereof and the Canada-US Tax Convention are also subject to various interpretations, and there can be no guarantee that the IRS or the US courts will agree with the tax consequences in this summary.

US Holder

        For purposes of this summary, a "US Holder" is a beneficial owner of Shares (or, following the completion of the Acquisition, a beneficial owner of Yamana Common Shares) that holds such shares as capital assets, and that, for US federal income tax purposes, is

  •
  an individual who is a citizen or resident of the US for US federal income tax purposes;

  •
  a corporation, or any other entity classified as a corporation for US federal income tax purposes, that is created or organized in or under the laws of the US or any state in the US, including the District of Columbia;

  •
  an estate if the income of such estate is subject to US federal income tax regardless of the source of such income; or

  •
  a trust if (i) such trust has validly elected to be treated as a US person for US federal income tax purposes or (ii) a US court is able to exercise primary supervision over the administration of such trust and one or more US persons have the authority to control all substantial decisions of such trust.

        If a partnership (including any entity treated as a partnership for US federal income tax purposes) beneficially owns Shares (or, following the completion of the Acquisition, Yamana Common Shares), the US federal income tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that beneficially owns Shares (or, following the completion of the Acquisition, Yamana Common Shares) should consult their own tax advisors as to the US federal, state and local, and foreign tax consequences of the Acquisition and the ownership and disposition of Yamana Common Shares received pursuant to the Acquisition.

Non-US Holders

        For the purposes of this summary, a "non-US Holder" is a beneficial owner of Shares (or, following the completion of the Acquisition, Yamana Common Shares) other than a US Holder. This summary does not address the US federal income tax consequences of the Acquisition or the ownership and disposition of Yamana Common Shares received pursuant to the Acquisition to non-US Holders of Shares, and such non-US Holders are accordingly urged to consult their own tax advisors regarding the potential US federal income tax consequences to them of the Acquisition and ownership and disposition of Yamana Common Shares received pursuant to the Acquisition, and the potential application of any tax treaties.

Transactions Not Addressed

        This summary does not address the US federal income tax consequences of certain transactions effectuated prior or subsequent to, or concurrently with, the Acquisition (whether or not any such transactions are undertaken in connection with the Acquisition), including, without limitation, the following:

  •
  any exercise of any warrant, option or other right to acquire Shares;

  •
  any conversion of any warrant, option or other right to acquire Shares into a right to acquire Yamana Common Shares;

  •
  any conversion into Shares of any notes, debentures or other debt instruments; and

  •
  any transaction, other than the Acquisition, in which Shares or Yamana Common Shares are acquired.

Persons Not Addressed

        The US federal income tax consequences to the following persons (including persons who are US Holders) are not addressed in this summary, and the following persons are accordingly urged to consult with their own tax advisors regarding the US federal income tax consequences to them of the Acquisition and ownership and disposition of Yamana Common Shares received pursuant to the Acquisition:

  •
  Meridian and Yamana;

  •
  persons that may be subject to special US federal income tax treatment such as financial institutions, real estate investment trusts, tax-exempt organizations, qualified retirement plans, individual retirement accounts, regulated investment companies, insurance companies, dealers in securities or currencies, or traders in securities that elect to apply a mark-to-market accounting method;

  •
  persons that acquired Shares pursuant to an exercise of employee stock options or rights or otherwise as compensation for services;

  •
  persons that hold warrants, notes, debentures or other debt instruments in Meridian;

  •
  persons having a functional currency for US federal income tax purposes other than the US dollar;

  •
  persons that hold Shares as part of a position in a straddle or as part of a hedging or conversion transaction;

  •
  US expatriates and former long-term residents of the US;

  •
  persons subject to the alternative minimum tax;

  •
  persons that own or have owned, directly or by attribution, 5% or more, by voting power or value, of the outstanding equity interests of Meridian (or, following the completion of the Acquisition, US Holders that will own, directly or by attribution, 5% or more, by voting power or value, of the outstanding equity interests of Yamana); and

  •
  persons who own their Shares other than as a capital asset as defined in the Code.

State and Local Taxes, Foreign Jurisdictions Not Addressed

        This summary does not address US state or local tax consequences, or the tax consequences in jurisdictions other than the US of the Acquisition.

Particular Circumstance of any Particular US Holder Not Addressed

        This summary does not take into account the particular facts and circumstances, with respect to US federal income tax issues, of any particular US Holder. US Holders should consult their own tax advisors regarding the US federal income tax consequences of the Acquisition to them in light of their particular circumstances.

Combination of Yamana and Meridian

        Subject to the results of due diligence and depending on a number of factors, Yamana intends, to the extent possible and consistent with Yamana's business objectives, to structure the Acquisition and certain related transactions as a tax-deferred reorganization under Section 368(a) of the Code (a "Reorganization"). However, Yamana is under no commitment to, and can provide no assurance that it will, undertake the related transactions required for treatment of the Acquisition as a tax-deferred Reorganization. Moreover, even if such transactions are undertaken, it is not currently known when such transactions would be consummated. Accordingly, it is uncertain whether the Acquisition and such related transactions, if undertaken, would properly be treated as a single integrated transaction for United States federal income tax purposes and would qualify as a Reorganization. Although there is no authority addressing facts identical to the Acquisition and such related transactions, and therefore the matter is not free from doubt, if Yamana undertakes related transactions intended to qualify the Acquisition as a Reorganization and if Yamana believes that the Acquisition and such transactions are properly treated as a single integrated transaction for US federal income tax purposes, Yamana intends to treat the Acquisition as a Reorganization.

        Yamana's treatment of the Acquisition will not bind the IRS and there is a risk that the exchange of Shares in connection with the Acquisition will not be treated as made pursuant to a Reorganization. In addition, for purposes of this summary it is assumed that Meridian and its affiliates have not undertaken and will not undertake any action which will cause the Acquisition to fail to qualify as a Reorganization. No ruling from the IRS concerning the US federal income tax consequences of the Acquisition has been obtained and none will be requested. Thus, there can be no assurance that the IRS will not challenge the treatment of the Acquisition and related transactions as a single integrated transaction or the qualification of the Acquisition as a Reorganization or that, if challenged, a US court would not agree with the IRS. If the Offer, any Compulsory Acquisition or Subsequent Acquisition Transaction, and certain other transactions were viewed as independent of each other for U.S. federal income tax purposes, the Acquisition would be treated as a taxable transaction to US Holders.

        Each US Holder should consult its own tax advisor regarding whether the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, and any related transactions undertaken by Yamana, will properly be treated (under the step-transaction doctrine or otherwise) as a single, integrated transaction for US federal income tax purposes and as a Reorganization. Each US Holder is urged to take into account the risk that the Acquisition may not qualify as a Reorganization. In addition, each US Holder should be aware that even if the Acquisition qualifies as a Reorganization, application of the PFIC rules could result in tax liability as discussed below.

  Consequences of Treatment as a Tax-Deferred Reorganization

        Subject to the PFIC rules discussed below, if the exchange of Shares pursuant to the Acquisition qualifies as a Reorganization, the exchange should have the following US federal income tax consequences:

  •
  a US Holder of Shares who exchanges Shares for Yamana Common Shares and Canadian currency will recognize gain (but not loss) to the extent of the lesser of (1) the excess of the fair market value of the Yamana Common Shares and the US dollar value of the Canadian currency on the date of receipt over the adjusted tax basis of the Shares surrendered, or (2) the US dollar value of the Canadian currency on the date of receipt;

  •
  Each US Holder's aggregate tax basis in the Yamana Common Shares received will be the same as the aggregate tax basis in the Shares surrendered in exchange therefor, increased by the amount of gain recognized and decreased by the US dollar value of the Canadian currency on the date of receipt;

  •
  The holding period of Yamana Common Shares received by a US Holder will include the holding period of the Shares surrendered; and

  •
  Under rules described below, if Meridian was a PFIC at any time during a US Holder's holding period for Shares, the US Holder may have gain subject to taxation and an interest charge, even if the transaction otherwise qualifies as a tax-deferred reorganization.

  Consequences of Failure to Qualify as a Tax-Deferred Reorganization

        Subject to the PFIC rules discussed below, if the Acquisition fails to qualify as a tax-deferred reorganization, the Acquisition would constitute a taxable disposition of Shares by US Holders and would result in the following US federal income tax consequences:

  •
  a US Holder of Shares would recognize gain or loss equal to the difference between (i) the sum of the fair market value of Yamana Common Shares and the US dollar value of the Canadian currency at the time of receipt by such US Holder and (ii) the US Holder's adjusted tax basis in the Shares surrendered in connection with the Acquisition;

  •
  the aggregate tax basis of Yamana Common Shares received by a US Holder of Shares in the Acquisition would be equal to the aggregate fair market value of Yamana Common Shares at the time of receipt; and

  •
  the holding period of Yamana Common Shares received by a US Holder in the Acquisition would begin on the day after receipt.

        Subject to the PFIC rules discussed below, any gain or loss recognized under the first bullet point generally will be capital gain or loss if the Shares were held as capital assets at the time of the Acquisition and will be long-term capital gain or loss if the US Holder's holding period for the Shares is more than one year at the time of the Acquisition. Preferential tax rates for long-term capital gains are applicable to a US Holder that is an individual, estate or trust. There are currently no preferential tax rates for long-term capital gains for a US Holder that is a corporation. Deductions for capital losses are subject to significant limitations.

  Information Reporting

        If the Acquisition qualifies as a Reorganization, US Holders that exchange Shares for Yamana Common Shares pursuant to the Acquisition and that are "significant holders" (defined as taxpayers that hold five percent or more of a public company) are required to report certain information to the IRS on their US federal income tax returns for the taxable year in which the Acquisition occurs and all such US Holders must retain certain records related to the Acquisition. Each US Holder should consult its own tax advisor regarding its information reporting and record retention responsibilities in connection with the Acquisition.

Dissenting US Holders

        A US Holder who exercises the Dissent Rights from the Acquisition will recognize gain or loss on the exchange of such holder's Shares for cash in an amount equal to the difference between (a) the US dollar value on the date of receipt of the Canadian currency (other than amounts, if any, which are or are deemed to be interest for US federal income tax purposes, which amounts will be taxed as ordinary income) and (b) such holder's adjusted tax basis in its Shares. Subject to the PFIC rules discussed below, such gain or loss generally will be capital gain or loss if the Shares were held as capital assets at the time of the Acquisition and will be long-term capital gain or loss if the US Holder's holding period for such shares is more than one year. Preferential tax rates for long-term capital gains are applicable to a US Holder that is an individual, estate or trust. There are currently no preferential tax rates for long-term capital gains for a US Holder that is a corporation.

Foreign Currency

        The fair market value of any foreign currency received by a US Holder in the Acquisition will generally be based on the rate of exchange on the date of receipt. A subsequent disposition of any foreign currency received (including an exchange for US currency) will generally give rise to ordinary gain or loss.

Foreign Tax Credit

        A US Holder that pays (whether directly or through withholding) Canadian income tax in connection with the Acquisition may be entitled to elect to receive either a deduction or a credit for US federal income tax purposes. There are significant and complex limitations that apply to the foreign tax credit, among which is the general limitation that the credit cannot exceed the proportionate share of the US Holder's US federal income tax liability that the US Holder's "foreign source" taxable income bears to the US Holder's worldwide taxable income. In applying this limitation, a US Holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "US source." Gain on the disposition of Shares generally will be US source gain for purposes of applying the foreign tax credit rules, unless the gain is subject to tax in Canada and resourced as foreign source gain under the provisions of the Canada-US Tax Convention.

Ownership of Yamana Common Shares

        The following is a summary of certain material US federal income tax consequences to a US Holder arising from and relating to the ownership and disposition of Yamana Common Shares.

  General Taxation of Distributions

        Subject to the PFIC rules discussed below, a US Holder that receives a distribution, including a constructive distribution, with respect to the Yamana Common Shares will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated "earnings and profits" of Yamana, as computed for US federal income tax purposes. To the extent that a distribution exceeds the current and accumulated "earnings and profits" of Yamana, such distribution will be treated first as a tax-free return of capital to the extent of a US Holder's tax basis in the Yamana Common Shares and thereafter as gain from the sale or exchange of such Yamana Common Shares. (See "Disposition of Yamana Common Shares" below). Dividends received on the Yamana Common Shares generally will not be eligible for the "dividends received deduction."

  Reduced Tax Rates for Certain Dividends

        For taxable years beginning before January 1, 2011, a dividend paid by Yamana generally will be taxed at the preferential tax rates applicable to long-term capital gains if (a) Yamana is a "qualified foreign corporation" (as defined below), (b) the US Holder receiving such dividend is an individual, estate, or trust, and (c) such dividend is paid on Yamana Common Shares that have been held by such US Holder for at least 61 days during the 121-day period beginning 60 days before the ex-dividend date.

        Yamana generally will be a "qualified foreign corporation" under Section 1(h)(11) of the Code (a "QFC") if Yamana is eligible for the benefits of the Canada-US Tax Convention between the US and Canada with Respect to Taxes on Income and Capital or, if not, the Yamana Common Shares are readily tradable on an established securities market in the US However, even if Yamana satisfies one or more of such requirements, Yamana will not be treated as a QFC if Yamana is a PFIC for the taxable year during which Yamana pays a dividend or for the preceding taxable year.

        As discussed below, Yamana does not believe that it was a PFIC for the previous taxable year, and based on current business plans and financial projections, does not expect that it will be a "passive foreign investment company" for the current taxable year. (See "Additional Rules that May Apply to US Holders — Passive Foreign Investment Company" below). However, there can be no assurance that the IRS will not challenge the determination made by Yamana concerning its "passive foreign investment company" status or that Yamana will not be a "passive foreign investment company" for the current taxable year or any subsequent taxable year.

        If Yamana is not a QFC, a dividend paid by Yamana to a US Holder generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains).

        Under current law, a dividend paid by Yamana in a taxable year beginning on or after January 1, 2011 will generally be taxed at ordinary income tax rates.

  Distributions Paid in Foreign Currency

        The amount of a distribution received on the Yamana Common Shares in foreign currency generally will be equal to the US dollar value of such distribution based on the exchange rate applicable on the date of receipt. A US Holder that does not convert foreign currency received as a distribution into US dollars on the date of receipt generally will have a tax basis in such foreign currency equal to the US dollar value of such foreign currency on the date of receipt. Such a US Holder generally will recognize ordinary income or loss on the subsequent sale or other taxable disposition of such foreign currency (including an exchange for US dollars).

  Disposition of Yamana Common Shares

        A US Holder will recognize gain or loss on the sale or other taxable disposition of Yamana Common Shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such US Holder's adjusted tax basis in the Yamana Common Shares sold or otherwise disposed of. Subject to the PFIC rules discussed below, any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the Yamana Common Shares are held for more than one year.

        Preferential tax rates apply to long-term capital gains of a US Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a US Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

  Foreign Tax Credit

        A US Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends received on the Yamana Common Shares generally will be entitled, at the election of such US Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a US Holder's US federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a US Holder's income subject to US federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a US Holder during a taxable year.

        Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a US Holder's US federal income tax liability that such US Holder's "foreign source" taxable income bears to such US Holder's worldwide taxable income. In applying this limitation, a US Holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "US source." In addition, this limitation is calculated separately with respect to specific categories of income. Gain or loss recognized by a US Holder on the sale or other taxable disposition of Yamana Common Shares generally will be treated as "US source" for purposes of applying the foreign tax credit rules unless the gain is subject to tax in Canada and resourced as foreign source gain under the Canada-US Tax Convention. Dividends received on the Yamana Common Shares generally will be treated as "foreign source" and generally will be categorized as "passive income." Income or loss on the sale or other taxable disposition of foreign currency will be US source. The foreign tax credit rules are complex, and each US Holder should consult its own tax advisor regarding the foreign tax credit rules.

Treatment of either Yamana or Meridian as a PFIC

        The foregoing discussion assumes that Yamana will not be a PFIC for any year including or beginning after the Effective Time of the Acquisition, and that Meridian was not a PFIC for any taxable year during which a US Holder held Shares.

        A non-US corporation is classified as a PFIC for each taxable year in which (a) 75% or more of its income is passive income (as defined for US federal income tax purposes) or (b) on average for such taxable year, 50% or more (by value) of its assets either produce or are held for the production of passive income. In addition, if a corporation is classified as a PFIC for any taxable year during which a US Holder has held shares of such corporation, such corporation may continue to be classified as a PFIC for any subsequent taxable year in which the US Holder continues to hold the shares even if the corporation's income and costs are no longer passive in nature in that subsequent taxable year. For purposes of the PFIC provisions, passive income generally includes dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. In determining whether or not it is classified as a PFIC, a non-US corporation is required to take into account its pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest.

  Consequences if Meridian Classified as a PFIC

        A US Holder of Meridian Shares would be subject to special, adverse tax rules in respect of the Acquisition if Meridian was classified as a PFIC for any taxable year during which a US Holder holds or held Shares.

        PFIC classification is factual in nature, generally cannot be determined until the close of the taxable year in question, and is determined annually. Consequently, there can be no assurance that Meridian has never been and will not become a PFIC for any taxable year during which US Holders hold Shares.

        If Meridian is classified as a PFIC for any taxable year during which a US Holder holds Shares, special rules may increase such US Holder's US federal income tax liability. Under the PFIC rules:

  •
  the Acquisition may be treated as a taxable exchange even if such transaction qualifies as a Reorganization;

  •
  any gain on the sale, exchange, or other disposition of Shares and any "excess distribution" (defined as an annual distribution that is more than 25% in excess of the average annual distribution over the past three years) will be allocated ratably over such US Holder's holding period for the Shares;

  •
  the amount allocated to the current taxable year and any year prior to the first year in which Meridian was classified as a PFIC will be taxed as ordinary income in the current year;

  •
  the amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year; and

  •
  an interest charge for a deemed deferral benefit will be imposed with respect to the resulting tax attributable to each of the other taxable years, which interest charge is not deductible by non-corporate US Holders.

        A US Holder that has made a "qualified electing fund" election under Section 1295 of the Code or a "mark-to-market" election under Section 1296 of the Code may not be subject to the PFIC rules described above. US Holders are urged to consult their own tax advisors regarding the potential application of the PFIC rules or the availability of the qualified electing fund or mark-to-market elections.

  Treatment of Yamana as a PFIC

        Whether Yamana will be considered a PFIC for its current taxable year, or for any subsequent taxable year, will depend on the assets and income of Yamana over the course of each such taxable year and, as a result, cannot be predicted with certainty as of the date of this Information Circular. Accordingly, there can be no assurance that Yamana will not be considered a PFIC for the taxable year that includes the day after the Effective Date or for any subsequent taxable year. Based on current business plans and financial projections, Yamana expects that it will not meet the definition of a PFIC for the current taxable year. PFIC classification is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question, and is determined annually. Consequently, there can be no assurance that Yamana has never been and will not become a PFIC for any taxable year during which US Holders hold Yamana Common Shares.

        US Holders should be aware that, in the event that Yamana becomes a PFIC, there can be no assurance that Yamana will supply US Holders with the information and statements that such US Holders require to make a "qualified electing fund" election under Section 1295 of the Code. Accordingly, each US Holder should consult its own tax advisor regarding the potential PFIC status of Yamana and how the PFIC rules (including elections available thereunder) would affect the US federal income tax consequences of the ownership and disposition of Yamana Common Shares.

Backup Withholding Tax and Information Reporting Requirements

        Unless the US Holder is a corporation or other exempt recipient, payments to certain US Holders of dividends made on Yamana Common Shares, or the proceeds of the sale or other disposition of the Shares or the Yamana Common Shares that are made within the United States or through certain United States related financial intermediaries may be subject to information reporting and US federal backup withholding tax at the rate of twenty-eight percent (28%) (subject to periodic adjustment) if the US Holder fails to supply a correct taxpayer identification number or otherwise fails to comply with applicable US information reporting or certification requirements. Any amount withheld from a payment to a US Holder under the backup withholding rules is allowable as a credit against the US Holder's US federal income tax, provided that the required information is furnished to the IRS.

25.   Other Matters Relating to the Offer Dealer Managers and Soliciting Dealer Group

        The Offeror has engaged the services of Genuity Capital Markets and Canaccord Capital Corporation as Dealer Managers in Canada to solicit acceptances of the Offer. The Offeror will reimburse the Dealer Managers for their reasonable out-of-pocket expenses, and has also agreed to indemnify the Dealer Managers against certain liabilities and expenses in connection with the Offer.

        Genuity Capital Markets and Canaccord Capital Corporation intend to form a soliciting dealer group (the "Soliciting Dealer Group") comprised of members of the Investment Dealers Association of Canada and members of the TSX and the TSX Venture Exchange to solicit acceptances of the Offer from persons who are resident in Canada and will also solicit acceptances of the Offer in the United States in the case of Genuity Capital Markets, through Genuity Capital Markets USA Corp. and in the case of Canaccord Capital Corporation, through its United States registered broker dealer affiliate, Canaccord Adams Inc.. Each member of the Soliciting Dealer Group, including the Dealer Managers, is referred to herein as a "Soliciting Dealer".

        The Offeror has agreed to pay to each Soliciting Dealer whose name appears in the appropriate space in the Letter of Transmittal accompanying a deposit of Shares a fee of $0.05 for each Share deposited and taken up by the Offeror pursuant to the Offer. The aggregate amount payable to a Soliciting Dealer with respect to any single depositing Shareholder will be not less than $75 and not more than $l,000, provided that at least 1,000 Shares are deposited per beneficial Shareholder. The Offeror will not pay any fee with respect to deposits of Shares held for the Dealer Managers' own accounts as principals. Where Shares deposited and registered in a single name are beneficially owned by more than one person, the foregoing minimum and maximum amounts will be applied separately in respect of each such beneficial owner. The Offeror may require the Soliciting Dealers to furnish evidence of beneficial ownership satisfactory to the Offeror at the time of deposit. If no Soliciting Dealer is specified in a Letter of Transmittal, no fee will be paid to a Soliciting Dealer in respect of the applicable Shares.

Depositary and Information Agent

        Kingsdale is acting as Depositary and Information Agent under the Offer. In its capacity as Depositary, it will receive deposits of certificates representing the Shares and accompanying Letters of Transmittal at the offices specified in the Letter of Transmittal. The Depositary will also receive Notices of Guaranteed Delivery at its office in Toronto, Ontario specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving notices, if required, and for making payment for all Shares purchased by the Offeror under the Offer. The Depositary will receive reasonable and customary compensation from the Offeror for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Offeror has also agreed to indemnify the Depositary for certain liabilities, including liabilities under securities laws, and expenses of the Offer.

        As Information Agent, Kingsdale will provide a resource for information for Shareholders, and will receive reasonable and customary compensation from the Offeror for its services in this respect in connection with the Offer and will be reimbursed for certain out-of-pocket expenses.

        Except as set forth above, the Offeror will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of the Shares pursuant to the Offer, provided that the Offeror may make other arrangements with soliciting dealers and/or information agents outside of Canada. No fee or commission will be payable by Shareholders who transmit their Shares directly to the Depositary or who make use of the facilities of a Soliciting Dealer to the Offer.

        Shareholders should contact the Dealer Managers, the Depositary and the Information Agent or a broker or dealer for assistance in accepting the Offer and in depositing the Shares with the Depositary.

Legal Matters

        The Offeror is being advised in respect of certain Canadian legal matters concerning the Offer by Cassels Brock & Blackwell LLP, Canadian counsel to the Offeror and the Offeror is also being advised in respect of certain US legal matters concerning the Offer by Dorsey & Whitney LLP, United States counsel to the Offeror.

Experts

        As of the date hereof, the partners and associates of Cassels Brock & Blackwell LLP, as a group, and the partners and associates of Dorsey & Whitney LLP, as a group, beneficially owned, directly or indirectly, less than 1% of the issued and outstanding securities of Meridian or the Offeror.

        Except as otherwise referred to herein, reference should be made to the section entitled "Interest of Experts" set out in each of the Annual Information Form/Form 40-F and the Northern Orion AIF which are each incorporated by reference in this Offer and Circular. With respect to the mineral resource and reserve estimates for C-1 Santa Luz, and the inferred mineral resource estimates for the Chapada Project, in each case as set forth in the Annual Information Form/Form 40-F, Evandro Cintra, P. Geo, Vice President, Exploration of Yamana, has reviewed such estimates as a "qualified person" under NI 43-101.

        The financial statements and management's report on the effectiveness of internal control over financial reporting incorporated in this Offer and Circular by reference from the Offeror's Annual Report for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered chartered accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The financial statements incorporated in this Offer and Circular by reference from Northern Orion's Annual Report for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered chartered accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The audited consolidated financial statements of Viceroy as at December 31, 2005 and 2004 and for each of the years in the two-year period ended December 31, 2005, incorporated by reference in this Offer and Circular, have been audited by PricewaterhouseCoopers LLP, which firm was independent of Viceroy at the date of issuance of its audit report.

26.   Stock Exchange Listing Applications

        The Offeror has applied to list the Yamana Common Shares to be issued in connection with the Offer and the Northern Orion Transaction on the TSX and the NYSE.

27.   Offerees' Statutory Rights

        Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

28.   Registration Statement Filed with the SEC

        A Registration Statement on Form F-10 under the US Securities Act has been filed, which covers the Shares to be issued pursuant to the Offer. The Offer and Circular do not contain all of the information set forth in the Registration Statement. Reference is made to the Registration Statement and the exhibits thereto for further information. The Registration Statement filed with the SEC concerning the Offer, including exhibits, is available to the public free of charge at the SEC's website at www.sec.gov.

29.   Directors' Approval

        The contents of the Offer and Circular have been approved, and the sending thereof to the security holders of Meridian has been authorized, by the Board of Directors of the Offeror.

30.   US Exchange Act Requirements

        The Offeror and Meridian are subject to the information requirements of the US Exchange Act and, in accordance with the US Exchange Act, file reports and other information with the SEC. Under a multijurisdictional disclosure system adopted by the United States, some reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. In addition, both the Offeror and Meridian are exempt from the rules under the US Exchange Act prescribing the furnishing and content of proxy statements, and their respective officers, directors and principal shareholders are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the US Exchange Act. Both the Offeror's and Meridian's US Exchange Act reports and other information filed with the SEC may be inspected and copied at the public reference facilities maintained by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operations and location of the public reference facilities of the SEC. Copies of the material the Offeror and Meridian file with the SEC may be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website (www.sec.gov) that makes available reports and other information that the Offeror and Meridian file or furnish electronically.

CONSENTS OF COUNSEL

To: The Directors of Yamana Gold Inc.

        We hereby consent to the reference to our name under "Canadian Federal Income Tax Considerations" and "Legal Matters" in the Offer and Circular dated July 19, 2007 made by Yamana Gold Inc. to the holders of common shares of Meridian Gold Inc.

Toronto, Ontario	(Signed) CASSELS BROCK & BLACKWELL LLP
July 19, 2007

To: The Directors of Yamana Gold Inc.

        We hereby consent to the reference to our name under "United States Income Tax Considerations" and "Legal Matters" in the Offer and Circular dated July 19, 2007 made by Yamana Gold Inc. to the holders of common shares of Meridian Gold Inc.

Toronto, Ontario	(Signed) DORSEY & WHITNEY LLP
July 19, 2007

SCHEDULE "A"

TABLE OF CONTENTS

Page
PRO FORMA CONSOLIDATED BALANCE SHEET AS AT MARCH 31, 2007	A-2
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2007	A-3
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2006	A-4
NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS	A-5 – A-13
SCHEDULES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS	A-14 – A-16

YAMANA GOLD INC.

PRO FORMA CONSOLIDATED BALANCE SHEET

March 31, 2007
(Unaudited)
(Expressed in thousands of US dollars)

	Yamana Gold Inc.	Meridian Gold Inc.		Initial Pro forma adjustments	Initial Yamana pro forma	Northern Orion Resources Inc.	Pro forma adjustments	Yamana consolidated pro forma
				(Note 6 (a))			(Note 6 (b))
Assets
Current assets
Cash and cash equivalents	$69,808	$102,100	(a)	$10,829	$182,737	$230,005	$(200,000)	$212,742
Short term investments	—	96,100		—	96,100	—	—	96,100
Restricted cash	—	13,800		—	13,800	—	—	13,800
Accounts receivable	49,481	6,600		—	56,081	—	—	56,081
Advances and deposits	29,592	—		—	29,592	502	—	30,094
Inventory	61,035	8,900		—	69,935	—	—	69,935
Income taxes recoverable	3,017	500		—	3,517	—	—	3,517
Marketable securities	—	—		—	—	980	—	980
Derivative related assets	4,926	—		—	4,926	—	—	4,926
Other current assets	—	17,600		—	17,600	581	—	18,181

	217,859	245,600		10,829	474,288	232,068	(200,000)	506,356
Property, plant and equipment	358,074	—		—	358,074	206	—	358,280
Assets under construction	194	—		—	194	—	—	194
Mineral properties	1,517,393	286,900	(a)	3,899,614	5,703,907	116,514	1,220,367	7,040,788
Available-for-sale securities	25,766	—		—	25,766	—	—	25,766
Share purchase warrants held	582	—		—	582	—	—	582
Other assets	36,413	20,500		—	56,913	—	—	56,913
Future income tax assets	55,794	—		—	55,794	—	—	55,794
Goodwill	55,000	—		—	55,000	—	—	55,000
Restricted cash	—	—		—	—	250	—	250
Equity investment in Minera Alumbrera Ltd.	—	—		—	—	86,523	—	86,523

	$2,267,075	$553,000		$3,910,443	$6,730,518	$435,561	$1,020,367	$8,186,446

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$54,955	$15,100	(a)	$17,000	$87,055	$3,252	$17,000	$107,307
Income taxes payable	10,823	—		—	10,823	—	—	10,823
Derivative related liabilities	53,358	—		—	53,358	—	—	53,358
Current portion of long-term debt	1,350	—		—	1,350	—	—	1,350
Other current liabilities	—	26,700		—	26,700	—	—	26,700

	120,486	41,800		17,000	179,286	3,252	17,000	199,538
Long-term liabilities
Asset retirement obligations	20,607	—		—	20,607	1,178	—	21,785
Future income tax liabilities	346,406	23,200	(a)	1,364,865	1,734,471	23,225	402,721	2,160,417
Long-term liabilities	17,442	106,200	(a)	300,000	423,642	—	(200,000)	223,642
Royalty and net proceeds interest payable	—	—		—	—	12,946	—	12,946

	$504,941	$171,200		$1,681,865	$2,358,006	$40,601	$219,721	$2,618,328

Non-controlling interest	—	15,300		—	15,300	—	—	15,300

Shareholders' equity
Capital stock
Common stock	1,699,044	402,600	(a)	2,192,478	4,294,122	294,078	658,610	5,246,810
Warrants	72,981	—		—	72,981	11,329	196,186	280,496
Additional paid-in capital including contributed surplus	45,514	8,100	(a)	(8,100)	45,514	11,941	23,462	80,917
Accumulated other comprehensive income	787	54,700	(a)	(54,700)	787	(2,988)	2,988	787
(Deficit) retained earnings	(56,192)	(98,900)	(a)(d)i	98,900	(56,192)	80,600	(80,600)	(56,192)

	1,762,134	366,500		2,228,578	4,357,212	394,960	800,646	5,552,818

	$2,267,075	$553,000		$3,910,443	$6,730,518	$435,561	$1,020,367	$8,186,446

YAMANA GOLD INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Three month period ended March 31, 2007
(Unaudited)
(Expressed in thousands of US dollars except per share amounts)

	Yamana Gold Inc.	Meridian Gold Inc.	Initial Pro forma adjustments	Initial Yamana pro forma	Northern Orion Resources Inc.	Pro forma adjustments	Yamana consolidated pro forma
			(Note 6 (a)(vi))			(Note 6 (b)(iv))
Sales	$145,133	$66,400	$—	$211,533	$—	$—	$211,533

Cost of sales	(58,174)	(20,800)	—	(78,974)	—	—	(78,974)
Depreciation, amortization and depletion	(10,254)	(8,300)	—	(18,554)	—	—	(18,554)
Accretion of asset retirement obligation	(330)	—	—	(330)	—	—	(330)

Mine operating earnings	76,375	37,300	—	113,675	—	—	113,675
Corporate administration	(8,258)	(4,300)	—	(12,558)	(747)	—	(13,305)
Property maintenance and exploration	—	(6,000)	—	(6,000)	(615)	—	(6,615)
Professional and consulting	—	—	—	—	(511)	—	(511)
Other	—	2,700	—	2,700	—	—	2,700
Foreign exchange (loss) gain	(1,419)	—	—	(1,419)	944	—	(475)
Loss on impairment of mineral properties	(1,821)	—	—	(1,821)	—	—	(1,821)
Non-production costs during business interruption	(6,024)	—	—	(6,024)	—	—	(6,024)
Stock-based compensation	(425)	—	—	(425)	—	—	(425)

Operating earnings (loss)	58,428	29,700	—	88,128	(929)	—	87,199
Investment and other business income	935	2,300	—	3,235	2,523	—	5,758
Equity earnings of Minera Alumbrera Ltd.	—	—	—	—	7,931	—	7,931
Interest expense	(2,387)	—	(5,625)	(8,012)	—	3,750	(4,262)
Unrealized loss on derivatives	(8,769)	—	—	(8,769)	—	—	(8,769)

Earnings before income taxes expense	48,207	32,000	(5,625)	74,582	9,525	3,750	87,857
Income tax expense	(20,781)	(13,100)	1,300	(32,581)	—	(750)	(33,331)

Net earnings	$27,426	$18,900	$(4,325)	$42,001	$9,525	$3,000	$54,526

Earnings per share (Note 7)
Basic	$0.08			$0.07			$0.08
Diluted	$0.07			$0.07			$0.08

YAMANA GOLD INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Year ended December 31, 2006
(Unaudited)
(Expressed in thousands of US dollars except per share amounts)

	Adjusted Yamana Gold Inc.	Meridian Gold Inc.		Initial Pro forma adjustments	Initial Yamana pro forma	Northern Orion Resources Inc.	Pro forma adjustments	Yamana consolidated pro forma
	(Schedule 1)			(Note 6)			(Note 6 (b)(iv))
Sales	$178,692	$240,000		$—	$418,692	$—	$—	$418,692

Cost of sales	(106,130)	(76,100)		—	(182,230)	—	—	(182,230)
Depreciation, amortization and depletion	(37,320)	(28,100)		—	(65,420)	—	—	(65,420)
Accretion of asset retirement obligation	(636)	—		—	(636)	—	—	(636)

Mine operating earnings	34,606	135,800		—	170,406	—	—	170,406
Corporate administration	(28,606)	(22,700)			(51,306)	(2,777)	—	(54,083)
Take-over bid expenses	(4,054)	—		—	(4,054)	—	—	(4,054)
Property maintenance and exploration	—	(26,600)		—	(26,600)	(1,825)	—	(28,425)
Professional and consulting	—	—		—	—	(2,087)	—	(2,087)
Foreign exchange gain	5,216	—		—	5,216	122	—	5,338
Loss on impairment of mineral properties	(3,675)	(4,600)		—	(8,275)	—	—	(8,275)
Stock-based compensation	(45,042)	—		—	(45,042)	(5,165)	—	(50,207)

Operating (loss) earnings	(41,555)	81,900		—	40,345	(11,732)	—	28,613
Investment and other business income	7,423	12,300		—	19,723	7,846	—	27,569
Equity earnings of Minera Alumbrera Ltd.	—	—		—	—	93,167	—	93,167
Interest expense	(28,935)	—	(a)(vi)	(22,500)	(51,435)	—	15,000	(36,435)
Unrealized loss on derivatives	(35,773)	—		—	(35,773)	—	—	(35,773)
Loss arising from assets sold	(2,186)	—		—	(2,186)	—	—	(2,186)
Write-off of other receivables and other business loss	(12,299)	—		—	(12,299)	(500)	—	(12,799)

(Loss) earnings before income taxes	(113,325)	94,200		(22,500)	(41,625)	88,781	15,000	62,156
Income tax recovery (expense)	25,941	(45,600)		5,000	(14,659)	(2,000)	(3,000)	(19,659)

Net (loss) earnings	$(87,384)	$48,600		$(17,500)	$(56,284)	$86,781	$12,000	$42,497

(Loss) earnings per share — (Note 7)
Basic	$(0.26)				$(0.10)			$0.07

Diluted	$(0.26)				$(0.10)			$0.06

YAMANA GOLD INC.

NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2007
(Unaudited)
(Expressed in thousands of US dollars, unless otherwise noted)

1.     BASIS OF PRESENTATION

  The unaudited pro forma consolidated financial statements have been prepared in connection with the proposed acquisitions of Meridian Gold Inc. ("Meridian") and Northern Orion Resources Inc. ("Northern Orion") by Yamana Gold Inc. ("Yamana"). The unaudited pro forma consolidated financial statements have been prepared for illustrative purposes only and give effect to the proposed transactions and recent acquisitions completed by Yamana pursuant to the assumptions described in Note 6 to these pro forma consolidated financial statements. The unaudited pro forma consolidated balance sheet as at March 31, 2007 gives effect to the proposed transactions by Yamana as if they had occurred as of March 31, 2007. The unaudited pro forma consolidated statements of operations for the three months ended March 31, 2007 and for the year ended December 31, 2006 give effect to the proposed transactions and recent acquisitions completed by Yamana as if they were completed on January 1, 2006.

  The pro forma consolidated financial statements are not necessarily indicative of the operating results or financial condition that would have been achieved if the proposed transaction had been completed on the dates or for the periods presented, nor do they purport to project the results of operations or financial position of the consolidated entities for any future period or as of any future date. The pro forma consolidated financial statements do not reflect any special items such as payments pursuant to change of control provisions or integration costs or operating synergies that may be incurred as a result of the acquisitions.

  The pro forma adjustments and allocations of the purchase price for Northern Orion and Meridian are based in part on estimates of the fair value of assets acquired and liabilities to be assumed. The final purchase price allocations will be completed after asset and liability valuations are finalized as of the date of the completion of the acquisitions. In addition, the allocations of the purchase price for recently completed acquisitions by Yamana are based in part on preliminary estimates of the fair values of the respective assets acquired and liabilities assumed and are open for subsequent adjustment based on valuations to be completed at a later date. Any final adjustments may change the allocation of purchase price which could affect the fair value assigned to the assets and liabilities in these unaudited pro forma consolidated financial statements.

  In compiling the unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of operations, the following historical information, that was prepared in accordance with Canadian GAAP, was used:

  (a)
  the unaudited consolidated balance sheet of Yamana as at March 31, 2007, and the unaudited consolidated statement of operations for the period from January 1, 2007 to March 31, 2007;

  (b)
  the unaudited consolidated balance sheet of Northern Orion as at March 31, 2007, and the unaudited consolidated statement of operations for the period from January 1, 2007 to March 31, 2007;

  (c)
  the unaudited consolidated balance sheet of Meridian as at March 31, 2007, and the unaudited consolidated statement of operations for the period from January 1, 2007 to March 31, 2007;

  (d)
  the audited consolidated financial statements of Yamana for the year ended December 31, 2006;

  (e)
  the audited consolidated financial statements of Northern Orion for the year ended December 31, 2006;

  (f)
  the audited consolidated financial statements of Meridian for the year ended December 31, 2006;

  (g)
  the unaudited consolidated statement of operations of Desert Sun Mining Corporation ("DSM") for the period from January 1, 2006 to March 31, 2006; and

  (h)
  the unaudited consolidated statement of operations of Viceroy Exploration Ltd. ("Viceroy") for the period from January 1, 2006 to September 30, 2006.

  The unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of operations should be read in conjunction with the March 31, 2007 unaudited interim consolidated financial statements and the December 31, 2006 audited consolidated financial statements including the notes thereto, as listed above.

  The accounting policies used in the compilation are set out in Yamana's consolidated financial statements for the year ended December 31, 2006. While management believes that accounting policies of Northern Orion and recently acquired entities are consistent in all material respects, accounting policy differences may be identified upon consummation of the proposed acquisition. Management has not had the opportunity to assess the impact, if any, of Meridian accounting policy differences with those of Yamana. Accounting policy differences may be identified upon consummation of the proposed acquisition.

2.     CONVERSION OF HISTORICAL FINANCIAL STATEMENTS TO US DOLLARS

  The unaudited pro forma consolidated financial statements are presented in US dollars and, accordingly, Viceroy's unaudited statement of operations for the nine months ended September 30, 2006 and for the period from October 1, 2006 to October 13, 2006, and DSM's unaudited statement of operations for the three months ended March 31, 2006 were converted from Canadian dollars to US dollars using the average exchange rate for each period.

  The exchange rates used for conversion to US dollars from Canadian dollars are as follows:

$
As at June 27, 2007	1.0705
Average for the nine months ended September 30, 2006	1.1327
Average for the period from October 1, 2006 to October 13, 2006	1.1277
Average for the three months ended March 31, 2006	1.1546

3.     ACQUISITION OF MERIDIAN

  On June 27, 2007, Yamana announced a proposal to acquire all the outstanding common shares of Meridian (the "Offer"). Under the Offer, the shareholders of Meridian will receive 2.235 Yamana shares plus $2.94 (Cdn$3.15) in cash. Based on a volume adjusted share price of $11.39 (Cdn$12.19), determined with reference to the share price of Yamana common shares for the two days prior to, the day of, and the two days subsequent to the date of announcement, the purchase price equates to total consideration of $28.40 (Cdn$30.39) per share. As at March 31, 2007, there were 101,152,948 common shares of Meridian outstanding.

  The business combination, if completed, will be accounted for as a purchase transaction with Yamana as the acquirer of Meridian. Yamana is not making an offer to acquire or substitute any options outstanding to acquire common shares of Meridian ("Meridian options"). For purposes of these pro forma financial statements it has been assumed that all Meridian options are exercised prior to the closing date and that Yamana will acquire the Meridian shares issued pursuant to the exercise of the Meridian options under the Offer.

  The fair value of the net assets of Meridian to be acquired pursuant to the Offer will ultimately be determined at the closing of the transaction. Therefore, it is likely that the fair values of assets and liabilities acquired will vary from those shown below and the differences may be material.

  The preliminary purchase price allocation is subject to change and is summarized as follows:

$
Purchase of Meridian shares (226,076,839 Yamana common shares)	2,574,189
Yamana shares issuable on exercise of Meridian options (1,834,555 Yamana common shares)	20,889
Cash consideration (including cash of $2,415 payable due to exercise of Meridian options)	300,063
Estimated transaction costs	17,000

Purchase consideration	2,912,141

  The purchase price was allocated as follows:

$
Net working capital acquired (including cash of $102.1 million)	214,692
Mineral property, plant and equipment, net	4,186,514
Other long-term assets	20,500
Long-term liabilities	(106,200)
Future income taxes	(1,388,065)
Non-controlling interest	(15,300)

2,912,141

  For the purposes of the pro forma financial statements, the excess of $3,899,614 of the purchase price over the carrying value of the assets acquired and the liabilities assumed has been allocated to mineral properties.

4.     ACQUISITION OF NORTHERN ORION

  Also on June 27, 2007, Yamana announced that it had entered into a business combination arrangement to acquire all the outstanding common shares of Northern Orion. Under the proposed transaction, the shareholders of Northern Orion will receive 0.543 of a Yamana common share for each Northern Orion common share outstanding. As at June 27, 2007, there were 154,087,161 common shares of Northern Orion outstanding. The volume adjusted share price of Yamana common shares for the period of two days prior to the day of the announcement, the day of the announcement, and the two days after the date of the announcement was $11.39 (Cdn$12.19).

  The business combination, if completed, will be accounted for as a purchase transaction, with Yamana as the acquirer of Northern Orion. Yamana will also exchange all outstanding options and share purchase warrants of Northern Orion for similar securities of Yamana which, for purposes of these pro forma consolidated financial statements, have been assumed to be at an exchange ratio of 0.543 and at a price equivalent to the original price divided by 0.543. The fair value of the net assets of Northern Orion to be acquired will ultimately be determined at the closing of the transaction. Therefore, it is likely that the fair values of assets and liabilities acquired will vary from those shown below and the differences may be material.

        The preliminary purchase price allocation is subject to change and is summarized as follows:

$
Purchase of Northern Orion shares (83,669,328 Yamana common shares)	952,688
Fair value of options and warrants acquired	242,918
Estimated transaction costs	17,000

Purchase consideration	1,212,606

  The purchase price was allocated as follows:

$
Net working capital acquired (including cash of $230.0 million)	229,066
Property plant and equipment, net	206
Mineral properties and other assets	1,336,881
Equity investment in Minera Alumbrera Ltd.	86,523
Long-term liabilities	(14,124)
Future income tax liability at 33%	(425,946)

1,212,606

  For the purposes of the pro forma financial statements, the excess of $1,220,367 of the purchase price over the carrying value of the assets acquired and the liabilities assumed has been allocated to mineral properties.

5.     RECENT ACQUISITION OF DSM AND VICEROY BY YAMANA

  (a)
  Acquisition of DSM

    On April 5, 2006, Yamana completed the acquisition of DSM which owns the Jacobina gold mine in the Bahia state of Brazil. Total consideration paid was approximately $632 million comprised of approximately 63.9 million common shares, transaction costs and substitution of issued options and share purchase warrants. Yamana exchanged all outstanding shares, options and share purchase warrants of DSM for similar securities of Yamana at an exchange ratio of 0.6 of a Yamana common share for 1 DSM common share or equivalent.

    Yamana has consolidated the results of operations from the Jacobina mine from the date of acquisition.

    The purchase price was calculated as follows:

$
Common shares issued to acquired 100% of DSM (63,746,381 Yamana common shares)	534,852
Fair value of options and warrants issued	92,658
Transaction costs	3,094
Shares issued for employee severance (174,068 common shares)	1,361

Purchase consideration	631,965

    The purchase price was allocated as follows:

$
Net working capital acquired (including cash of $18.1 million)	26,944
Property plant and equipment, net	37,792
Mineral properties and other assets	665,867
Other assets	3,548
Silicosis liability	(17,154)
Long-term liabilities	(6,954)
Future income taxes, net	(133,078)

Net identifiable assets	576,965
Residual purchase price allocated to goodwill	55,000

631,965

    As a result of this acquisition, the unaudited pro forma consolidated statements of operations for the year ended December 31, 2006 have been adjusted to include operations of DSM for the three month period ended March 31, 2006.

  (b)
  Acquisition of Viceroy

    On October 14, 2006, the Company acquired approximately 95% of the outstanding common shares of Viceroy. The Company offered Viceroy shareholders 0.97 of a Yamana common share for each Viceroy common share. Subsequently, the Company commenced and completed the compulsory acquisition of the remaining Viceroy common shares not already owned at the same ratio of 0.97 of a Yamana common share for each Viceroy common share. Yamana exchanged all outstanding shares, options and share purchase warrants of Viceroy for similar securities of Yamana at an exchange ratio of 0.97 of a Yamana common share for 1 Viceroy common share or equivalent. Total consideration paid was approximately $549.1 million. Yamana has consolidated the results of operations from October 13, 2006.

    The business combination was accounted for as a purchase transaction with Yamana as acquirer of Viceroy. The preliminary purchase price allocation is subject to change and is summarized as follows:

$
Purchase of Viceroy shares (52,542,397 Yamana common shares)	509,842
Fair value of options and warrants issued	35,230
Estimated transaction costs	4,075

Purchase consideration	549,147

    The purchase price was allocated as follows:

$
Net working capital acquired	53,881
Property plant and equipment, net	1,666
Mineral properties	661,094
Other assets	2,794
Future income tax liability at 30%	(170,288)

549,147

6.     EFFECT OF TRANSACTIONS ON THE CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

  The pro forma consolidated financial statements incorporate the following pro forma assumptions:

  (a)
  Meridian assumptions

  (i)
  The assumption that Yamana acquires 100% of the outstanding common shares of Meridian as a result of the Offer;

  (ii)
  The assumption that all of the stock options of Meridian that were outstanding are exercised and converted into Meridian common shares which are acquired by Yamana pursuant to the Offer;

  (iii)
  The pro forma consolidated financial statements include information from the financial statements of Meridian as at March 31, 2007 and for the three months ended March 31, 2007 and the year ended December 31, 2006. It has been assumed that asset classifications are consistent with those used by Yamana in their presentation;

  (iv)
  It has been assumed that Meridian's accounting policies conform to those of Yamana;

  (v)
  There has been no depletion adjustment calculated on the excess of the purchase price over the assets acquired as the allocation of the fair value adjustment is not known and cannot be estimated at this time; and

  (vi)
  It has been assumed that Yamana borrowed $200 million from Northern Orion and drew down $100 million of a revolving line of credit in order to finance the cash component of the acquisition of Meridian.

  (b)
  Northern Orion assumptions

  (i)
  The assumption that Yamana acquires 100% of the outstanding common shares of Northern Orion as a result of the transaction;

  (ii)
  The assumption that, as at June 27, 2007, 12,567,500 stock options and 56,571,850 share purchase warrants of Northern Orion were outstanding and were exchanged for 6,824,153 stock options and 30,718,515 share purchase warrants of Yamana with fair values of $35,403 and $207,515, respectively. We have assumed that all options vest immediately upon completion of the transaction;

  (iii)
  There has been no depletion adjustment calculated on the excess of the purchase price over the assets acquired as the allocation of the fair value adjustment is not known and cannot be estimated at this time;

  (iv)
  The amount of interest on the loan provided by Northern Orion with respect to the acquisition of Meridian has been eliminated assuming the acquisition of Northern Orion; and

  (v)
  The cash component of the Northern Orion acquisition is approximately $60 and has not been reflected in these pro forma financial statements.

  (c)
  Viceroy and DSM assumptions

  (i)
  Including operating expenses for Viceroy for the period from October 1 to October 13, 2006.

    (ii)
    Depreciation, amortization and depletion expense

    It is assumed that the addition to mineral properties related to the excess of the purchase price over the assets acquired of DSM would be amortized on a unit-of-production basis over the proven, probable and possible reserves. In relation to DSM, the additional amortization for year ended December 31, 2006 would be $2,371; and

    (iii)
    Tax effect

    The tax effect of the additional mineral property amortization of DSM above for the year ended December 31, 2006 would be a pro forma recovery of $806.

  (d)
  Other assumptions

  (i)
  Transaction costs of Northern Orion, estimated to be in the amount of $20 million, have not been given effect in these pro forma financial statements. Yamana has no knowledge of the costs incurred by Meridian with respect to this transaction.

7.     YAMANA SHARES OUTSTANDING AND LOSS PER SHARE

  The average number of shares used in the computation of pro forma basic and diluted earnings (loss) per share has been determined as follows:

	March 31, 2007	December 31, 2006
Basic
Weighted average shares outstanding for the period	352,674,000	276,617,000
Issued to acquire Viceroy	—	41,742,000
Issued to acquire DSM	—	16,822,000

Weighted average pro forma shares of Yamana	352,674,000	335,181,000
Issued to acquire Meridian	227,911,395	227,911,395

	580,585,395	563,092,395
Issued to acquire Northern Orion	83,669,330	83,669,330

Pro forma weighted average shares of Yamana	664,254,725	646,761,725

	March 31, 2007	December 31, 2006
Diluted
Weighted average pro forma shares of Yamana	352,674,000	335,181,000
Issued to acquire Meridian	227,911,395	227,911,395
Dilutive effect of Yamana options and warrants	14,647,957	11,967,500

	595,233,352	575,059,895
Issued to acquire Northern Orion	83,669,330	83,669,330
Dilutive effect of Northern Orion options and warrants	18,414,423	18,414,423

	697,317,105	677,143,648

8.     DIFFERENCES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES BETWEEN CANADA AND THE UNITED STATES OF AMERICA

  These pro forma consolidated financial statements have been prepared in accordance with Canadian GAAP. The pro forma financial statements prepared in accordance with US GAAP as at December 31, 2006 and for the year then ended are summarized as follows:

  Pro forma consolidated balance sheet in accordance with US GAAP

	Yamana Gold Inc.	Meridian Gold Inc.	Northern Orion Resources Inc.	Pro forma adjustments	Yamana consolidated pro forma
	(As reported)	(As reported)	(As reported)	(Note 6)
Assets
Current assets
Cash and cash equivalents	$69,680	$92,800	$178,956	$(189,171)	$152,265
Short term investments	—	84,000	—	—	84,000
Restricted cash	—	13,800	—	—	13,800
Accounts receivable, advances and deposits	30,280	6,200	144	—	36,624
Inventory	51,216	7,000	—	—	58,216
Other current assets	2,248	16,200	1,460	—	19,908

	153,424	220,000	180,560	(189,171)	364,813
Assets under construction	224,650	—	—	—	224,650
Mineral properties and property, plant and equipment	1,583,490	276,100	34,037	5,253,890	7,147,517
Other assets	122,641	31,900	360	—	154,901
Goodwill	55,000	—	—	—	55,000
Equity investment in Minera Alumbrera Ltd.	—	—	128,914	—	128,914

	$2,139,205	$528,000	$343,871	$5,064,719	$8,075,795

Liabilities
Current liabilities	100,461	45,500	3,106	34,000	183,067
Long-term liabilities
Asset retirement obligations	18,720	—	1,155	—	19,875
Future income tax liabilities	325,450	17,600	—	1,812,419	2,155,469
Long-term liabilities	17,049	104,000	—	100,000	221,049
Royalty and net proceeds interest payable	—	—	12,826	—	12,826

	461,680	167,100	17,087	1,946,419	2,592,286

Non-controlling interest	—	15,300	—	—	15,300

Shareholders' equity
Capital stock
Common stock	1,619,850	402,000	288,682	2,857,084	5,167,616
Shares to be issued	42,492	—	—	—	42,492
Warrants	—	—	11,926	195,589	207,515
Additional paid-in capital including contributed surplus	129,215	7,000	12,434	15,969	164,618
Accumulated other comprehensive income	(4,632)	53,500	2,029	(55,529)	(4,632)
(Deficit) surplus	(109,400)	(116,900)	11,713	105,187	(109,400)

	1,677,525	345,600	326,784	3,118,300	5,468,209

	$2,139,205	$528,000	$343,871	$5,064,719	$8,075,795

  Pro forma results of operations for the year ended December 31, 2006, in accordance with US GAAP, is as follows:

$
Yamana net loss as reported	(88,072)
Meridian net income as reported	49,200
Northern Orion net income as reported	73,171
DSM net loss for the three months ended March 31, 2006 in accordance with US GAAP	(12,993)
Viceroy net loss from January 1, 2006 to October 13, 2006 in accordance with US GAAP	(27,894)
Interest expense on revolving line of credit (Note 6 (a) (vi)	(7,500)
Income tax impact of the above adjustments	4,008

Pro forma net loss — US GAAP	(10,080)

Other comprehensive (loss) income
Unrealized loss on available-for-sale securities	(3,907)
Future employee benefits	(1,000)
Foreign currency translation adjustments	(100)

Pro forma comprehensive loss	(15,087)

Loss per share — basic	(0.02)
Comprehensive loss per share — basic	(0.02)

  If the transaction with Northern Orion is not completed, the pro forma net loss in accordance with US GAAP would be approximately $98,000 (including the interest expense of $15,000 with respect to the loan provided by Northern Orion to finance the acquisition of Meridian).

  Significant differences between Canadian GAAP pro forma information and US GAAP pro forma information reflect the undernoted.

  (i)
  Mineral properties — exploration costs and depletion

    Under Canadian GAAP, resource property acquisition costs and exploration costs may be deferred and amortized to the extent they meet certain criteria. Capitalized costs under Canadian GAAP are amortized on a unit-of-production basis based on proven, probable and possible reserves.

    Under US GAAP, acquisition costs and exploration costs must be expensed as incurred unless the resource properties have proven and probable reserves at which time costs incurred to bring the mine into production are capitalized as development costs. Capitalized costs are then amortized on a unit-of-production basis based on proven and probable reserves. An additional depletion and exploration expense is required to be recognized under US GAAP.

  (ii)
  Pre-operating costs

    US GAAP requires pre-operating costs to be expensed as incurred. Canadian GAAP allows pre-operating costs to be capitalized until commercial production is established.

  (iii)
  Investments

    Under US GAAP, items such as unrealized gains and losses on investments classified as available for sale are required to be shown separately in the derivation of comprehensive income. Under US GAAP, investments classified as available for sale are carried at the quoted market values. Under Canadian GAAP, gains and losses on marketable equity securities are noted in the footnotes and recognized in the statement of operations only when the investment is sold.

  (iv)
  Comprehensive loss

    In May 1993, the FASB issued SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS No. 115"). Under SFAS No. 115, management determines the appropriate classification of investments in debt and equity securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Under SFAS No. 115, equity securities and long-term investments are classified as available-for-sale securities and accordingly, the Company is required to include the net unrealized holding gain or loss on these securities in other comprehensive income. SFAS No. 130, Reporting Comprehensive Income, establishes standards for the reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements.

  (v)
  Pension costs

    In September 2006, the FASB issued FAS 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, which requires the recognition in the Company's financial statements the funding status of a benefit plan and that the plan assets and benefit obligations be measured as of the date of the employer's fiscal year-end statement of financial position. Under FAS 158 the Company is required to recognize unamortized actuarial gains and losses, prior service cost and remaining transitional amounts not recognized under Canadian GAAP, with the offset to comprehensive income.

  Management has not provided a reconciliation to US GAAP for the financial position at March 31, 2007 and the results of operations for the three month period ended March 31, 2007. The information required to complete the reconciliation is not available. In the opinion of management, the material variation in accounting principles, practices and methods at March 31, 2007 and for the three month period then ended would be consistent with those disclosed with respect to December 31, 2006. In addition, Yamana, Northern Orion and Meridian were required to adopt FIN No. 48, Accounting for Uncertainty in Tax Positions, an Interpretation of FASB Statement No. 109, with effect from January 1, 2007. Management cannot determine if adoption of FIN No. 48 will give rise to a significant or material Canadian-United States GAAP difference due to limited access to information as at the time of preparation of these pro forma financial statements.

9.     SUPPLEMENTARY INFORMATION

  (a)
  Book value per share
	Yamana and Meridian		Yamana, Meridian and Northern Orion
	March 31, 2007	December 31, 2006	March 31, 2007	December 31, 2006
	$	$	$	$
In accordance with
Canadian GAAP	7.49	N/A	8.34	N/A
US GAAP	N/A	7.47	N/A	8.33
  (b)
  Ratio of earnings to fixed charges
	Yamana and Meridian		Yamana, Meridian and Northern Orion
	March 31, 2007	December 31, 2006	March 31, 2007	December 31, 2006
In accordance with
Canadian GAAP
Ratio	12.26	—	31.56	4.83
Deficiency	—	$(46,781)	—	—
US GAAP
Ratio	N/A	—	N/A	—
Deficiency	N/A	$(62,759)	N/A	$(11,588)

YAMANA GOLD INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS OF YAMANA GOLD INC.

Adjusted for recent acquisitions

Year ended December 31, 2006
(Unaudited)
(Expressed in thousands of US dollars)

Schedule 1

	Yamana Gold Inc.	Desert Sun Mining Corp.	Viceroy Exploration Ltd.	Pro forma adjustments	Adjusted Yamana Gold Inc.
		(3 months) (Schedule 2)	(9 months) (Schedule 3)	(Note 6 (c))
Sales	$169,206	$9,486	$—	$—	$178,692

Cost of sales	(100,004)	(6,126)	—	—	(106,130)
Depreciation, amortization and depletion	(33,510)	(1,403)	(30)	(2,377)	(37,320)
Accretion of asset retirement obligation	(636)	—	—	—	(636)

Mine operating earnings (loss)	35,056	1,957	(30)	(2,377)	34,606
Corporate administration	(24,350)	(1,995)	(1,693)	(568)	(28,606)
Take-over bid expenses	—	—	(1,230)	(2,824)	(4,054)
Foreign exchange gain (loss)	343	4,884	(20)	9	5,216
Loss on impairment of mineral properties	(3,675)	—	—	—	(3,675)
Stock-based compensation	(41,099)	(1,542)	(2,401)	—	(45,042)

Operating (loss) earnings	(33,725)	3,304	(5,374)	(5,760)	(41,555)
Investment and other business income	5,328	245	1,638	212	7,423
Interest expense	(28,846)	(89)	—	—	(28,935)
Unrealized loss on commodity contracts	(35,773)	—	—	—	(35,773)
Loss arising from assets sold	(2,186)	—	—	—	(2,186)
Write-off of other receivables and other
business loss	—	(12,299)	—	—	(12,299)

Loss before income taxes	(95,202)	(8,839)	(3,736)	(5,548)	(113,325)
Income tax recovery	25,039	96	—	806	25,941

Net loss	$(70,163)	$(8,743)	$(3,736)	$(4,742)	$(87,384)

YAMANA GOLD INC.

STATEMENT OF OPERATIONS OF DESERT SUN MINING CORP.

Three month period ended March 31, 2006
(Expressed in thousands of dollars)

Schedule 2

	As reported Cdn$	US$
		(Note 2)
Sales	$10,953	$9,486

Cost of sales	(7,074)	(6,126)
Depreciation, amortization and depletion	(1,620)	(1,403)

Mine operating earnings	2,259	1,957
Corporate administration	(2,304)	(1,995)
Foreign exchange gain	5,639	4,884
Stock-based compensation	(1,780)	(1,542)

Operating earnings	$3,814	$3,304

Investment and other business income	283	245
Interest expense	(103)	(89)
Write-off of other receivables and other business loss	(14,201)	(12,299)

Loss before income taxes	(10,207)	(8,839)
Income tax recovery	111	96

Net loss	$(10,096)	$(8,743)

YAMANA GOLD INC.

STATEMENT OF OPERATIONS OF VICEROY EXPLORATION LTD.

Nine month period ended September 30, 2006
(Unaudited)
(Expressed in thousands of dollars)

Schedule 3

	As reported Cdn$	US$
		(Note 2)
Depreciation, amortization and depletion	$(33)	$(30)

Corporate administration	(1,918)	(1,693)
Take-over bid expenses	(1,394)	(1,230)
Foreign exchange loss	(23)	(20)
Stock-based compensation	(2,720)	(2,401)

Operating loss	(6,088)	(5,374)
Investment and other business income	1,856	1,638

Net loss for the period	$(4,232)	$(3,736)

SCHEDULE "B"

CERTAIN INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS
OF YAMANA

        Set forth in the table below is the name, province or state and country of residence, country of citizenship, age, position(s) with Yamana, current principal occupation and principal occupation during the past five years of each director and executive officer of Yamana, as well as the period(s) during which each has served as a director of Yamana.

        During the past five years, none of the individuals listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, US federal or state securities laws, or a finding of any violation of US federal or state securities laws.

Name, Province/State and Country of Residence	Position with Yamana and Period(s) Served as a Director	Current Principal Occupation and during the Past Five Years

PETER MARRONE Residence — Ontario, Canada Citizenship — Canadian Age — 47	Chairman, Chief Executive Officer and a Director since July 31, 2003
Chairman and Chief Executive Officer of Yamana and former President of Yamana since 2003 to present; Executive Vice President and Managing Director, Investment Banking of Canaccord Capital Corporation from 2001 until 2003
ANTENOR F. SILVA, JR. Residence — Rio de Janeiro, Brazil Citizenship — Brazilian Age — 65	President and Chief Operating Officer and a Director since July 31, 2003	President and Chief Operating Officer of Yamana since 2003 to present; Chief Operating Officer of Santa Elina Mines Corporation from 1994 to 2003
PATRICK J. MARS Residence — Ontario, Canada Citizenship — Canadian Age — 67	Director since August 16, 2001(1)	President of P.J. Mars Investments Limited (private investment company); Chairman of SAGE Gold Inc. since 2001 to present; Mining consultant
JUVENAL MESQUITA FILHO Residence — São Paulo, Brazil Citizenship — Brazilian Age — 57	Director since July 31, 2003	President of Mineração Santa Elina S/A (mining company) since 1988 to present; Director of Santa Elina Mines Corporation since 1996 to present
C. NIGEL LEES Residence — Ontario, Canada Citizenship — British Age — 64	Director since June 16, 2005
President of C.N. Lees Investments Limited (private investment and consulting company) since 1980 to present; President and Chief Executive Officer of SAGE Gold Inc. since 2003 to present; former President and Chief Executive Officer of Sunblush Technologies Corporation from 1994 to 2002

DINO TITARO Residence — Ontario, Canada Citizenship — Canadian Age — 55	Director since August 5, 2005
President and Chief Executive Officer of Carpathian Gold Inc. from 2003 to present; former President and Chief Executive Officer of A.C.A. Howe International Limited (a geological and mining consulting firm) from 1986 to 2003
VICTOR H. BRADLEY Residence — Ontario, Canada Citizenship — Canadian Age — 71	Director since February 7, 1995
Chairman of Aura Gold Inc. and former President and Chief Executive Officer of Aura Gold Inc. since 2006 to present; President and Chief Executive Officer of Yamana from 1994 until 2003; President and Chief Executive Officer of Nevoro Inc. since 2007 to present; Chairman of Osisko Explorations Ltée since 2006 to present; mining consultant; Chartered Accountant
JOHN A. BEGEMAN Residence — South Dakota, United States Citizenship — United States Age — 53	Director since May 2, 2007
Chief Operating Officer of Wolfden Resources Inc. since 2006 to present; Vice President of Goldcorp Inc. and Mine Superintendent, Mine Manager and General Manager within Goldcorp. Inc. from 1987 to 2006
CHARLES B. MAIN Residence — Ontario, Canada Citizenship — Canadian Age — 50	Vice President, Finance and Chief Financial Officer
Vice President, Finance and Chief Financial Officer of Yamana since 2003 to present; Director of Corporate Development of Newmont Capital Corporation, Vice-President of Normandy Mining Limited and Chief Financial Officer and Director of Banff Resources Ltd. from 2000 to 2003; Chartered Accountant.
GREG MCKNIGHT Residence — Ontario, Canada Citizenship — Canadian Age — 45	Vice President, Business Development	Vice President, Business Development of Yamana since 2004 to present; Director of Investment Banking Division of Canaccord Capital Corporation from 2001 to 2004

EVANDRO CINTRA Residence — São Paulo, Brazil Citizenship — Brazilian Age — 44	Vice President, Exploration	Vice President, Exploration of Yamana since 2003 to present; Exploration Director for Yamana from 2003 to 2006 and Ore Reserves Manager for Santa Elina Mines Corporation from 1998 to 2003
LUDOVICO COSTA Residence — São Paulo, Brazil Citizenship — Brazilian Age — 49	Vice President, Operations	Vice President, Operations of Yamana since 2007 to present; senior management positions at Companhia Vale do Rio Doce (CVRD) from 2003 to 2006 and at Rio Tinto plc from 2000 to 2003
ARÃO PORTUGAL Residence — São Paulo, Brazil Citizenship — Brazilian Age — 53	Vice President, Administration and Human Resources
Vice President, Administration and Human Resources of Yamana since 2004 to present; General Manager and Director of Mineração Fazenda Brasileiro and Yamana Desenvolvimento Mineral S.A. (subsidiaries of Yamana) from 2003 to 2004; various senior executive positions within Companhia Vale do Rio Doce (CVRD) from 1975 to 2003
JACQUELINE A. JONES Residence — Ontario, Canada Citizenship — Canadian Age — 43	Vice President, Legal, General Counsel and Assistant Corporate Secretary	Vice President, Legal, General Counsel and Assistant Corporate Secretary of Yamana since 2005 to present; Counsel, Securities, at Nortel Networks (telecommunications equipment maker) from 1999 to 2005
MARK T. BENNETT Residence — Ontario, Canada Citizenship — Canadian Age — 37	Corporate Secretary	Partner at the law firm of Cassels Brock & Blackwell LLP since 2001 to present

(1)
Mr. Mars also served as a director of Yamana between February 7, 1995 and February 18, 1999.

Any questions and requests for assistance may be directed to
Kingsdale Shareholder Services Inc. and the Dealer Managers for the Offer
at the telephone numbers and location set out below:

The Exchange Tower
130 King Street West, Suite 2950, P.O. Box 361
Toronto, Ontario
M5X 1E2

North American Toll Free Phone:
1-866-879-7644
Email: contactus@kingsdaleshareholder.com
Facsimile: 416-867-2271
Toll Free Facsimile: 1-866-545-5580
Outside North America, Banks and Brokers Call Collect: 416-867-2272

The Dealer Managers for the Offer May be Contacted at
the Following Telephone Numbers and Location:

In Canada:	In the United States:

Genuity Capital Markets Scotia Plaza, Suite 4900 40 King Street West, PO Box 1007 Toronto, ON M5H 3Y2	Genuity Capital Markets USA Corp. 717 Fifth Avenue, Suite 1403 New York, New York 10022
Telephone: 416-603-6000 Toll Free: 877-603-6001 Fax: 416-603-3099	Telephone: 212.644.0001 Fax: 212.644.1341

Canaccord Capital Corporation BCE PLACE 161 Bay Street, Suite 2900 P.O. Box 516 Toronto, ON Canada M5J 2S1 Telephone: (416) 869-7368 Toll Free (Canada): 1-800-382-9280 Toll Free (US): 1-800-896-1058	Canaccord Adams Inc. 99 High Street, Suite 1200 Boston, MA 02110 United States Telephone: (617) 371-3900 Toll Free: 1-800-225-6201 Fax: (617) 371-3798

QuickLinks

Schedule (a)(1)(A)
NOTICE TO SHAREHOLDERS IN THE UNITED STATES
NOTICE TO SHAREHOLDERS IN THE UNITED KINGDOM
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
INFORMATION CONCERNING MERIDIAN
INFORMATION CONCERNING NORTHERN ORION
NOTICE TO HOLDERS OF OPTIONS
REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES
NOTE CONCERNING MINERAL RESOURCE CALCULATIONS
EXCHANGE RATES
SUMMARY TERM SHEET
SUMMARY OF THE OFFER
SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
Summary of Principle Differences Between Canadian GAAP and US GAAP
DEFINITIONS
OFFER
CIRCULAR
Summary of Principle Differences Between Canadian GAAP and US GAAP
CONSENTS OF COUNSEL
SCHEDULE "A" TABLE OF CONTENTS
YAMANA GOLD INC. PRO FORMA CONSOLIDATED BALANCE SHEET March 31, 2007 (Unaudited) (Expressed in thousands of US dollars)
YAMANA GOLD INC. PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS Three month period ended March 31, 2007 (Unaudited) (Expressed in thousands of US dollars except per share amounts)
YAMANA GOLD INC. PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS Year ended December 31, 2006 (Unaudited) (Expressed in thousands of US dollars except per share amounts)
NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS OF YAMANA GOLD INC.
YAMANA GOLD INC. STATEMENT OF OPERATIONS OF DESERT SUN MINING CORP. Three month period ended March 31, 2006 (Expressed in thousands of dollars)
YAMANA GOLD INC. STATEMENT OF OPERATIONS OF VICEROY EXPLORATION LTD. Nine month period ended September 30, 2006 (Unaudited) (Expressed in thousands of dollars)
SCHEDULE B